As filed with the Securities and Exchange Commission on February 2, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

UNION BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	6022	54-1598552
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

212 North Main Street

Bowling Green, Virginia 22427

(804) 633-5031

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter A. Seitz, Esq.

Executive Vice President and General Counsel

Union Bankshares Corporation

212 North Main Street

Bowling Green, Virginia 22427

(804) 632-2115

(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies of all correspondence to:

George P. Whitley, Esq. Scott H. Richter, Esq. LeClair Ryan, A Professional Corporation 707 East Main Street, 11th Floor Richmond, Virginia 23219 (804) 783-2003	Wayne A. Whitham, Jr., Esq. John M. Oakey, III, Esq. Williams Mullen 1021 East Cary Street Two James Center Richmond, Virginia 23219 (804) 643-1991

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, $2.00 par value	1,500,000	N/A	$48,638,639	$6,163

(1)	Represents the estimated maximum number of shares of common stock of Union Bankshares Corporation (“Union”) to be issued pursuant to the Agreement and Plan of Reorganization, dated as of December 18, 2003, by and between Union and Guaranty Financial Corporation (“Guaranty”), including shares of common stock issuable upon exercise of options to acquire Guaranty common stock that may be converted into options to acquire Union common stock.
(2)	Pursuant to Rule 457(f) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate market value of the estimated maximum number of shares of Guaranty common stock to be received by Union in the merger, based upon the average of the high and low sale prices of Guaranty common stock on the Nasdaq National Market on January 27, 2004 ($27.40), which was reduced by an estimated amount of cash ($8,107,008) to be paid by Union.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Guaranty

FINANCIAL CORPORATION

Dear Fellow Shareholders:

You are cordially invited to attend a special meeting of shareholders of Guaranty Financial Corporation to be held at the                                 , Charlottesville, Virginia on                     ,                     , 2004 at         :             .m.

At the special meeting, you will be asked to consider and vote upon a proposal to approve an agreement and plan of reorganization pursuant to which Guaranty will merge with Union Bankshares Corporation, a multi-bank holding company headquartered in Bowling Green, Virginia.

If the merger agreement is approved by Guaranty shareholders and the merger is subsequently completed, each outstanding share of Guaranty common stock will be converted into the right to receive:

•	$28.00 in cash or

•	0.842 shares of Union common stock.

You will have the opportunity to elect to receive cash or Union common stock, or a combination of cash and Union common stock, for your shares of Guaranty common stock, subject to allocation procedures set forth in the merger agreement. These allocation procedures are intended to ensure that 60% of the outstanding shares of Guaranty common stock will be converted into the right to receive Union common stock and 40% of the outstanding shares of Guaranty common stock will be converted into the right to receive cash. Because of these procedures, the actual allocation of Union common stock and/or cash you receive will depend on the elections of other Guaranty shareholders and may be different from what you elect.

Union’s common stock trades on the Nasdaq National Market under the symbol “UBSH.” On                     , 2004, the closing price of Union common stock was $            .

The merger cannot be completed unless holders of a majority of the outstanding shares of Guaranty common stock vote in favor of approval of the merger agreement at the special meeting. If approved, we anticipate the merger will occur in the second quarter of 2004.

Your Board of Directors has unanimously approved the merger and believes it is in the best interests of Guaranty and you, our shareholders. Accordingly, the Board unanimously recommends that you vote “FOR” approval of the merger agreement.

The accompanying proxy statement/prospectus provides you with detailed information about the special meeting and the proposed merger. We encourage you to read this entire document carefully, including the section discussing risk factors beginning on page         . You can also obtain more information about Union and Guaranty in documents each has filed with the Securities and Exchange Commission.

Your vote is important. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. If you do not return your card or vote in person, the effect will be a vote against approval of the merger agreement.

We look forward to seeing you at the meeting.

Sincerely yours,

William E. Doyle, Jr.

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the Union common stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The shares of Union common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated                     , 2004 and was first mailed to shareholders on or about                     , 2004.

GUARANTY FINANCIAL CORPORATION

1658 State Farm Boulevard

Charlottesville, Virginia 22911

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                     , 2004

A special meeting of shareholders of Guaranty Financial Corporation (“Guaranty”) will be held on                     ,                     , 2004 at         :             .m. at the                                     , Charlottesville, Virginia, for the following purposes:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of December 18, 2003, by and between Union Bankshares Corporation (“Union”) and Guaranty, and a related Plan of Merger (together, the “merger agreement”), providing for the merger of Guaranty with and into Union upon the terms and conditions therein and as described in the accompanying proxy statement/prospectus. A copy of the merger agreement is attached as Appendix I to the accompanying proxy statement/prospectus.

2.	To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

3.	To transact such other business as may properly come before the special meeting or any adjournments or postponements of the meeting.

We have fixed                     , 2004, as the record date for the special meeting. Only holders of record of Guaranty common stock at the close of business on that date are entitled to receive notice of and to vote at the special meeting or any adjournments or postponements of the meeting.

By Order of the Board of Directors

Tara Y. Harrison

Corporate Secretary

                    , 2004

Our board of directors has determined that the merger agreement is in the best interests of Guaranty and its shareholders, and unanimously recommends that shareholders vote “FOR” approval of the merger agreement.

Your vote is very important. Whether or not you plan to attend the special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope. Failure to vote your shares by mail or in person at the special meeting, will have the same effect as a vote against the merger agreement.

ADDITIONAL INFORMATION

Important business and financial information about Union Bankshares Corporation and Guaranty Financial Corporation is incorporated in this proxy statement/prospectus by reference to other documents that are not included or delivered with this proxy statement/prospectus. You may obtain copies of these documents without charge by requesting them in writing or by telephone from the companies as follows:

Union Bankshares Corporation 212 North Main Street Bowling Green, Virginia 22427 Telephone: (804) 632-2112 Attention: D. Anthony Peay, Corporate Secretary	Guaranty Financial Corporation 1658 State Farm Boulevard Charlottesville, Virginia 22911 Telephone: (434) 970-1100 Attention: Tara Y. Harrison, Corporate Secretary

If you would like to request any documents, please do so by                     , 2004 in order to receive them before the special meeting.

For additional information regarding where you can find information about the companies, see “Where You Can Find More Information” beginning on page         .

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APPENDICES

I	Agreement and Plan of Reorganization (excluding certain exhibits)
II	Opinion of Davenport & Company LLC
III	Guaranty’s Annual Report on Form 10-KSB for the year ended December 31, 2002
IV	Guaranty’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003

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QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What am I being asked to vote upon?

A:	You are being asked to approve the merger agreement. The merger agreement provides for the acquisition by Union of Guaranty. Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Guaranty’s common stock.

The Guaranty board unanimously approved and adopted the merger agreement, and unanimously recommends voting for the approval of the merger agreement.

You are also being asked to approve a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement. This proposal requires approval by a majority of the votes cast at the special meeting.

The Guaranty board unanimously recommends voting for the approval of the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies.

Q:	Why is Guaranty merging with Union?

A:	Both the Guaranty board and the Union board believe the merger is in the best interests of their respective companies and will provide significant benefits to you. The boards believe the merger will permit the combined operations of Guaranty and Union to be better positioned as a stronger competitor in the ever changing and consolidating financial services industry in Virginia. To review the background and reasons for the merger in greater detail, see pages through .

Q:	What will I receive in the merger?

A:	As a result of the merger, each outstanding share of Guaranty common stock will be converted into the right to receive (a) $28.00 in cash or (b) 0.842 shares of Union common stock. You will have the opportunity to elect to receive cash or Union common stock, or a combination of cash and Union common stock, for your shares of Guaranty common stock, subject to allocation procedures set forth in the merger agreement. These allocation procedures are intended to ensure that 60% of the outstanding shares of Guaranty common stock will be converted into the right to receive Union common stock and 40% of the outstanding shares of Guaranty common stock will be converted into the right to receive cash. Because of these procedures, the actual allocation of Union common stock and/or cash you receive will depend on the elections of other Guaranty shareholders and may be different from what you elect.

Q:	What are the tax consequences of the merger to me?

A:	You generally will not recognize any gain or loss on the conversion of shares of Guaranty common stock solely into shares of Union common stock. However, you generally will recognize gain if you receive cash either in exchange for your shares of Guaranty common stock or in lieu of any fractional share of Union common stock that you would otherwise be entitled to receive. To review the tax consequences in greater detail, see pages and .

Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	Will I receive dividends after the merger?

A:	Union paid semi-annual dividends of $0.29 and $0.31 per share in 2003. Union expects that it will continue to pay at least this amount in dividends in the future, but may change that policy based on business conditions, Union’s financial condition and earnings or other factors. In 2003, Guaranty paid cash dividends to its shareholders totaling to $0.30 per share. For more dividend information on Union and Guaranty, see page .

Q:	What should I do now?

A:	Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the merger and in favor of any adjournment. If you do not sign and send in your proxy, or you abstain or if you do not vote in person, it will have the effect of a vote against the merger.

The special meeting will take place at             :             _.m. on             ,             , 2004. You may attend the meeting and vote your shares in person, rather than voting by proxy. In addition, you may withdraw and revoke your proxy up to and including the day of the meeting by following the directions on pages              and              and either change your vote or attend the meeting and vote in person. If you hold your shares in “street name” you will need additional documents from your broker in order to vote your shares in person at the special meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. Your broker will vote your shares of Guaranty common stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares following the directions the broker provides. If you do not provide instructions to your broker, your shares will not be voted and this will have the effect of voting against the merger.

Q:	When is the merger expected to be completed?

A:	We anticipate completing the merger in the second quarter of 2004.

Q:	Should I send in my stock certificates now?

A:	No, you should not send in your stock certificates at this time. Instructions for surrendering your Guaranty common stock certificates in exchange for the merger consideration will be sent to you after we complete the merger.

Q:	Who can help answer my questions?

A:	If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

William E. Doyle, Jr. President and Chief Executive Officer Guaranty Financial Corporation 1658 State Farm Boulevard Charlottesville, Virginia 22911 Telephone: (434) 970-1100

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SU MMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger more fully, and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we refer you. See “Where You Can Find More Information” on page             .

Throughout this document, the merger between Union and Guaranty is referred to as the “merger,” and the Agreement and Plan of Reorganization, dated as of December 18, 2003, by and between Union and Guaranty, including a related Plan of Merger between the parties, is referred to collectively as the “merger agreement.”

Parties to the Merger (pages              and             )

Union Bankshares Corporation

212 North Main Street

Bowling Green, Virginia 22427

(804) 633-5031

Union Bankshares Corporation is a multi-bank holding company headquartered in Bowling Green, Virginia providing financial services through its four community banks, Union Bank & Trust Company, Northern Neck State Bank, Rappahannock National Bank and the Bank of Williamsburg, and its three non-bank financial services affiliates, Union Investment Services, Inc., a full service discount brokerage company, Mortgage Capital Investors, Inc. and Johnson Mortgage Company, L.L.C. Union’s current market area stretches from Rappahannock County to Fredericksburg, south to Richmond, east to Williamsburg and throughout the Northern Neck area of Virginia. At September 30, 2003, Union had total consolidated assets of $1.2 billion, total consolidated deposits through its banking subsidiaries of $989.2 million and consolidated shareholders’ equity of $115.4 million.

Guaranty Financial Corporation

1658 State Farm Boulevard

Charlottesville, Virginia 22911

(434) 970-1100

Guaranty Financial Corporation is a one-bank holding company headquartered in Charlottesville, Virginia. Guaranty, through its subsidiary, Guaranty Bank, operates seven banking offices serving the City of Charlottesville and the counties of Albemarle, Fluvanna and Nelson. At September 30, 2003, Guaranty had $197.1 million in total consolidated assets, $176.0 million in deposits through its banking subsidiary and $19.8 million in consolidated shareholders’ equity.

The Merger (page             )

The merger agreement provides for the merger of Guaranty into Union. The merger agreement also calls for Guaranty Bank to be merged into Union Bank & Trust Company, a wholly owned banking subsidiary of Union, after the merger of the two holding companies. The parties expect to complete the merger of the holding companies in the second quarter of 2004 and the merger of the subsidiary banks in the third quarter of 2004. The merger agreement is attached to this proxy statement/prospectus as Appendix I. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

Guaranty Shareholders will receive Whole Shares of Union Common Stock and/or Cash for each Share of Guaranty Common Stock Exchanged Pursuant to the Merger (Page             )

If the merger of Guaranty with and into Union is completed, each outstanding share of Guaranty common stock will be converted into the right to receive (a) $28.00 in cash or (b) 0.842 shares of Union common stock, plus cash in lieu of any fractional share interest. You will have the opportunity to elect to receive cash or Union common stock, or a combination of cash and Union common

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stock, for your shares of Guaranty common stock, subject to allocation procedures set forth in the merger agreement. These allocation procedures are intended to ensure that 60% of the outstanding shares of Guaranty common stock will be converted into the right to receive Union common stock and 40% of the outstanding shares of Guaranty common stock will be converted into the right to receive cash. If holders of more than 60% of the outstanding shares of Guaranty common stock elect to receive Union common stock in the merger, Union has the right to issue a greater proportion of shares of common stock (but Union does not expect to issue more than 1,500,000 shares in the merger). Because of the allocation procedures, the actual allocation of Union common stock and/or cash you receive will depend on the elections of other Guaranty shareholders and may be different from what you elect.

When and How to Choose the Method of Payment for Your Shares (Page             )

Shares of Guaranty common stock will be exchanged for either Union common stock or cash as chosen by you, subject to the election and allocation procedures discussed herein and described in detail in the merger agreement. Accompanying this proxy statement/prospectus is an election form on which you may specify whether you wish to receive cash, Union common stock or a combination of cash and stock in exchange for all shares of Guaranty common stock held by you, or that you make “no election” as to whether you receive cash or Union common stock in payment for your Guaranty shares.

Your choice will be honored to the extent possible, but because of the overall limitation on the amount of cash and shares of Union common stock available, whether you receive the amount of cash, stock or a combination thereof that you request will depend in part on how many other Guaranty shareholders submit elections and how many choose to receive cash and how many choose to receive stock. Because Union anticipates converting 60% of the outstanding shares of Guaranty common stock into Union common stock and 40% of the outstanding shares of Guaranty common stock into cash, you may not receive exactly the form of consideration that you elect and may receive a pro rata amount of cash and Union common stock.

Union will not issue fractional shares. Instead, you will be entitled to receive a cash payment (without interest) in lieu of any fractional share in an amount determined by multiplying the fractional share interest to which such holders would otherwise be entitled by $28.00.

An election form and detailed instructions on how to choose your preferred method of payment has been sent to you with this proxy statement/prospectus. You have until             , 2004 in which to complete the election form and return it as instructed. Please do not send in your stock certificates at this time. Within five business days after the merger, Union’s exchange agent will mail or make available to you a notice and letter of transmittal advising you of the procedure for surrendering your stock certificates for the merger consideration. After the forms have been received and processed, you will be sent the cash and/or Union common stock to which you are entitled.

The Tax Consequences of the Merger for Guaranty Shareholders Will Be Dependent on the Merger Consideration Received (Page             )

You generally will not recognize any gain or loss on the conversion of shares of Guaranty common stock solely into shares of Union common stock. However, you generally will recognize gains if you receive cash either in exchange for your shares of Guaranty common stock or in lieu of any fractional share of Union common stock that you would otherwise be entitled to receive.

Tax matters are complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Union Dividend Policy Following the Merger (page             )

Union paid semi-annual dividends of $0.29 and $0.31 per share in 2003. Union expects that it will continue to pay at least this amount in dividends in the future, but may change that policy based on business conditions, Union’s financial condition and earnings or other factors.

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Guaranty Board Unanimously Recommends Shareholder Approval (page             )

The Guaranty board unanimously approved the merger and the merger agreement. The board believes that the merger is fair to you and in your best interests. The Guaranty board unanimously recommends that you vote “FOR” approval of the merger agreement. The Guaranty board believes that, as a result of the merger, Guaranty shareholders will have less business and financial risk and will have greater liquidity in their shares.

Exchange Ratio Fair to Shareholders, According to Financial Advisor (page             )

Guaranty engaged the firm of Davenport & Company LLC to review the proposed merger and provide a fairness opinion. Davenport has given its opinion to the Guaranty board that, as of December 18, 2003 (the date the merger agreement was executed), the merger consideration was fair from a financial point of view to Guaranty shareholders. A copy of the fairness opinion, setting forth the information reviewed, assumptions made and matters considered, is attached to this proxy statement/prospectus as Appendix II. We encourage you to carefully read the entire opinion of Davenport. The opinion of Davenport has not been updated prior to the date of this document and does not reflect any change in circumstances after December 18, 2003. Guaranty has paid Davenport a cash fee of $10,000, and has agreed to pay an additional cash fee based on the transaction value upon consummation of the merger.

No Dissenters’ Rights (page             )

Under Virginia law, shareholders of Guaranty are not entitled to dissent from the merger and demand an appraisal of the “fair value” of their shares.

Meeting to be Held             , 2004 (page             )

The special meeting of shareholders of Guaranty will be held on             ,             , 2004 at             :                         .m. at the              located at             , Charlottesville, Virginia.

Majority Guaranty Shareholder Vote Required (page             )

Approval of the merger agreement requires the affirmative vote of a majority of the votes entitled to be cast at the special meeting. Your failure to vote will have the effect of a vote against approval of the merger agreement. The directors and executive officers of Guaranty, who collectively own about             % of the shares entitled to vote at the special meeting, have agreed individually to vote their shares in favor of the merger.

Brokers who hold shares of Guaranty common stock as nominees will not have authority to vote those shares on the merger agreement or to adjourn the special meeting unless shareholders provide voting instructions.

The merger does not require the approval of Union’s shareholders.

Record Date for Special Meeting is             , 2004; One Vote Per Share (page             )

Guaranty shareholders are entitled to vote at the special meeting if they owned shares of Guaranty common stock at the close of business on             , 2004. On             , 2004, there were              shares of Guaranty common stock outstanding. Guaranty shareholders will have one vote at the meeting for each share they owned on             , 2004.

Benefits to Management in the Merger (page             )

When considering the recommendation of the Guaranty board, you should be aware that some Guaranty directors and officers have interests in the merger that differ from, or are in addition to, the interests of other Guaranty shareholders.

Indemnification and Insurance. Union has generally agreed to indemnify, for the period of six years after the merger, the officers and directors of Guaranty against certain liabilities arising before the effective date of the

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merger and to provide liability insurance for the current officers and directors of Guaranty for three years after the merger.

Director Appointments. Douglas E. Caton, current Chairman of Guaranty, will be appointed to the Union board of directors. In addition, a director recommended by Guaranty from among the current members of the board of directors of Guaranty or Guaranty Bank, and approved by Union, will become a director of Union Bank & Trust Company.

Potential Payments Under Employment Agreement. Guaranty has an employment agreement with William E. Doyle, Jr., the President and Chief Executive Officer of Guaranty. Under the terms of his employment agreement, if Mr. Doyle’s employment is terminated by Guaranty for reasons other than cause or by Mr. Doyle for “good reason” (as defined in the agreement), he will be entitled to receive severance pay equal to one-twelfth of his annual base salary in effect at the time of termination each month for 36 months or for the remainder of the term of the agreement, whichever is less. The term of Mr. Doyle’s employment agreement ends May 31, 2006. If his employment terminates for reasons other than cause or for good reason within one year of a change in control of Guaranty, he will be entitled to severance payments approximately equal to the excess of 299% of his average annualized compensation as determined under Section 280G of the Internal Revenue Code of 1986, as amended, for the period that he was employed by Guaranty prior to change in control. If Mr. Doyle’s employment is terminated as set forth above after the merger, he will be entitled to total severance payments, including continued compensation for the remainder of the term of his contract, amounting to approximately $695,000.

Stock Options. Stock options under Guaranty’s stock option plan held by certain directors, officers and employees of Guaranty that are outstanding and unexercised at the effective date of the merger will be converted into options to acquire shares of Union common stock, adjusted to reflect the 0.842 exchange ratio of the stock election component of the merger consideration. In addition, in accordance with Guaranty’s stock option plan, for 60 days after the merger each stock option may be cancelled by the option holder in exchange for a cash payment equal to the difference between the fair market value of Union common stock on the date the option is cancelled and the per share exercise price.

The Guaranty board was aware of these interests and considered them before approving and adopting the merger agreement.

Conditions that Must Be Satisfied for the Merger to Occur (page             )

The following conditions must be met for Union and Guaranty to complete the merger:

•	shareholders of Guaranty must approve the merger agreement;

•	receipt of all required federal and state regulatory approvals for the merger;

•	the continuing effectiveness of Union’s registration statement filed with the Securities and Exchange Commission;

•	Union and Guaranty must each receive a legal opinion from the other party’s legal counsel with respect to certain matters relating to the merger, including a legal opinion from Union’s counsel confirming the tax-free nature of the merger;

•	there must be no order, decree or injunction issued preventing completion of the merger;

•	approval from the Nasdaq Stock Market for the listing on the Nasdaq National Market of the shares of Union common stock to be issued in the merger;

•	the representations and warranties of Union and Guaranty in the merger agreement must be true and correct, subject to certain exceptions; and

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•	Union and Guaranty must have complied in all material respects with their respective obligations contained in the merger agreement.

Unless prohibited by law, either Guaranty or Union could elect to waive a condition that has not been satisfied and complete the merger anyway.

Union and Guaranty Must Obtain Regulatory Approvals to Complete the Merger (page         )

The parties cannot complete the merger unless they obtain the approval of the Virginia State Corporation Commission and the Board of Governors of the Federal Reserve System. On                          , 2004, Union filed a notification of the merger with the Federal Reserve and an application with the Virginia State Corporation Commission. While the parties cannot predict whether or when they will obtain the required regulatory approvals, the parties see no reason why the approvals will not be obtained in a timely manner.

Termination of the Merger Agreement (page         )

Union and Guaranty can mutually agree to terminate the merger agreement at any time without completing the merger. Either company may also terminate the merger agreement in the following circumstances:

•	any condition that must be satisfied to complete the merger is not met; or

•	the merger is not completed by October 31, 2004.

In addition, Union may terminate the merger agreement at any time before the special meeting if the board of directors of Guaranty withdraws or modifies its recommendation to the Guaranty shareholders that the merger agreement be approved in any way which is adverse to Union, or Guaranty materially breaches its covenants requiring the calling and holding of a meeting of shareholders to consider the merger agreement and prohibiting the solicitation of other offers. Union may terminate the merger agreement if Guaranty enters into an agreement with another party with respect to a business combination transaction or with respect to an acquisition directly from Guaranty of securities representing 10% or more of the voting power of Guaranty. Union also may terminate the merger agreement if a third party commences a tender offer or exchange offer for 20% or more of the outstanding shares of Guaranty common stock and the board of directors of Guaranty recommends that Guaranty shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period.

Guaranty may terminate the merger agreement at any time before the special meeting to enter into an acquisition agreement or similar agreement with respect to an unsolicited “superior proposal,” as defined in the merger agreement, which has been received and considered by Guaranty in compliance with the applicable terms of the merger agreement, provided that Guaranty has notified Union at least five business days in advance of any such termination and given Union the opportunity during such period to make an offer at least as favorable as the superior proposal, as determined by the Guaranty board of directors. A $2.2 million termination fee would be payable by Guaranty to Union under these and certain other circumstances. See “The Merger—Termination Fee” beginning on page         .

In addition, Guaranty may terminate the merger agreement at any time during the five-day period following the “determination date”, as defined in the merger agreement, if (a) the average closing price of Union common stock during the 20 consecutive trading days ending on the determination date is less than $24.424 and (b) the number obtained by dividing such average closing price by $30.53 is less than the number obtained by dividing the closing value of the Nasdaq Bank Index on the determination date by the closing value of the Nasdaq Bank Index on December 16, 2003 and subtracting 0.20 from such quotient. If this occurs, Union could voluntarily elect to increase the per share cash consideration and/or per share stock consideration of the merger such that either (a) or (b) above may be deemed to have not occurred, thereby nullifying Guaranty’s termination right.

Termination Fee (page         )

Guaranty must pay Union a termination fee of $2.2 million if the merger agreement is terminated by Union or Guaranty under certain specified circumstances. In addition, Union will be required to pay Guaranty up to

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$750,000 if the merger agreement is terminated by Union or Guaranty under certain specific circumstances. These termination and payment circumstances are more fully described on page          and in the merger agreement.

Affiliate Agreement (page         )

The directors and executive officers of Guaranty have entered into an agreement with Union pursuant to which they have agreed individually to vote all of their shares in favor of the merger agreement. As of                     , 2004, such individuals owned shares representing approximately         % of the voting power of Guaranty common stock entitled to vote at the special meeting.

Merger to Take Place in the Second Quarter of 2004 (page         )

The merger of Guaranty into Union will become effective at the date and time stated on the certificate of merger issued by the Virginia State Corporation Commission. We anticipate the merger will take place in the second quarter of 2004.

Guaranty is Prohibited from Soliciting Other Offers (Page         )

Guaranty has agreed that, while the merger is pending, it will not initiate or, subject to some limited exceptions, engage in discussions with any third party other than Union regarding extraordinary transactions such as a merger, business combination or sale of a material amount of assets or capital stock.

The Merger Will Be Accounted for Under the Purchase Method of Accounting (Page         )

Union will use the purchase method of accounting to account for the merger.

Listing of Union Common Stock

Union will list the shares of its common stock to be issued in the merger on the Nasdaq National Market.

Market Price Information (page         )

Shares of Union common stock are traded on the Nasdaq National Market under the symbol “UBSH”. Guaranty common stock is traded on the Nasdaq National Market under the symbol “GSLC”. On December 18, 2003, the last trading day preceding public announcement of the proposed merger, Union common stock closed at $30.52 per share and Guaranty common stock closed at $19.68 per share. On                     , 2004, Union common stock closed at $         per share and Guaranty common stock closed at $         per share.

Union cannot assure you that its stock price will continue to trade at or above the prices shown above. You should obtain current stock price quotations for Union common stock from a newspaper, via the Internet or by calling your broker.

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Comparative Per Share Data

The following tables include per share data for Union common stock and Guaranty common stock, including book values, cash dividends declared and net income, on the date and for the periods presented, (a) for Union and Guaranty on a historical basis; (b) for Union on an unaudited pro forma combined basis; and (c) on an unaudited equivalent per share of Guaranty common stock basis.

The pro forma combined and equivalent per share information combines the Union information together with Guaranty information as though the merger had been consummated on December 31, 2002 and September 30, 2003. The pro forma data in the tables assume that the merger is accounted for using the purchase method of accounting. The pro forma data does not give effect to the reduction in operating expenses and the revenue enhancement opportunities that are anticipated subsequent to the merger. Therefore, while helpful in illustrating the financial characteristics of the merger under one set of circumstances, the pro forma data is not indicative of the results of future operations or other actual results that would have occurred had the merger been consummated at the beginning of the periods presented. You should read the information below in conjunction with Union’s and Guaranty’s audited financial statements and unaudited interim financial statements, together with the related footnotes, that are included and/or incorporated by reference in this proxy statement/prospectus.

The number of shares issued in the calculations assumes that 60% of the weighted average of Guaranty shares outstanding during the applicable period, or in the case of book value calculations, the actual number of shares outstanding at September 30, 2003, are converted into Union shares at the exchange ratio of 0.842.

The pro forma combined book value per share represents Guaranty’s historical book value as adjusted for the fair value and number of shares issued in connection with the merger. The Guaranty pro forma equivalent amounts are calculated by multiplying the pro forma combined amounts by the exchange ratio of 0.842.

	For the Twelve Months Ended December 31, 2002
	Union Historical	Guaranty Historical	Pro Forma Combined	Guaranty Pro Forma Equivalent
Net income per share, basic	$1.92	$0.89	$1.82	$1.53
Net income per share, diluted	1.90	0.89	1.80	1.52
Dividends declared per share (1)	0.52	—	0.52	0.44
Book value per share	13.92	9.44	15.89	13.38

	For the Nine Months Ended September 30, 2003
	Union Historical	Guaranty Historical	Pro Forma Combined	Guaranty Pro Forma Equivalent
Net income per share, basic	$1.64	$0.73	$1.55	$1.31
Net income per share, diluted	1.63	0.72	1.54	1.30
Dividends declared per share (1)(2)	0.29	0.23	0.29	0.24
Book value per share	15.17	9.95	16.99	14.31

(1)	It is anticipated that the initial dividend rate of Union after the merger will be equal to the current dividend rate of Union. Accordingly, the pro forma combined dividends per share information represents the historical dividend rate of Union.
(2)	Union’s cash dividend is paid on a semi-annual basis, typically in May and November of each year and, accordingly, the nine month data reflects only the May 2003 dividend. Guaranty paid a cash dividend on a quarterly basis during 2003.

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Selected Consolidated Financial Data

We are providing the following information to help you analyze the financial aspects of the merger. We derived this information from audited financial statements for 1998 through 2002 and unaudited financial statements for the nine months ended September 30, 2003 and 2002 for each company. This information is only a summary, and you should read it in conjunction with the historical financial statements and the related notes to those statements included and/or incorporated by reference in this proxy statement/prospectus, including that information contained in the annual and quarterly reports and other documents that Union and Guaranty have filed with the Securities and Exchange Commission. See “Where You Can Find More Information” on page         . You should not rely on the nine month information as being indicative of results expected for the entire year.

UNION—SELECTED HISTORICAL FINANCIAL DATA

	Nine Months Ended September 30, (Unaudited)		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Dollars in thousands, except per share data)
Net interest income	$32,171	$30,006	$40,578	$33,093	$31,337	$28,569	$26,599
Net income	12,475	10,522	14,505	11,679	7,600	6,274	6,822
Net income, basic	1.64	1.39	1.92	1.55	1.01	0.84	0.91
Net income, diluted	1.63	1.38	1.90	1.55	1.01	0.83	0.91
Cash dividends per share	0.29	0.25	0.52	0.46	0.40	0.40	0.38
Total assets	1,215,430	1,071,371	1,115,725	983,097	881,961	821,827	733,947
Deposits	989,204	852,123	897,642	784,084	692,472	646,866	607,629
Shareholders’ equity	115,376	104,322	105,492	88,979	78,352	68,794	73,359

GUARANTY—SELECTED HISTORICAL FINANCIAL DATA

	Nine Months Ended September 30, (Unaudited)		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Dollars in thousands, except per share data)
Net interest income	$6,068	$6,526	$8,699	$7,886	$9,780	$7,733	$5,651
Net income	1,443	1,297	1,763	518	607	4	1,016
Net income, basic	0.73	0.66	0.89	0.26	0.31	0.00	0.68
Net income, diluted	0.72	0.65	0.89	0.26	0.31	0.00	0.68
Cash dividends per share	0.23	—	—	—	0.12	0.24	0.24
Total assets	197,075	203,734	197,145	225,166	254,055	259,339	217,020
Deposits	175,563	172,414	171,259	200,632	217,044	199,595	172,805
Shareholders’ equity	19,808	18,047	18,607	16,080	15,038	14,267	12,554

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RISK FACTORS RELATING TO THE MERGER

Upon completion of the merger, you will receive shares of Union common stock and/or cash in exchange for your shares of Guaranty common stock. Before deciding whether or not to approve the transaction, you should be aware of and consider the following risks and uncertainties that are applicable to the merger in addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption “Cautionary Statement Concerning Forward-Looking Statements” beginning on page         .

The value of the stock consideration depends on Union’s stock price, and you may receive Union common stock valued at less than $28.00 per share for your shares of Guaranty common stock.

You will not know the value of the Union common stock you may receive in the merger at the time you vote or at the time you make an election as to the form of consideration. You will be required to make your election to receive cash and/or shares of Union common stock prior to the closing. If the closing price of Union common stock on the effective date of the merger is less than $33.25, the actual value of the stock consideration received will be less than $28.00 per share of common stock exchanged in the merger, because of the stock exchange ratio of 0.842 shares of Union common stock for each Guaranty share. In addition, there will be a time period after the completion of the merger before Guaranty shareholders receive their consideration representing Union common stock. Until the stock certificates are received, Guaranty shareholders will not be able to sell their Union shares in the open market and, thus, will not be able to avoid losses resulting from any decline in the trading price of Union common stock during this period.

You may not receive the form of consideration that you elect in exchange for your shares of Guaranty common stock, which may result in different tax consequences to you.

The merger agreement contemplates that not more than 40% of the consideration paid to Guaranty shareholders be paid in cash. If the elections made by Guaranty shareholders would result in more than 40% of the merger consideration being payable by Union in cash, those shareholders electing to receive cash will have their cash consideration reduced by a pro rata amount and will receive a portion of their consideration in the form of Union common stock. Accordingly, there is a risk that you will not receive a portion of the merger consideration in the form that you elect, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected. See “The Merger — Merger Consideration and Election and Allocation Procedures” on page          and “Material Federal Income Tax Consequences” on page         .

The fairness opinion obtained by Guaranty from Davenport & Company LLC will not reflect changes in circumstances between the signing of the merger agreement and the merger.

Guaranty has not obtained an updated opinion as of the date of this document from Davenport & Company LLC, its financial advisor. Changes in the operations and prospects of Union, general market and economic conditions and other factors which may be beyond the control of Union, and on which the fairness opinion was based, may alter the value of Union or the prices of shares of Union common stock by the time the merger is completed. The opinion does not speak as of the time of the merger will be completed or as of any date other than the date of such opinion. See “The Merger — Opinion of Guaranty’s Financial Advisor” on page         .

The merger agreement limits Guaranty’s ability to pursue alternatives to the merger.

The merger agreement contains “no-shop” provisions that, subject to limited exceptions, limit Guaranty’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of the company. In addition, Guaranty must pay Union a termination fee of $2.2 million if the merger agreement is terminated and Guaranty, subject to certain restrictions, consummates another similar transaction. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Guaranty from considering or proposing the acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger.

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Combining Union and Guaranty may be more difficult, costly or time-consuming than we expect.

Union and Guaranty have operated, and, until the completion of the merger, will continue to operate, independently. The integration process could result in the loss of key employees, the disruption of each company’s ongoing business, inconsistencies in standards, controls, procedures and policies that adversely affect either company’s ability to maintain relationships with clients and employees or achieve the anticipated benefits of the merger. As with any merger of financial institutions, there also may be disruptions that cause Union and Guaranty to lose customers or cause customers to withdraw their deposits from Union, or other unintended consequences that could have a material adverse effect on Union’s results of operations or financial condition.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This document and the documents incorporated herein by reference contain forward-looking statements by Union and Guaranty within the meaning of the federal securities laws. These forward-looking statements include information about the financial condition, results of operations and businesses of Union and Guaranty, including statements relating to the merger. This document also includes forward-looking statements about the consummation and anticipated timing of the merger and the tax-free nature of the merger. In addition, any of the words “believes,” “expects,” “anticipates,” “estimates,” “plans,” “projects,” “predicts” and similar expressions indicate forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	estimated cost savings from the merger may not be fully realized within the expected timeframe;

•	deposit attrition, customer loss or revenue loss following the merger may be greater than expected;

•	competitive pressure among depository and other financial institutions may increase significantly;

•	costs or difficulties related to the integration of the businesses of Union and Guaranty may be greater than expected;

•	changes in the interest rate environment may reduce interest margins;

•	general economic or business conditions, either nationally or in the states or regions in which Union does business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

•	legislation or changes in regulatory requirements, including changes in accounting standards, may adversely affect the businesses in which Union is engaged;

•	adverse changes may occur in the securities markets; and

•	competitors of Union may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than Union.

Management of Union and Guaranty each believes that the forward-looking statements about its respective company are reasonable; however, you should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Union following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Union’s and Guaranty’s ability to control or predict.

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THE SPECIA L MEETING

Date, Place and Ti me

This proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by Guaranty’s board of directors for use at the special meeting of shareholders. The special meeting will be held at the             , located at             , Charlottesville, Virginia on             ,             , 2004 at             :                         .m.

Purpose of the S pecial Meeting

The purpose of the special meeting is to consider and vote upon a proposal to approve the merger agreement, to consider and approve a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement and to consider any other matters that may be properly submitted for a vote at the special meeting. At this time, the Guaranty board is unaware of any matters, other than as set forth above, that may be presented for action at the special meeting.

The merger agreement is attached to this proxy statement/prospectus as Appendix I.

Reco rd Date

Only shareholders of record of Guaranty common stock at the close of business on             , 2004, the record date, are entitled to notice of and to vote at the special meeting or any adjournment thereof. At the close of business on             , 2004, there were              shares of Guaranty common stock issued and outstanding held by approximately              shareholders of record.

Vote Re quired

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the votes entitled to be cast at the meeting, in person or by proxy. The affirmative vote of a majority of the votes cast on the matter at the special meeting is required to approve the proposal to adjourn a special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement and any other matter properly submitted to shareholders for consideration at the special meeting. Each share of Guaranty common stock outstanding on             , 2004 entitles the holder to cast one vote upon each matter properly submitted at the special meeting.

A quorum, consisting of the holders of a majority of the issued and outstanding shares of Guaranty common stock, must be present in person or by proxy before any action may be taken at the special meeting. Abstentions and broker non-votes will be treated as shares that are present for purposes of determining the presence of a quorum, but will not be counted in the voting on a proposal.

Broker non-votes are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under applicable securities law rules. Under these rules, the proposals to approve the merger agreement and to adjourn the special meeting are not items on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within 10 days of a special meeting. Because the proposal to approve the merger agreement requires the affirmative vote of a majority of the votes entitled to be cast by the outstanding shares of Guaranty common stock, abstentions and broker non-votes will have the same effect as a vote against the proposal to approve the merger agreement at the special meeting. For the same reason, the failure of a shareholder to vote by proxy or in person at the special meeting will have the effect of a vote against this proposal. Because of the vote required for the proposal to adjourn a special meeting, abstentions and broker non-votes will have no effect on this proposal.

As of January 22, 2004, directors and executive officers of Guaranty and their affiliates beneficially owned an aggregate of 409,821 shares of Guaranty common stock, or 20.6% of the shares of Guaranty common stock

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outstanding on that date. These persons have agreed individually to vote their shares of Guaranty common stock in favor of the merger, and we expect them to do so.

V oting and Revocation of Proxies

A proxy card is enclosed with this proxy statement/prospectus. You are requested to complete, date and sign the proxy card and return it promptly in the enclosed envelope. All shares of Guaranty common stock represented by properly executed proxies received before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy card, the shares will be voted “FOR” the merger agreement and “FOR” the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

A shareholder may revoke his or her proxy at any time before it is voted by:

•	giving written notice of revocation to the Corporate Secretary of Guaranty at 1658 State Farm Boulevard, Charlottesville, Virginia 22911;

•	executing and delivering a substitute proxy; or

•	attending the special meeting and voting in person if you are a shareholder of record.

Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

If you hold your shares in street name, you will need additional information from your broker in order to vote your shares in person at the special meeting.

Solicitation of Proxies

Union and Guaranty will equally share the costs of this solicitation of proxies. Solicitations may be made by mail, telephone, facsimile or personally by directors, officers and employees of Guaranty on a part-time basis and for no additional compensation for performing such services. Union and Guaranty will share equally the expenses of printing this proxy statement/prospectus, and the expenses of mailing this proxy statement/prospectus.

Recommen dation of the Guaranty Board of Directors

The board of directors of Guaranty has unanimously approved the merger agreement and the transactions contemplated by the agreement. The Guaranty board believes that the proposed transaction is fair to and in the best interests of Guaranty and its shareholders. The Guaranty board unanimously recommends that its shareholders vote “FOR” approval of the merger agreement. The Guaranty board of directors also unanimously recommends that its shareholders vote “FOR” approval of the proposal to adjourn the special meeting if necessary to solicit additional proxies to vote in favor of the merger agreement.

THE MERGER

(Proposal 1)

The following is a summary description of the material aspects of the merger agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the merger agreement and the fairness opinion of Guaranty’s financial advisor, which are attached as appendices I and II, respectively, to this proxy statement/prospectus. We urge you to read such appendices in their entirety.

Terms of t he Merger

Under the terms and conditions set forth in the merger agreement, Guaranty will be merged with and into Union. At the effective date of the merger, each share of common stock of Guaranty issued and outstanding

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immediately prior to the effective date will cease to be outstanding and will be converted into the right to receive:

•	$28.00 in cash or

•	0.842 shares of Union common stock.

You will have the opportunity to elect to receive cash or Union common stock, or a combination of cash and Union common stock, for your shares of Guaranty common stock, subject to allocation procedures set forth in the merger agreement. These allocation procedures are intended to ensure that 60% of the outstanding shares of Guaranty common stock will be converted into the right to receive Union common stock and 40% of the outstanding shares of Guaranty common stock will be converted into the right to receive cash. If holders of more than 60% of the outstanding shares of Guaranty common stock elect to receive Union common stock in the merger, Union has the right to issue a greater proportion of shares of common stock (but Union does not expect to issue more than 1,500,000 shares in the merger). Because of the limitations described above, the actual allocation of cash and/or shares of Union common stock you receive will depend on the elections of other Guaranty shareholders and may be different from what you elect.

After the merger of Guaranty into Union, Guaranty Bank will be merged into Union Bank & Trust Company, a wholly owned banking subsidiary of Union. The parties expect the holding companies will merge in the second quarter of 2004 and merger of the subsidiary banks will take place in the third quarter of 2004.

Backgr ound of the Merger

Since October 2000, when Guaranty entered into a written agreement with the Federal Reserve Bank of Richmond and Virginia’s Bureau of Financial Institutions, Guaranty’s primary focus has been on repositioning the company to stabilize and improve financial performance. Significant steps taken included hiring a new chief executive officer, creating a new strategic plan, selling branches in markets outside of the Charlottesville market area, revising business line operating models and implementing new operating policies and procedures. This deliberate focus resulted in record earnings in 2002, improved credit quality, and, in October 2002, a complete release from the written agreement Guaranty entered into with the banking regulators.

In each of the past two years, Guaranty also has focused upon a longer-term strategy aimed at profitably growing the company. Consideration was given to Guaranty’s progress in improving financial results and operational performance, its competitive position in the marketplace, growth expectations for the local economy, industry trends and future capital investment requirements. Guaranty considered de novo expansion and growth through acquisition in markets and business lines which might complement its current operation. While repositioning-related plans have remained the highest priority, Guaranty vigorously pursued an acquisition opportunity in mid-2003. After several months of discussion, a mutually agreeable arrangement could not be negotiated and talks were discontinued.

In September 2003, Davenport & Company LLC was engaged to assist Guaranty in identifying, analyzing and evaluating strategic alternatives for the future, as follows:

•	Organic growth—focusing on profitable growth within Guaranty’s current geographic footprint and business lines; this alternative also served as the foundation for the next three strategies.

•	De novo branching—identifying sites for and adding up to four new branches within an expanded geographic footprint.

•	Accelerated loan growth—hiring additional lenders and/or opening loan production offices in communities outside Guaranty’s current geographic footprint.

•	Acquisitions—acquiring other banks of similar or smaller size located in contiguous markets.

•	Sale—merging with a larger bank, preferably in an arrangement under which Guaranty could continue to operate largely as a community banking company.

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Davenport assisted Guaranty in preparing specific, well defined operating assumptions for each alternative, and financial results were projected for a five-year period, beginning with 2004. Based upon the projected financial results and the expected impact on Guaranty’s stock price, Guaranty determined that a sale was most likely to create the highest value for its shareholders.

In October 2003, the Guaranty board engaged Davenport to conduct a price discovery process in which potential acquirors would be contacted to determine their interest in merging with Guaranty. The objective was to confirm the value of Guaranty in a sale scenario, so that a proper comparison to other strategic alternatives could be completed. A list of 13 potential partners was reviewed, evaluated and approved by the board. Potential acquirors were selected based upon their financial strength, operating style, quality of management, market valuation and potential for future success.

In November 2003, Davenport initiated contact with prospective acquirors, subsequently delivering confidentiality agreements and information packages to 13 different banking companies. By November 18, 2003, Guaranty had received non-binding expressions of interest from four institutions. On November 20, 2003, at the Guaranty board’s annual strategic planning retreat, a thorough review and discussion of each proposal was conducted, as well as a review of Guaranty’s preliminary 2004 operating budget. At the conclusion of the retreat, the board decided that Union submitted the most attractive proposal and that management should move forward with Union to complete a mutual due diligence process. Following due diligence and two subsequent board meetings, Guaranty’s board unanimously approved the terms of the merger and a definitive merger agreement was approved and signed on December 18, 2003.

Gua ranty’s Reasons for the Merger

In deciding to enter into the merger agreement, Guaranty’s board considered a number of factors. The board did not assign a relative weight or specific weights to the factors considered. The principal factors that led the Guaranty board to approve the merger agreement were:

•	the opportunities for growth and diversification across all business lines through an affiliation with Union, a well capitalized institution with a broader geographical market area;

•	the ability to serve current and prospective borrowers with a significantly larger legal lending limit;

•	access through Union to insurance products and additional mortgage banking products for Guaranty’s customers;

•	the compatibility of Union’s and Guaranty’s operating philosophies and business practices, especially with respect to customers, employees, and the local communities served;

•	the terms of the merger agreement and past practices by Union in mergers and other affiliations with respect to retention of valued employees and continued contributions in the best interests of communities served by Union’s subsidiary banks;

•	the appointment of Douglas E. Caton, Chairman of Guaranty’s board, to Union’s board of directors and executive committee, and the opportunity for a mutually agreed upon Guaranty director to serve on the board of Union Bank & Trust Company;

•	the opinion of Davenport to Guaranty’s board that the exchange ratio and cash terms of the merger were fair from a financial point of view to Guaranty’s shareholders; and

•	the expectation that the merger will be tax-free for federal income tax purposes to Guaranty and its shareholders, except for any portion of the merger consideration paid in cash for full or fractional shares.

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Other material factors considered were the financial condition and history of performance of Union, and the compatibility of the managements of the two organizations. The Guaranty board believes that the addition of the resources that Union will provide to Guaranty will enable Guaranty to provide a wider and improved array of financial services to consumers and businesses, and added flexibility in dealing with the changing competitive environment in their market areas.

The Guaranty board has concluded that the terms of the merger agreement, which were determined through arms-length negotiations, are fair to Guaranty’s shareholders. As explained below, this conclusion is supported by the opinion of an independent financial advisor. In establishing the exchange ratio, the Guaranty board also considered the exchange ratio in relation to the market value and earnings per share of Union’s common stock and Guaranty’s common stock, as well as information concerning the financial conditions, results of operations and prospects of Union and Guaranty.

The board of directors of Guaranty believes that the merger is in the best interests of Guaranty and its shareholders. Guaranty’s directors have all committed to vote shares under their control in favor of the merger to the extent of their fiduciary ability.

The Guaranty board unanimously recommends that you vote “FOR” approval of the merger agreement.

Union’s Re asons for the Merger

Union entered into the merger agreement with Guaranty, because, among other things, Union believes the merger is consistent with its expansion strategy to target entry into strong markets demographically that logically extend Union’s existing footprint. The Charlottesville Metropolitan Statistical Area has some of the best market demographics in Virginia, Guaranty has the largest market share among community banks operating in Charlottesville and the region lies just west of Union’s existing franchise. As an alternative, the board of directors of Union had previously considered opening new branch or loan production offices in the Charlottesville area. However, with the presence of three Charlottesville-based community banks, Union opted to deploy resources elsewhere. With the opportunity to acquire Guaranty at a reasonable premium, the Union board concluded that the opportunity was unique and merited careful consideration.

Opinion of Guaranty’s Financial Adviso r

Guaranty engaged Davenport to act as its financial advisor in connection with Guaranty’s board of directors’ evaluation of potential merger partners. Davenport agreed to assist Guaranty in analyzing, structuring, negotiating and closing a potential merger. Davenport was also engaged to render a written opinion to Guaranty’s board as to the fairness, from a financial point of view, of the consideration to be paid to Guaranty’s shareholders in accordance with a potential merger. In requesting Davenport’s advice and opinion, no restrictions or limitations were imposed by Guaranty upon Davenport with respect to the investigations made or the procedures followed by Davenport in rendering its opinion.

On December 18, 2003, Davenport reviewed the financial aspects of the proposed merger and delivered its opinion (the “Davenport Opinion”) to Guaranty’s board of directors to the effect that, as of that date, and based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the consideration to be paid to Guaranty’s shareholders pursuant to the merger agreement was fair to Guaranty’s shareholders from a financial point of view.

The full text of the Davenport Opinion, which describes, among other things, the assumptions made, matters considered, and the limitations on the review undertaken, is attached to this document as Appendix II and is incorporated in this document by reference. The description of the Davenport Opinion set forth below is qualified in its entirety by reference to the full text of the Davenport Opinion in Appendix II. Guaranty’s shareholders are urged to read the Davenport Opinion carefully and in its entirety.

The Davenport Opinion is directed only to the fairness, from a financial point of view, of the consideration to be received by Guaranty’s shareholders in the merger, and it is not a recommendation on the amount of

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consideration being paid by Union. Further, the Davenport Opinion is not a recommendation to any Guaranty shareholder as to how he or she should vote at the special meeting. Davenport was not retained as an advisor or agent to Guaranty’s shareholders or any other person, and it is acting only as an advisor to Guaranty’s board.

Davenport is a regional investment banking firm. As part of its investment banking business, Davenport is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Davenport was selected by Guaranty to act as its financial advisor because of Davenport’s expertise in valuing and advising financial institutions in merger and acquisition transactions and because Davenport was familiar with Guaranty and its business, having previously provided financial advisory services to Guaranty.

In arriving at its opinion, Davenport, among other things:

•	reviewed the most recent draft of the merger agreement as of December 17, 2003;

•	reviewed certain publicly available financial statements and other information of Guaranty and Union;

•	reviewed certain non-public financial information and operating data of Guaranty and Union provided by their respective managements;

•	reviewed the reported prices and trading activity for Guaranty common stock and Union common stock;

•	held discussions with members of Guaranty’s and Union’s management regarding past and current business operations, financial condition, results of regulatory examinations, the merger and the business and future prospects of Guaranty and Union, respectively;

•	compared the results of operations, market value, valuation multiples and publicly reported financial conditions of Guaranty and Union with similar information for certain other publicly traded companies which it deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other mergers and acquisitions of financial institutions which it deemed to be relevant;

•	evaluated the per share accretion/dilution of the merger with respect to Guaranty;

•	took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the commercial banking industry generally; and

•	conducted other studies, analyses and investigations, and considered other information, that it deemed appropriate.

In rendering its opinion, Davenport assumed and relied upon the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to it by Guaranty and Union or their representatives, or that was otherwise reviewed by it. Davenport did not attempt or assume any responsibility to independently verify any of the information reviewed by it. Davenport is not an expert in the evaluation of loan portfolios for the purpose of assessing the adequacy of allowances for losses, and it assumed that Guaranty’s and Union’s respective allowances are, in the aggregate, adequate. Davenport did not review any individual credit files or make any independent evaluation, appraisal or physical inspection of the assets, liabilities or individual properties of Guaranty or Union, nor was Davenport furnished with any evaluation or appraisal of their assets, liabilities or properties.

With respect to the financial forecast information furnished to or discussed with Davenport by Guaranty or Union, Davenport assumed that such financial forecast information had been reasonably prepared and reflected the best currently available estimates and judgment of Guaranty’s or Union’s management as to the expected future

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financial performance of Guaranty or Union. Davenport assumed no responsibility for and expressed no view as to any such forecasts or estimates or the assumptions upon which they were based. Davenport assumed that the merger will be completed substantially in accordance with the terms set forth in the merger agreement and that the merger will be accounted for as a purchase under generally accepted accounting principles. The Davenport Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to Davenport as of, the date of the Davenport Opinion. Davenport does not have any obligation to update, revise or reaffirm this opinion or otherwise comment on any events occurring after December 18, 2003.

The Davenport Opinion was just one of the many factors taken into consideration by Guaranty’s board of directors in determining to approve the merger agreement. (See “— Guaranty’s Reasons for the Merger” on page             .) The Davenport Opinion does not address the relative merits of the merger as compared to any alternative business strategies that might exist for Guaranty, nor does it address the effect of any other business combination in which Guaranty might engage. The Davenport Opinion was not an expression of an opinion as to the prices at which shares of Union common stock or Guaranty common stock would trade following the announcement of the merger or the actual value of the Union common shares when issued pursuant to the merger, or the prices at which the Union common shares will trade following the completion of the merger.

In connection with rendering its opinion, Davenport performed a variety of financial analyses. The following is a summary of the material analyses presented to Guaranty’s board of directors at its December 18, 2003 meeting. The financial analyses summarized below include information presented in tabular format. The summary set forth below does not purport to be a complete description of the analyses performed by Davenport, but describes, in summary form, the principal elements of the presentation made by Davenport to Guaranty’s board of directors on December 18, 2003. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by Davenport was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. Davenport did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Davenport considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Davenport did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized below, Davenport believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion.

In performing its analyses, Davenport made numerous assumptions with respect to industry performance, general business, economic and market conditions and other matters, many of which are beyond the control of Guaranty and Union. The projections and other information used in the analyses performed by Davenport are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the projections and other information used in the analyses, and the results of such analyses.

Transaction Summary. Davenport reviewed the terms of the proposed merger including the aggregate transaction value. As is more specifically set forth in the merger agreement, upon consummation of the merger, each holder of Guaranty common stock will be entitled to receive consideration of either $28.00 in cash or 0.842 shares of Union common stock per share of Guaranty common stock, or a combination of cash and stock, at such shareholder’s election. Davenport further understands that these shareholder elections are subject to certain allocation procedures intended to ensure that 60% of the outstanding shares of Guaranty common stock will be converted into the right to receive Union common stock and 40% of the outstanding shares of Guaranty common stock will be converted into the right to receive cash. (See “— Merger Consideration and Election and Allocations Procedures” on page             .)

Transaction multiples from the merger were based on a $26.62 weighted average per share deal price and financial data as of and for the last twelve months (“LTM”) ended September 30, 2003 for Guaranty. The $26.62 weighted average per share deal price was calculated based on $28.00 in cash for 40% of the Guaranty shares and $25.71 (calculated using the exchange ratio of 0.842 times the Union closing stock price of $30.53 on December 16, 2003) for 60% of the Guaranty shares. This weighted average per share value resulted in an implied total

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transaction value of approximately $54.0 million. Based on the per share deal price of $26.62, Davenport calculated the premium over Guaranty’s closing price of $20.25 as of December 16, 2003 to be 31.5%, the price to LTM earnings per share to be 28.0x, the price to estimated 2003 earnings per share to be 26.5x, the price to estimated 2004 earnings per share to be 23.8x, the price to book value to be 2.68x, the price to deposits to be 30.2%, and the price to assets to be 26.9%.

The following table provides a summary description of some of the financial analyses Davenport used in the preparation of its fairness opinion. Some of Davenport’s analyses are not readily susceptible to summary description and are not included in the table. Davenport believes that its analyses must be considered together as a whole and that selecting portions of or individual factors considered in its analyses, without considering all other factors and analyses, could create an incomplete or inaccurate view of the analyses and the process that Davenport used in arriving at its opinion.

	Implied consideration	Range of value determined by valuation methodology
	in the merger	Low	High	Median
Acquisition Analysis:
Price to LTM EPS	$26.62	$14.16	$40.76	$22.61
Price to book value	26.62	15.88	43.31	22.49
Price to assets	26.62	10.89	31.97	19.50
Price to deposits	26.62	8.50	35.18	20.72
Premium to market price one day prior	26.62	21.08	32.66	27.20

Public Company Analysis:
Price to LTM EPS	26.62	11.59	23.47	14.44
Price to book value	26.62	12.54	29.95	17.71

Present Value Analysis:
Steady growth	26.62	13.48	18.67	15.97
Branch expansion	26.62	16.40	22.87	19.51

Bank Acquisition Analysis. Davenport analyzed the transaction details of 15 community bank acquisition transactions announced from January 1, 2002, through December 17, 2003, in Virginia, Maryland, North Carolina, South Carolina, Tennessee, West Virginia and the District of Columbia with transaction values between $25 million and $150 million (the “Bank Acquisitions”). These transactions are listed in the following table.

Acquirer	State	Target	State	Date
TowneBank	VA	Harbor Bank	VA	10/23/03
Southern Community Financial Corp.	NC	Community Bank	NC	7/30/03
Southern Financial Bancorp, Inc.	VA	Essex Bancorp, Inc.	VA	7/24/03
Greene County Bancshares, Inc.	TN	Independent Bankshares Corp.	TN	6/18/03
Yadkin Valley Bank and Trust Co.	NC	High Country Financial Corp.	NC	5/28/03
South Financial Group, Inc.	SC	MountainBank Financial Corp.	NC	5/14/03
United Bankshares, Inc.	WV	Sequoia Bancshares, Inc.	MD	4/7/03
FNB Corp.	VA	Bedford Bancshares Inc.	VA	3/21/03
SunTrust Banks Inc.	GA	Lighthouse Financial Services	SC	1/22/03
United Community Banks Inc.	GA	First Central Bancshares, Inc.	TN	1/8/03
First South Bancorp, Inc.	TN	Murfreesboro Bancorp, Inc.	TN	12/11/02
BB&T Corporation	NC	Equitable Bank	MD	9/27/02
United Community Bancorp	NC	Community Bancshares, Inc.	NC	8/5/02
Synovus Financial Corp.	GA	Community Financial Group, Inc.	TN	4/30/02
Yadkin Valley Bank and Trust Co.	NC	Main Street BankShares, Inc.	NC	1/23/02

The transaction values of the Bank Acquisitions ranged from $25.6 million to $140.8 million. For each Bank Acquisition transaction Davenport compared the implied ratio of price per common share paid to the LTM

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earnings per share of the acquired company and also compared the implied price per common share to the acquired company’s most recent book value, assets and deposits per share based on the latest publicly available financial statements of the acquired company prior to the announcement of the acquisition. Davenport also compared the implied price per common share to the closing market price of the acquired company one day prior to the announcement of the transaction. These multiples for the Bank Acquisitions and the implied multiples for Guaranty based on the proposed merger are summarized in the table below.

			Bank Acquisition Analysis
	Guaranty		Low		High		Median
Price to LTM EPS	28.0	x	14.9	x	42.9	x	23.8	x
Price to book value	2.68	x	1.60	x	4.35	x	2.26	x
Price to assets	26.9%		11.0%		32.3%		19.7%
Price to deposits	30.2%		9.6%		39.9%		23.5%
Premium to market price (one day)	31.5%		4.1%		61.3%		34.3%

Analysis of Certain Other Publicly Traded Companies. To provide contextual data and comparative market information, Davenport compared selected financial information for Guaranty and Union to the corresponding publicly available information of certain other Virginia community banks whose securities are publicly traded. The peer group companies were chosen because they possess general business, operating and financial characteristics representative of companies in the region and the industry in which Guaranty and Union operate. The Guaranty peer group companies were comprised of Virginia banks with total assets between $150 million and $400 million and with a return on average equity greater than 7.5%. Guaranty’s peer group companies were: Alliance Bankshares Corporation, Benchmark Bankshares, Inc., BOE Financial Services, Cardinal Bankshares Corporation, Central Virginia Bankshares, Inc., Citizens Bank & Trust Company, Commonwealth Bankshares, Inc., F & M Bank Corp., Fauquier Bankshares, Inc., First National Corporation, Hampton Roads Bankshares, Inc., James Monroe Bancorp, Inc., Patrick Henry National Bank, Peoples National Bank, Pinnacle Bankshares Corporation, Shore Financial Corporation and Valley Financial Corporation.

The Union peer group companies were comprised of Virginia banks with total assets between $600 million and $2 billion. Union’s peer group companies were: American National Bankshares, Inc., Eastern Virginia Bankshares, Inc., First Community Bankshares, Inc., FNB Corporation, National Bankshares, Inc., Virginia Commerce Bancorp, Inc. and Virginia Financial Group, Inc.

The data and ratios that were analyzed included each company’s most recent total assets, year to date return on average equity and return on average assets, market value, last closing stock price, price to LTM earnings per share, price to book value and price to tangible book value. Balance sheet information is as of September 30, 2003. Year to date (“YTD”) is the nine months ended September 30, 2003. Market information used in the ratios provided below is as of December 16, 2003. “LTM” is the last twelve months ended September 30, 2003. The following table summarizes the relevant data items for Guaranty and the Guaranty peer group.

			Guaranty Peer Group
	Guaranty		Low		High		Median
Asset size (millions)	$197		$187		$380		$303
Return on average equity—YTD	9.9%		8.4%		24.9%		12.1%
Return on average assets—YTD	1.01%		0.85%		1.39%		1.04%
Price to LTM earnings	21.1	x	12.2	x	24.7	x	15.2	x
Price to book value	2.04	x	1.26	x	3.01	x	1.78	x
Price to tangible book value	2.04	x	1.28	x	3.01	x	1.91	x

The following table summarizes the relevant data items for Union and the Union peer group.

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			Union Peer Group
	Union		Low		High		Median
Asset size (millions)	$1,215		$644		$1,679		$841
Return on average equity—YTD	15.0%		12.0%		24.1%		13.4%
Return on average assets—YTD	1.43%		1.19%		1.67%		1.50%
Price to LTM earnings	14.1	x	14.2	x	21.9	x	15.8	x
Price to book value	2.01	x	1.55	x	4.69	x	2.19	x
Price to tangible book value	2.12	x	2.12	x	4.69	x	2.67	x

Present Value Analysis. Davenport performed a present value analysis on the per share stock price of Guaranty by making assumptions about Guaranty’s future growth, profitability and stock price and discounting Guaranty’s future estimated dividends over a five year period and a terminal value for Guaranty at the end of five years back to the present. Davenport performed two different present value analyses. One analysis assumed steady asset growth and the other analysis combined steady asset growth with branch expansion. In the steady growth analysis, Davenport used an asset growth rate of 8% and gradually improving profitability and efficiency ratios. In the branch expansion analysis, Davenport used the same underlying growth and profitability assumptions used in the steady growth analysis and the estimated financial impact of adding four new branches over the five-year forecast period. In determining dividends for both scenarios, Davenport used the forecasted dividend of $0.36 for 2004, and assumed the annual dividend would increase $0.06 per year to $0.60 in 2008.

In performing these analyses, Davenport calculated the terminal value using a range of 13.0x to 17.0x estimated 2008 earnings per share. Present values were calculated using a discount rate range of 12.0% to 14.0%. The asset growth and profitability assumptions were based on Guaranty’s historical growth rates, discussions with management and community banking industry trends. The discount rate and terminal value earnings multiple assumptions were based on industry trends and the expectations of investors that invest in community banks. The steady growth analysis provided a range of present values from $13.48 to $18.67 per share and the branch expansion analysis provided a range of present values from $16.40 to $22.87 per share.

Davenport noted that it included a present value analysis because it is a widely used valuation methodology, but also noted that the results of this methodology are highly dependent upon the numerous assumptions that must be made. The projections and other information used in the present value analysis performed by Davenport are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the projections and other information used in the analyses, and the results of such analyses.

Relative Contribution Analysis. Davenport analyzed the relative contributions to be made by Guaranty and Union to the combined institution based on balance sheet data as of September 30, 2003 and net income data for the years ended December 31, 2001 and 2002, for the nine months ended September 30, 2003 and projected for the year ending December 31, 2004. The market value data is as of December 16, 2003. Davenport compared such contributions to the ownership stake that Guaranty shareholders would have in the combined institution, based on the exchange ratio of 0.842 shares of Union stock for each share of Guaranty stock, assuming (i) the consideration to be received by Guaranty shareholders was all stock and (ii) the consideration to be received by Guaranty shareholders was 60% stock and 40% cash. This information is presented in the following table.

	Guaranty	Union
Net income—2004 projected	11%	89%
Net income—nine months 2003	10%	90%
Net income—2002	11%	89%
Net income—2001	4%	96%
Total stockholders’ equity	15%	85%
Loans, net	15%	85%
Deposits	15%	85%
Total assets	14%	86%
Market value	15%	85%
Proposed ownership—all stock	18%	82%
Proposed ownership—60% stock / 40% cash	12%	88%

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Accretion/Dilution Analyses. Davenport analyzed the estimated pro-forma accretion/dilution impact of the merger to Guaranty shareholders on a per share basis based on earnings per share for the last twelve months ended September 30, 2003, balance sheet data as of September 30, 2003 and the market price as of December 16, 2003. This information is presented in the following table.

	Per Guaranty Share
	Contribute	Receive	Accretion / (Dilution)
			($)	(%)
LTM EPS	$0.95	$1.77	$0.82	86.4%
Tangible book value	$9.95	$10.56	$0.61	6.1%
Total book value	$9.95	$14.49	$4.54	45.6%
Deposits	$88.18	$113.85	$25.68	29.1%
Assets	$98.98	$138.07	$39.09	39.5%
Market value—per share	$20.25	$26.62	$6.37	31.5%

Davenport also analyzed the estimated pro-forma accretion/dilution impact of the merger to Guaranty shareholders on a per share basis based on the estimated pro-forma combined 2004 cash and GAAP earnings per share using Guaranty’s and Union’s estimated 2004 net income and assuming cost savings equal to 25% of Guaranty’s estimated 2004 noninterest expenses. This analysis showed 86.4% accretion in the 2004 cash earnings per share and 80.0% accretion in the 2004 GAAP earnings per share to Guaranty’s shareholders. Davenport also analyzed the estimated pro-forma 2004 dividend based on estimates provided by Union’s management which showed 85.2% accretion in the 2004 dividend to Guaranty’s shareholders.

Other Analyses. Davenport reviewed the financial and market performance of Guaranty and Union individually and relative to relevant industry peer groups. Davenport also reviewed earnings estimates, balance sheet composition, historical stock performance, stock liquidity and research coverage for Union.

Other. In the ordinary course of its business as a broker-dealer, Davenport may, from time to time, purchase securities from, and sell securities to, Guaranty and Union. As a market maker in securities, Davenport may from time to time have a long or short position in, and buy or sell, equity securities of Guaranty and Union for Davenport’s own account or for the accounts of its customers.

Fees. Pursuant to the terms of an engagement letter dated as of October 22, 2003 between Guaranty and Davenport, Guaranty has paid Davenport a cash fee of $10,000, and has agreed to pay an additional cash fee based on the transaction value upon consummation of the merger. Based on Union’s closing price of $30.52 on December 18, 2003, the additional cash fee would have been approximately $540,000. Guaranty has also agreed to reimburse Davenport for reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Davenport and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with Davenport, which Davenport and Guaranty believe are customary in transactions of this nature, were negotiated at arm’s length between Guaranty and Davenport, and Guaranty’s board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to Davenport is contingent upon consummation of the merger. In the past, Davenport has provided investment banking services to Guaranty for which services Davenport received customary fees.

Effective Date

If the merger is approved by the shareholders of Guaranty, all required governmental and other consents are obtained and the other conditions to the merger are satisfied or waived, the merger will be consummated and made effective on the date and at the time indicated on the certificate of merger issued by the Virginia State Corporation Commission pursuant to the Virginia Stock Corporation Act. See “ — Representations and Warranties; Conditions to the Merger.”

It is anticipated that the merger will occur in the second quarter of 2004.

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Merger Consideration and Election and Allocation Procedures

Upon consummation of the merger, each outstanding share of Guaranty common stock will be converted into the right to receive $28.00 in cash, without interest, or 0.842 shares of Union common stock, at the election of each Guaranty shareholder and subject to the election, allocation and pro ration procedures set forth in the merger agreement and described below. See “— Merger Consideration,” “— Election Procedures” and “— Allocation Procedures” below. No fractional shares of Union common stock will be issued in connection with the merger. Instead, Union will make a cash payment to each Guaranty shareholder who would otherwise receive a fractional share.

The form of the consideration ultimately received by you will depend upon the election, allocation and pro ration procedures described below and the choices of other Guaranty shareholders. Accordingly, no guarantee can be given that your choice will be honored.

In addition, because the tax consequences to you will be dependent on the form of consideration received, you are urged to read carefully the information set forth below under “— Material Federal Income Tax Consequences” beginning on page             .

Merger Consideration. The merger agreement provides that each share of Guaranty common stock outstanding immediately prior to the effective date of the merger shall be converted into, and shall be cancelled in exchange for, the right to receive either:

•	a cash amount equal to $28.00, without interest (which is referred to as the per share cash consideration), or

•	0.842 shares of Union common stock (which is referred to as the per share stock consideration).

As described under “— Elections” below, you will have the opportunity to elect the form of consideration to be received for all shares of Guaranty common stock held by you, subject to allocation and pro ration procedures set forth in the merger agreement. These allocation procedures are intended to ensure that 60% of the outstanding shares of Guaranty common stock will be converted into the right to receive Union common stock and 40% of the outstanding shares of Guaranty common stock will be converted into the right to receive cash. If holders of more than 60% of the outstanding shares of Guaranty common stock elect to receive Union common stock in the merger, Union has the right to issue a greater proportion of shares of common stock (but Union does not expect to issue more than 1,500,000 shares of its common stock in the merger).

The market price of Union common stock is subject to change at all times based on the future financial condition and operating results of Union, future market conditions and other factors. The market price of the Union common stock at the effective date of the merger or at the time that Guaranty shareholders who receive Union common stock in the merger actually receive stock certificates evidencing those shares may be higher or lower than recent prices. For further information concerning the historical prices of Union common stock, see “Market for Common Stock and Dividends” on page             . You are urged to obtain current market prices for Union common stock in connection with voting your shares on the merger agreement at the special meeting and making your election decision.

Elections. Accompanying this proxy statement/prospectus, is an election form that permits you:

•	to elect to receive shares of Union common stock in exchange for shares of Guaranty common stock held by you, plus cash in lieu of any fractional share interest,

•	to elect to receive cash in exchange for shares of Guaranty common stock held by you, or

•	to indicate that you make no election with respect to the consideration to be received by you in exchange for your shares of Guaranty common stock.

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The Guaranty shares in these three categories are referred to below as stock election shares, cash election shares and no-election shares.

If you either (i) do not submit a properly completed election form in a timely fashion or (ii) revoke your election form prior to the deadline for the submission of the election form and do not resubmit a properly completed election form by the election form deadline, the shares of Guaranty common stock held by you will be designated no-election shares.

Election Procedures. All elections will be required to be made on the election form. To make an effective election with respect to your shares of Guaranty common stock, you must, in accordance with the election form:

•	properly complete and return the election form to Registrar and Transfer Company, the exchange agent designated by Union to receive these materials, and

•	deliver with the election form any other required documents prior to the deadline for returning the election form.

The deadline for surrendering all documentation required for an effective election (the “election deadline date”) will be set forth in the election instructions and will be 30 days following the mailing of the election form, although the date may be extended by mutual agreement of Union and Guaranty.

If you have a particular preference as to the form of consideration to be received for your shares of Guaranty common stock, you should make an election because shares as to which an election has been made will be given priority in allocating such consideration over shares as to which no election was made. Neither the Guaranty board nor its financial advisor makes any recommendation as to whether shareholders should elect to receive the cash consideration or the stock consideration in the merger. You must make your own decision with respect to such election, bearing in mind the tax consequences of the election you choose. See “—Material Federal Income Tax Consequences” beginning on page         .

Even if you have no preference, we suggest that you return your election form by the election deadline date indicating that you have no preference, so that you may receive the merger consideration allocable to you promptly following completion of the exchange procedures after the merger is consummated. See “—Procedures for Exchanging Guaranty Common Stock Certificates” beginning on page         .

Transmittal Procedures. No later than five business days after the effective date of the merger, you will be sent a notice and letter of transmittal which will advise you as to the completion of the merger and the procedure for exchanging your Guaranty common stock for the merger consideration allocated to you.

You should not return your Guaranty stock certificates with the enclosed proxy, and stock certificates should not be forwarded to Union, Guaranty or any other party until you have received the transmittal forms. See “—Procedures for Exchanging of Guaranty Common Stock Certificates” below.

Allocation Procedures. Your ability to receive all cash or all shares of Union common stock in exchange for your shares of Guaranty common stock in the merger is subject to allocation procedures set forth in the merger agreement. These allocation procedures are intended to ensure that 60% of the outstanding shares of Guaranty common stock will be converted into the right to receive Union common stock and 40% of the outstanding shares of Guaranty common stock will be converted into the right to receive cash.

It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if Guaranty shareholders in the aggregate elect to receive more or less of the Union common stock than Union has agreed to issue. These procedures are summarized below.

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Pursuant to the merger agreement, the aggregate cash consideration in the merger shall amount to the product of the number of shares of Guaranty common stock outstanding immediately prior to the effective date of the merger times 0.40 times $28.00.

•	If the cash elections total more than the aggregate cash consideration, all no-election shares will be converted to stock election shares and a sufficient number of shares from among the holders of cash election shares will be converted on a pro rata basis into stock election shares, so that the total cash paid equals as closely as practicable the aggregate cash consideration. This pro ration will reflect the proportion that the number of cash election shares of each holder of cash election shares bears to the total number of cash election shares.

•	If the cash elections total less than the aggregate cash consideration, a sufficient number of shares will be converted into cash election shares, first from among the holders of no-election shares and then, if necessary, from among the holders of stock election shares on a pro rata basis, so that the total cash paid equals as closely as practicable the aggregate cash consideration; provided, however, Union has the right to pay, in its sole discretion, less than the aggregate cash consideration and issue a greater proportion of shares of common stock (but Union does not expect to issue more than 1,500,000 shares of its common stock in the merger). This pro ration will reflect the proportion that the number of stock election shares of each holder of stock election shares bears to the total number of stock election shares.

The above-described allocation will be made by Union’s exchange agent within five business days after the completion of the merger.

Procedures for Exchanging of Guaranty Common Stock Certificates

Within five business days after the completion of the merger, Union’s exchange agent will mail to each holder of record of shares of Guaranty common stock a notice and letter of transmittal and instructions for use in effecting the surrender of the certificates in exchange for the merger consideration allocated to them. Upon surrender of a stock certificate for Guaranty common stock for exchange and cancellation to the exchange agent, together with a duly executed letter of transmittal, the holder of such certificate will be entitled to receive such merger consideration allocated to such holder and the certificate for Guaranty common stock so surrendered will be canceled. No interest will be paid or accrued on any cash constituting merger consideration (including cash in lieu of fractional shares).

The exchange agent will complete the allocation within five business days after the merger. Shareholders will receive the merger consideration allocated to them as soon as practicable after their stock certificates have been surrendered with appropriate documentation to the exchange agent or other steps have been taken to surrender the evidence of their stock interest in Guaranty in accordance with the instructions accompanying the letter of transmittal form.

No stock certificates representing fractional shares of Union common stock will be issued upon the surrender for exchange of Guaranty stock certificates. In lieu of the issuance of any such fractional share, Union will pay to each former shareholder of Guaranty who otherwise would be entitled to receive a fractional share of Union common stock an amount in cash determined by multiplying the fraction of a share of Union common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement by $28.00.

If you receive shares of Union common stock in the merger, you will receive dividends on Union common stock or other distributions declared after the completion of the merger only if you have surrendered your Guaranty stock certificates. Only then will you be entitled to receive all previously withheld dividends and distributions, without interest.

After completion of the merger, no transfers of Guaranty common stock issued and outstanding immediately prior to the completion of the merger will be allowed. Guaranty stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the appropriate merger consideration.

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Union will only issue a Union stock certificate in a name other than the name in which a surrendered Guaranty stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership of the shares of Guaranty common stock formerly represented by such Guaranty stock certificate, and show that you paid any applicable stock transfer taxes.

If your Guaranty stock certificate has been lost, stolen or destroyed, you may be required to deliver an affidavit and a lost certificate bond as a condition to receiving any Union stock certificate to which you may be entitled.

Representations and Warranties; Conditions to the Merger

The merger agreement contains representations and warranties by Union and Guaranty, including representations and warranties with respect to their individual organizations, authorizations to enter into the merger agreement, capitalization, financial statements and pending and threatened litigation. These representations and warranties, except as otherwise provided in the merger agreement, will not survive the effective date of the merger.

The obligations of Union and Guaranty to consummate the merger are subject to the following conditions, among others:

•	approval of the merger agreement by the shareholders of Guaranty;

•	receipt of all necessary regulatory approvals not conditioned or restricted in a manner that, in the reasonable opinion of the boards of directors of Union or Guaranty, would so materially adversely impact the economic or business benefits of the merger so as to render inadvisable the consummation of the merger;

•	the continuing effectiveness of Union’s registration statement filed with the Securities and Exchange Commission;

•	Union and Guaranty must each receive a legal opinion from the other party’s legal counsel with respect to certain matters relating to the merger, including a legal opinion from Union’s counsel confirming the tax-free nature of the merger;

•	there must be no order, decree or injunction issued preventing completion of the merger; and

•	approval from the Nasdaq Stock Market for the listing on the Nasdaq National Market of the shares of Union common stock to be issued in the merger.

Also, each company’s obligation to effect the merger, unless waived, is subject to:

•	performance in all material respects by the other company of its obligations under the merger agreement;

•	the representations and warranties of Union and Guaranty in the merger agreement must be true and correct, subject to exceptions (which include matters that, individually or in the aggregate, do not materially adversely affect the merger and the other transactions contemplated by the merger agreement); and

•	the receipt of certain certificates from the other company.

Regulatory Approvals

The merger of Guaranty into Union cannot occur without the approval of the Board of Governors of the Federal Reserve System and the Virginia State Corporation Commission. On February             , 2004, Union filed a

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notification of the merger with the Federal Reserve and an application with the Federal Reserve and the Virginia State Corporation Commission respectively. The notification and application were each accepted but no approvals have been obtained.

While we cannot predict whether or when we will obtain all required regulatory approvals, we see no reason why the approvals will not be obtained in a timely manner. However, there can be no assurance that the necessary approvals will be obtained, or that any approval will not be conditioned in a manner which makes consummation of the merger, in the judgment of the board of directors of Union or Guaranty, inadvisable or unduly burdensome.

Business Pending the Merger

Until the merger, Guaranty has agreed to conduct its and its subsidiaries operations only in the ordinary and usual course, and to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates.

In addition, and except with the prior consent of Union, until the effective date of the merger, Guaranty may not:

•	take any action, engage in any transactions or enter into any agreements which would adversely affect or delay in any material respect the ability of Union or Guaranty to obtain the necessary approvals, consents or waivers required to effect the merger or to perform its covenants and agreements on a timely basis;

•	issue any capital stock, except (i) upon exercise of options issued pursuant to existing stock option plans, programs or arrangements, (ii) such stock grants to its directors pursuant to its director retention program with respect to an aggregate of 1,232 shares of Guaranty common stock prior to December 31, 2003 and an aggregate of 1,350 shares of Guaranty common stock after January 1, 2004, and (iii) granting to William E. Doyle, Jr. a stock option for 10,000 shares of Guaranty common stock in accordance with the terms of his employment agreement with Guaranty;

•	enter into or amend any written employment or severance agreement or similar arrangement with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee compensation, except for normal individual increases to employees and employee bonuses made in the ordinary course of business consistent with past practice;

•	enter into or amend (except as required by law), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare arrangement, or any related trust agreement, relating to any of its directors, officers or employees, including any action that accelerates the vesting or exercise of any benefits payable thereunder (but excluding any accelerated vesting resulting from the merger), except in the ordinary course of Guaranty’s business (which shall not apply to the granting of stock options) or required by the merger agreement;

•	incur any obligation or liability (whether absolute or contingent, excluding suits against Guaranty), make any pledge, or encumber any of its assets, nor dispose of any of its assets in any other manner, except in the ordinary course of business and for adequate value, or as otherwise permitted in the merger agreement;

•	make, declare, pay or set aside for payment any dividend (other than as permitted in the merger agreement) on or in respect of, or declare or make any distribution on any shares of stock or, in any way, adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Guaranty’s own stock, except in the ordinary course of business to satisfy obligations under dividend reinvestment or employee benefit plans;

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•	acquire all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business;

•	make changes in accounting principles, practices or methods, other than as may be required by generally accepted accounting principles or relevant regulatory accounting requirements;

•	take any action that would prevent the merger from qualifying as a tax-free reorganization within the meaning of the Internal Revenue Code;

•	make any capital expenditures other than in the ordinary course of business and consistent with past practice in excess of $10,000 individually or $50,000 in the aggregate;

•	change its lending, investment, asset/liability management or other material banking policies in any material respect, except as may be required by law;

•	file any application to establish, relocate or terminate the operations of any banking office of Guaranty Bank;

•	create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which Guaranty or any of its subsidiaries is a party or by which Guaranty or a subsidiary or their respective properties is bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the effective date of the merger.

•	alter, amend or repeal its articles of incorporation or bylaws; or

•	take any action that would cause any of its representations and warranties in the merger agreement to become untrue.

Pending consummation of the merger, Union has agreed that it will operate its business in the ordinary course and use its best efforts to preserve its respective properties, business and customer and employee relationships. In addition, Union has agreed that it will not take any action, engage in any transactions or enter into any agreements which would adversely affect or delay in any material respect the ability of Union or Guaranty to obtain the necessary approvals, consents or waivers required to effect the merger or to perform its covenants and agreements on a timely basis. Finally, Union has agreed that it will not take any action that would prevent the merger from qualifying as a tax-free reorganization within the meaning of the Internal Revenue Code.

No Solicitation

Guaranty has agreed that it will not solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations regarding any merger, reorganization, consolidation, share exchange, joint venture, business combination or similar transaction involving Guaranty, or any purchase of all or any material portion of the assets of Guaranty (referred to as an “acquisition transaction”).

Notwithstanding the non-solicitation provision described above, the Guaranty board may furnish information to, or enter into discussions or negotiations with, any person or entity that makes an unsolicited, written bona fide proposal regarding a transaction described above if, and only to the extent that:

•	the Guaranty board concludes in good faith, after consultation with and based upon the advice of outside counsel, that it is required to furnish such information or enter into such discussions or negotiations in order to comply with its fiduciary duties to shareholders under applicable law;

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•	prior to taking such action, Guaranty receives from such person or entity an executed confidentiality agreement; and

•	the Guaranty board concludes in good faith, after consultation with its financial and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal that the proposed transaction (i) is more favorable to its shareholders, from a financial point of view, than the merger with Union and (ii) is fully financed or reasonably capable of being fully financed and otherwise reasonably capable of being completed on the terms proposed (a “superior proposal”).

Guaranty is required to notify Union of the receipt of any such proposal or inquiry, and to provide it with the identity of the party making the proposal or inquiry and the terms and conditions of the proposal or inquiry.

Waiver and Amendment

At any time on or before the effective date of the merger, any term or condition of the merger may be waived by the party which is entitled to the benefits thereof, without shareholder approval, to the extent permitted under applicable law. The merger agreement may be amended at any time before the merger by agreement of the parties whether before or after the later of the date of the Guaranty special meeting, except statutory requirements and requisite approvals of the shareholders of Guaranty and regulatory authorities. Any material change in a material term of the merger agreement would require a resolicitation of Guaranty’s shareholders. Such a material change would include, but not be limited to, a change in the tax consequences to Guaranty’s shareholders.

Termination of the Merger Agreement

The merger agreement may be terminated:

•	by mutual consent of the parties;

•	by either Union or Guaranty if any condition that must be satisfied for such company to complete the merger is not met, including the conditions that (a) the other company’s representations and warranties are true and correct upon the effective date of the merger, subject to exceptions, or (b) the other company has performed in all material respects all obligations required to be performed by it under the merger agreement prior to the effective date of the merger;

•	by either Union or Guaranty if the merger is not completed by October 31, 2004, except to the extent that the failure of completing the merger by such date arises out of or results from the knowing action or inaction of the party seeking to terminate the agreement;

•	by Union, prior to the special meeting, if (a) Guaranty shall have breached the covenants described under “—No Solicitation” on page , (b) the Guaranty board of directors shall have failed to recommend that the shareholders of Guaranty approve the merger agreement or has withdrawn, modified or changed such recommendation in a manner which is adverse to Union, or (c) Guaranty breaches its covenants requiring the calling and holding of a meeting of shareholders to consider the merger agreement;

•	by Union, if Guaranty, without having received Union’s prior written consent, enters into an agreement with any person to (a) acquire, merge or consolidate, or enter into any similar transaction, with Guaranty, (b) purchase, lease or otherwise acquire all or substantially all of the assets of Guaranty, or (c) purchase or otherwise acquire directly from Guaranty securities representing 10% or more of the voting power of Guaranty;

•	by Union if a third party commences a tender offer or exchange offer for 20% or more of the outstanding Guaranty common stock and the board of directors of Guaranty recommends that

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Guaranty shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period; and

•	by Guaranty prior to the special meeting in order to enter into an acquisition agreement or similar agreement with respect to an unsolicited “superior proposal,” as defined in the merger agreement and under “No Solicitation” beginning on page , which has been received and considered by Guaranty in compliance with the applicable terms of the merger agreement, provided that Guaranty has notified Union at least five business days in advance of any such termination and given Union the opportunity during such period to make an offer to Guaranty at least as favorable as the superior proposal, as determined by the Guaranty board of directors.

In addition, Guaranty may terminate the merger agreement at any time during the five-day period following the “determination date”, as defined in the merger agreement, if (a) the average closing price of Union common stock during the 20 consecutive trading days ending on the determination date is less than $24.424 and (b) the number obtained by dividing such average closing price by $30.53 is less than the number obtained by dividing the closing value of the Nasdaq Bank Index on the determination date by the closing value of the Nasdaq Bank Index on December 16, 2003 and subtracting 0.20 from such quotient. If this occurs, Union could voluntarily elect to increase the per share cash consideration and/or per share stock consideration such that either (a) or (b) above may be deemed to have not occurred, thereby nullifying Guaranty’s termination right. Union is not required to increase the merger consideration, however, if the situation described above occurs.

In the event of termination, the merger agreement will become null and void, except that certain provisions thereof relating to expenses and confidentiality of information exchanged between the parties will survive any such termination.

Termination Fees

The merger agreement provides that Guaranty must pay Union a $2.2 million termination fee under the circumstances and in the manner described below:

•	if the merger agreement is terminated by Union for any of the reasons described in the fourth (other than clause (b)), fifth or sixth bullet points in the first paragraph under “—Termination of the Merger Agreement” on page or by Guaranty for the reasons described in the last bullet point in such section, Guaranty must pay the termination fee to Union concurrently with the termination of the merger agreement; or

•	if (x) the merger agreement is terminated by Union pursuant to the second bullet point in the first paragraph under “—Termination of the Merger Agreement” on page as a result of a material breach by Guaranty of a representation, warranty or agreement contained in the merger agreement, by Union pursuant to clause (b) in the fourth bullet point in the first paragraph under “—Termination of the Merger Agreement” on page or by either Union or Guaranty because the merger has not been consummated by October 31, 2004 (other than due to a breach by the terminating party), and in the case of any termination referenced above, a proposal for an “acquisition transaction” (as defined under “—No Solicitation” on page ) shall have been publicly announced or otherwise communicated or made known to the senior management or the board of directors of Guaranty (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to propose an acquisition transaction) at any time after the date of the merger agreement and prior to the date of termination of the merger agreement, and (y) within 18 months after such termination, Guaranty consummates a transaction which is the subject of an acquisition transaction, then Guaranty shall pay to Union the termination fee on the date of consummation of such transaction.

In addition, if the merger agreement is terminated by Guaranty pursuant to the second bullet point in the first paragraph under “—Termination of the Merger Agreement” on page              as a result of a material breach by Union of a representation, warranty or obligation contained in the merger agreement, or by Union pursuant to the third bullet point in the first paragraph under “—Termination of the Merger Agreement” on page             , and subject to

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the exception set forth below, Union will reimburse Guaranty for its properly documented early termination fees (see “—Adjustment of Per Share Cash Consideration” on page         ), plus any incremental difference in price paid by Guaranty for the same services to continue to use its existing or other commercially recognized vendor, and offset by any credits or price reductions realized by Guaranty if it subsequently reinstates any terminated contracts. In no event, however, will Union will responsible for an aggregate payment in excess of $750,000. Notwithstanding the foregoing, Union will not be obligated to make any payments to Guaranty upon termination by Union of the merger agreement pursuant to the third bullet point in the first paragraph under “—Termination of the Merger Agreement” on page          if the failure to the consummate the merger by October 31, 2004 arises out of or results from the knowing action or inaction of Guaranty that is in violation of Guaranty’s obligations under the merger agreement.

Any termination fee that becomes payable pursuant to the merger agreement shall be paid by wire transfer of immediately available funds to an account designated by the receiving party.

If a party fails to timely pay the termination fee to the other party, the party which is to pay the fee will be obligated to pay the costs and expenses incurred by the other party to collect such payment, together with interest.

If for any reason other than as a result of an event of termination, as described above, the merger is not approved by Guaranty’s shareholders, then Guaranty shall reimburse Union for one-half of its reasonable out-of-pocket and other expenses incurred by Union in connection with the merger agreement up to $100,000.

Affiliate Agreement

In connection with the execution and delivery of the merger agreement, the directors and executive officers of Guaranty entered into an affiliate agreement with Union under which these individuals agreed to vote all of their shares in favor of the merger agreement. As of January 22, 2004, these individuals owned shares of Guaranty common stock representing approximately 20.6% of the outstanding common shares of Guaranty.

The affiliate agreement prohibits, subject to limited exceptions, the shareholder from selling, transferring, pledging, encumbering or otherwise disposing of any shares of Guaranty stock. The affiliate agreement terminates upon the earlier to occur of the completion of the merger and the termination of the merger agreement in accordance with its terms.

Accounting Treatment

The merger will be accounted for under the purchase method of accounting under generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of Guaranty will be recorded, as of completion of the merger, at their respective fair values and added to those of Union. Financial statements and reported results of operations of Union issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Guaranty.

Interests of Certain Persons in the Merger

As discussed below, certain members of Guaranty’s management, as well as certain members of the Guaranty board of directors, have interests in the merger in addition to their interests as shareholders of Guaranty. In each case, the Guaranty board was aware of these potential interests, and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

Indemnification and Insurance. Union has generally agreed to indemnify, for the period of six years after the merger, the officers and directors of Guaranty against certain liabilities arising before the effective date of the merger. Union also has agreed to provide directors’ and officers’ liability insurance for the present officers and directors of Guaranty for a period of three years after the merger.

Director Appointments. Douglas E. Caton, current Chairman of Guaranty, will be appointed to the Union board of directors. In addition, a director recommended by Guaranty from among the current members of the board of

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directors of Guaranty or Guaranty Bank, and approved by Union, will become a director of Union Bank & Trust Company.

Potential Payments Under Employment Agreement. Guaranty has an employment agreement with William E. Doyle, Jr., the President and Chief Executive Officer of Guaranty. Under the terms of his employment agreement, if Mr. Doyle’s employment is terminated by Guaranty for reasons other than cause or by Mr. Doyle for “good reason” (as defined in the agreement), he will be entitled to receive severance pay equal to one-twelfth of his annual base salary in effect at the time of termination each month for 36 months or for the remainder of the term of the agreement, whichever is less. The term of Mr. Doyle’s employment agreement ends May 31, 2006. If his employment terminates for reasons other than cause or for good reason within one year of a change in control of Guaranty, he will be entitled to severance payments approximately equal to the excess of 299% of his average annualized compensation as determined under Section 280G of the Internal Revenue Code of 1986, as amended for the period that he was employed by Guaranty prior to change in control. If Mr. Doyle’s employment is terminated as set forth above after the merger, he will be entitled to total severance payments, including continued compensation for the remainder of the term of his contract, amounting to approximately $695,000.

Stock Options. Certain directors, officers and employees of Guaranty hold stock options under Guaranty’s stock option plan to acquire an aggregate of              shares of Guaranty common stock at exercise prices ranging from $             to $             per share. Such options, to the extent not exercised before the merger, will be converted into options to acquire shares of Union common stock, appropriately adjusted to reflect the stock election component of the merger consideration. In addition, in accordance with Guaranty’s stock option plan, for 60 days after the merger each stock option may be cancelled by the option holder in exchange for a cash payment equal to the difference between the fair market value of Union common stock on the date the option is cancelled and the per share exercise price.

Employee and Benefit Plans. As soon as administratively practicable following the merger, employees of Guaranty who continue on as employees of Union will be entitled to participate in the Union pension, health and welfare benefit and similar plans on the same terms and conditions as employees of Union. These employees will receive credit for their years of service to Guaranty for participation and vesting purposes only.

Material Federal Income Tax Consequences

The following is a discussion of certain material federal income tax consequences of the merger under the Internal Revenue Code to Guaranty shareholders. The discussion does not deal with all aspects of federal taxation that may be relevant to particular Guaranty shareholders. Certain tax consequences of the merger may vary depending upon the particular circumstances of each Guaranty shareholder and other factors.

Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. You are urged to consult with your tax advisor to determine the particular tax consequences of the merger to you.

This summary is based on current law as in effect on the date of this proxy statement/prospectus and the advice of LeClair Ryan, A Professional Corporation, legal counsel to Union. This law is subject to change and any such change may be made with retroactive effect. No assurance can be given that, after any such change, this description would not be different. The advice in this summary is also based on, among other things, certain customary assumptions and representations relating to certain facts and circumstances of, and the intentions of the parties to, the merger. Neither Union nor Guaranty has requested a ruling from the Internal Revenue Service in connection with the merger.

The Merger. The merger, when consummated in accordance with the terms of the merger agreement, will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and, accordingly, neither Union nor Guaranty will recognize any taxable gain or loss as a result of the merger.

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The federal income tax consequences of the merger to a Guaranty shareholder generally will depend on whether the shareholder receives cash, Union common stock or a combination thereof in exchange for his or her shares of Guaranty common stock.

•	If you receive solely Union common stock in exchange for all of your shares of Guaranty common stock pursuant to the merger, you will not recognize gain or loss on the exchange. However, if you receive cash in lieu of a fractional share interest in Union common stock, you will be treated as having received a fractional share of Union common stock in the merger and having immediately exchanged that fractional share for cash in a taxable redemption by Union. Your tax basis in Union common stock actually received pursuant to the merger will equal your tax basis in the shares of Guaranty common stock being exchanged, reduced by any amount allocable to a fractional share interest of Union common stock for which cash is received. The holding period of Union common stock received will include the holding period of the shares of Guaranty common stock being exchanged.

•	If you receive solely cash in exchange for all of your shares of Guaranty common stock pursuant to the merger, you generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and your aggregate tax basis for such shares of Guaranty common stock, which gain or loss will be long-term capital gain or loss if such shares of Guaranty common stock were held for more than one year. If, however, you are treated under the Internal Revenue Code as the constructive owner of shares of Guaranty common stock that are exchanged for shares of Union common stock in the merger or you own shares of Union common stock actually or constructively after the merger, some or all of any gain realized by you may not qualify for treatment as capital gain but instead may, to the extent of Guaranty’s accumulated earnings and profits, be treated as receipt of a dividend taxable at ordinary income rates. Under the constructive ownership rules of the Internal Revenue Code, a shareholder may be treated as owning stock that is actually owned by another person or entity. You should consult your tax advisor as to the possibility that all or a portion of any cash received in exchange for your shares of Guaranty common stock will be treated as a dividend.

•	If you receive both Union common stock and cash consideration in exchange for all of your shares of Guaranty common stock, you generally will recognize gain, but not loss, to the extent of the lesser of (a) the excess, if any, of (i) the sum of the aggregate fair market value of the Union common stock received (including any fractional share of Union common stock deemed to be received and exchanged for cash) and the amount of cash received (excluding any cash received in lieu of a fractional share of Union common stock) over (ii) your aggregate tax basis in the shares of Guaranty common stock exchanged in the merger; and (b) the amount of cash received by you.

•	Any gain recognized with respect to a block of Guaranty shares will generally be long-term capital gain if the shares of Guaranty common stock exchanged were held for more than one year. However, if the receipt of cash in exchange for such block of Guaranty shares is treated as equivalent to the distribution of a dividend under the Internal Revenue Code, such gain will be treated as a dividend to the extent of your ratable share of the undistributed accumulated earnings and profits of Guaranty. You should consult your tax advisor as to the possibility that all or a portion of any cash received in exchange for your Guaranty common stock will be treated as a dividend.

•	Your aggregate tax basis in Union common stock received pursuant to the merger, if any, will equal your aggregate tax basis in the shares of Guaranty common stock being exchanged, reduced by any amount allocable to a fractional share interest of Union common stock for which cash is received and by the amount of any cash consideration received, and increased by the amount of taxable gain, if any, recognized by you in the merger (including any portion of such gain that is treated as a dividend).

Cash in Lieu of Fractional Shares. No fractional shares of Union common stock will be issued in the merger. If you receive cash in lieu of a fractional share, you will be treated as having received such fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by Union. You will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the excess of the amount of cash received and your tax basis in the fractional share. Any capital gain or loss will be long-term capital gain or loss if the Guaranty common stock exchanged was held for more than one year.

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Closing Opinion. It is a condition precedent to the obligations of Union and Guaranty to effect the merger that they receive an opinion from LeClair Ryan, dated as of the effective date of the merger, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Such opinion will be based upon facts existing at the effective date of the merger, and in rendering such opinion, counsel will require and rely upon facts, representations and assumptions that will be provided by Union, Guaranty and others.

Union and Guaranty have not and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

Backup Withholding. Non-corporate holders of Guaranty common stock may be subject to information reporting and backup withholding imposed at a rate of 28% on any cash payments they receive. Guaranty shareholders will not be subject to backup withholding, however, if they:

•	furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal they will receive; or

•	are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a Guaranty shareholder’s United States federal income tax liability, provided they furnish the required information to the Internal Revenue Service.

Reporting Requirements. Guaranty shareholders who receive Union common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with their United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

No Dissenters’ Rights

Shareholders of Guaranty do not have dissenters’ rights under Virginia law or under Guaranty’s articles of incorporation or bylaws in connection with the merger. See “Comparative Rights of Shareholders” on page         .

Certain Differences in Rights of Shareholders

Both Union and Guaranty are corporations subject to the provisions of the Virginia Stock Corporation Act. The rights of Guaranty shareholders are presently governed by Guaranty’s articles of incorporation and bylaws, as well as the Virginia Stock Corporation Act. Upon consummation of the merger and certain Guaranty shareholders becoming shareholders of Union, such shareholders’ rights will be governed by the articles of incorporation and bylaws of Union and the Virginia Stock Corporation Act.

There are no material differences between the rights of a Guaranty shareholder under Guaranty’s articles of incorporation and bylaws, on the one hand, and the rights of a Union shareholder under the articles of incorporation and bylaws of Union, on the other hand, except as disclosed in the section “Comparative Rights of Shareholders” on page         .

Restrictions on Resales of Shares by Affiliates

The shares of Union common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares issued to any person who is deemed to be an “affiliate” of Guaranty at the time of the special meeting. An “affiliate” of Guaranty, as defined by the rules under the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Guaranty. Affiliates of Guaranty generally include a director, executive officer or 10% shareholder of Guaranty.

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Each affiliate of Guaranty has agreed that he or she will not transfer any shares of stock received in the merger except in compliance with the Securities Act. This proxy statement/prospectus does not cover any resale of Union common stock received in the merger by any person who may be deemed to be an affiliate of Guaranty.

Expenses of the Merger

In general, whether or not the merger is consummated, Guaranty and Union will pay their own expenses incident to preparing, entering into and carrying out the merger agreement, and preparing and filing this proxy statement/prospectus. Union and Guaranty will, however, share equally the expenses of printing this proxy statement/prospectus.

In addition, if for any reason other than as a result of the fifth or sixth bullet point in the first paragraph under “Termination of the Merger Agreement” on page          the merger is not approved by Guaranty’s shareholders at the special meeting or any adjournment thereof, then Guaranty shall reimburse Union for one-half of its reasonable out-of-pocket and other expenses incurred by Union in connection with entering into the merger agreement and the transactions contemplated thereunder, provided that the maximum amount that Guaranty shall be responsible to Union is $100,000.

MARKET FOR COMMON STOCK AND DIVIDENDS

Union common stock is traded on the Nasdaq National Market under the symbol “UBSH.” Guaranty common stock also trades on the Nasdaq National Market, under the symbol “GSLC.”

As of the record date for the special meeting, there were              shares of Guaranty common stock outstanding, which were held by approximately              holders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

The following table sets forth during the periods indicated the high and low sales prices of Union common stock and Guaranty common stock as reported on the Nasdaq National Market and the dividends declared per share of Union common stock and Guaranty common stock.

	Union					Guaranty
	Sales Price				Dividends Declared Per Share	Sales Price				Dividends Declared Per Share
	High		Low			High		Low
2004
First Quarter (through )	$		$		$—	$		$		$

2003
First Quarter		$28.68		$23.26	$—		$13.95		$13.05		$0.075
Second Quarter		28.38		25.88	0.29		15.36		14.00		0.075
Third Quarter		32.64		29.71	—		16.20		14.50		0.075
Fourth Quarter		33.20		30.13	0.31		26.24		19.50		0.075

2002
First Quarter		$21.80		$15.50	$—		$10.95		$8.00		—
Second Quarter		27.95		20.96	0.25		13.75		10.20		—
Third Quarter		29.00		22.54	—		14.12		12.20		—
Fourth Quarter		29.33		22.25	0.27		14.60		12.50		—

The following table shows the closing price per share of Union common stock and Guaranty common stock on (a) December 18, 2003, the last trading day preceding public announcement of the merger agreement, and

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(b)                              , 2004, the last full trading day for which closing prices were available at the time of the printing of this document. The historical prices are as reported on the Nasdaq National Market. The following table also includes the equivalent price per share of Guaranty common stock on those dates. The equivalent per share price reflects the value of the Union common stock that would be received by Guaranty shareholders in the merger based on an assumed exchange ratio of 0.842 shares of Union common stock for each share of Guaranty common stock, which is the per share stock consideration in the merger.

Date	Union		Guaranty		Equivalent Market Value Per Share of Guaranty
December 18, 2003		$30.52		$19.68		$25.70
, 2004	$		$		$

You are advised to obtain current market quotations for Union common stock and Guaranty common stock. The market price of Union common stock at the effective date of the merger or at the time shareholders of Guaranty who receive Union common stock in the merger receive certificates evidencing such shares after the merger is consummated may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this document or at the time of the special meeting.

Union and Guaranty are legal entities separate and distinct from their subsidiaries, and their revenues depend primarily on the payment of dividends from their subsidiary banks. Union’s and Guaranty’s subsidiary banks are subject to certain legal restrictions on the amount of dividends they are permitted to pay to Union and Guaranty. For example, a Virginia chartered bank, such as Guaranty Bank and three of Union’s bank subsidiaries, is prohibited from paying a dividend that would impair its paid-in capital. In addition, the Virginia State Corporation Commission may limit the payment by any Virginia chartered bank if it determines that the limitation is in the public interest and is necessary to ensure the bank’s financial soundness.

Under current federal law, insured depository institutions such as Union’s and Guaranty’s bank subsidiaries are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized.” Based on their subsidiary bank’s current financial condition, Union and Guaranty do not expect that this provision will have any impact on its ability to obtain dividends from its insured depository institution subsidiaries.

As a result of these legal restrictions, there can be no assurance that dividends would be paid in the future by Union’s and Guaranty’s bank subsidiaries. The final determination of the timing, amount and payment of dividends on each of Union common stock and Guaranty common stock is at the discretion of their respective boards of directors and will depend upon the earnings of the bank holding company and its subsidiaries, principally its subsidiary banks, the financial condition of the bank holding company and other factors, including general economic conditions and applicable governmental regulations and policies.

INFORMATION ABOUT UNION BANKSHARES CORPORATION

General

Union Bankshares Corporation is a multi-bank holding company headquartered in Bowling Green, Virginia providing financial services through its four community banks, Union Bank & Trust Company, Northern Neck State Bank, Rappahannock National Bank and the Bank of Williamsburg, and its three non-bank financial services affiliates, Union Investment Services, Inc., a full service discount brokerage company, Mortgage Capital Investors, Inc. and Johnson Mortgage Company, L.L.C. Through its four subsidiary banks, Union currently operates 32 banking offices in a market area that stretches from Rappahannock County to Fredericksburg, south to Richmond, east to Williamsburg and throughout the Northern Neck area of Virginia.

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Union was formed under Virginia law in connection with the July 1993 merger of Northern Neck Bankshares Corporation into Union Bancorp, Inc. In September 1996 and in July 1998, King George State Bank and Rappahannock National Bank each became wholly owned subsidiaries of Union through merger transactions. In February 1999, Union organized the Bank of Williamsburg. In June 1999, King George State Bank was merged into Union Bank & Trust Company. Union has a long history of service, with Union Bank & Trust Company and Northern Neck State Bank having been organized in 1902 and 1909, respectively.

Union has maintained its community orientation by allowing its subsidiary banks latitude to tailor products and services to meet community and customer needs. Each of Union’s subsidiary community banks is a full service retail commercial bank offering consumers and businesses a wide range of banking and related financial services, including checking, savings, certificates of deposit and other depository services, and loans for commercial, industrial, residential mortgage and consumer purposes. The subsidiary banks also issue credit cards and can deliver automated teller machine services through the use of reciprocally shared ATMs in the major ATM networks. All of Union’s subsidiary banks offer internet banking access for banking services and online bill payment for both consumers and commercial companies.

Union Bankshares’s current business strategy is to operate as a profitable, diversified financial institution providing a full range of banking services with an emphasis on commercial and residential mortgage lending and commercial business loans to small and medium-size businesses, as well as consumer lending, funded primarily by customer deposits. As a result of increased acquisitions of Virginia based community banks by larger regional and national bank holding companies, Union believes that there is a significant market opportunity for its subsidiaries to provide a full range of financial services to small to middle-market commercial customers seeking personalized service that is generally unavailable to such customers at larger institutions.

At September 30, 2003, Union had total consolidated assets of $1.2 billion, total consolidated deposits through its banking subsidiaries of $989.2 million and consolidated shareholders’ equity of $115.4 million.

Union’s Acquisition Program

Union has expanded its market area and increased its market share through both internal growth and strategic acquisitions, as referenced above. Management believes there are additional opportunities to acquire financial institutions or to acquire assets and deposits that will allow Union to enter new markets or increase market share in existing markets. Management also may pursue additional acquisition opportunities in strategic markets where it believes its managerial, operational and capital resources will enhance the performance of an acquired institution. There can be no assurance that Union will be able to successfully effect any additional acquisition activity, or what such acquisition activity will have on the value of shares of Union common stock.

Additional Information and Incorporation of Certain Information by Reference

Certain information relating to Union is incorporated by reference from its Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, each of which is incorporated herein by reference. If you want a copy of such documents, please contact Union at its address or telephone number indicated under “Available Information” on page i or “Where You Can Find More Information” beginning on page         .

INFORMATION ABOUT GUARANTY FINANCIAL CORPORATION

General

Guaranty Financial Corporation is a Virginia corporation which was organized in 1995 for the purpose of becoming the holding company of Guaranty Bank. Guaranty Bank is a Virginia state chartered bank which began business in 1981 and is headquartered in Charlottesville, Virginia. Guaranty’s business primarily consists of the business of Guaranty Bank.

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Guaranty Bank is a community bank that provides a broad range of commercial and retail banking services. Guaranty’s principal business activities are attracting checking and savings deposits from local businesses and the general public through its retail banking offices and originating, servicing, investing in and selling loans. Guaranty also lends funds to retail banking customers by means of home equity, installment loans, and multi-family dwellings. In addition, Guaranty offers consumer loans and government-insured and conventional small business loans. Guaranty invests in certain United States government and agency obligations and other investments permitted by applicable laws and regulations.

Market Area

Guaranty is headquartered in Charlottesville, Virginia. Charlottesville and its surrounding area had a collective population of approximately 120,000 according to 2000 census figures. It is located in central Virginia 110 miles southwest of Washington, D.C. and 70 miles west of Richmond, Virginia, and includes the University of Virginia, the area’s largest employer. Guaranty operates seven full service retail branches which serve the City of Charlottesville and the counties of Albemarle, Fluvanna and Nelson.

Competition

Guaranty faces strong competition for loans and deposits. Competition for loans comes primarily from commercial banks and mortgage bankers who also make loans in Guaranty Bank’s market area. Guaranty Bank competes for loans principally on the basis of the interest rates and loan fees it charges, the types of loans it originates and the quality of services it provides to borrowers.

Guaranty faces substantial competition for deposits from commercial banks, money market and mutual funds, credit unions and other investment vehicles. The ability of Guaranty to attract and retain deposits depends on its ability to provide an investment opportunity that satisfies the requirements of depositors as to rate of return, liquidity, risk and other factors. Guaranty competes for these deposits by offering a variety of deposit products at competitive rates and convenient business hours. Many of Guaranty’s competitors have substantially greater financial resources than those available to Guaranty, and certain of these institutions have significantly higher lending limits than Guaranty.

Additional Information and Incorporation of Certain Information by Reference

Additional business and financial information relating to Guaranty is included in Guaranty’s Annual Report on Form 10-KSB for the year ended December 31, 2002 and its Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003, copies of which are attached to this proxy statement/prospectus as Appendices III and IV and incorporated herein by reference. The audited financial statements of Guaranty as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 are included in Guaranty’s Annual Report on Form 10-KSB for the year ended December 31, 2002. See “Where You Can Find More Information” on page         .

Security Ownership of Management

The following table sets forth information as of January 22, 2004, regarding the number of shares of Guaranty common stock beneficially owned by each director, each executive officer of Guaranty and all current directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the individual living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time. The address for each of the following individuals is 1658 State Farm Boulevard, Charlottesville, Virginia 22911.

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Name	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Henry J. Browne	38,587	1.94%
Douglas E. Caton	325,183	16.31
William E. Doyle, Jr.	32,039	1.58
Jason I. Eckford, Jr.	2,800	*
W. Bradford Eure	438	*
Tara Y. Harrison	436	*
Harry N. Lewis	5,988	*
Patrick J. McCann	444	*
John R. Metz	14,782	*
Richard L. Saunders	12,500	*
James R. Sipe, Jr.	3,200	*
Oscar W. Smith, Jr.	20,874	1.05

All current executive officers and directors
As a group (12 persons)	457,271	22.41%

*	Percentage of ownership is less than one percent of the outstanding shares of Guaranty common stock.
(1)	Amounts disclosed include shares of Guaranty common stock that certain individuals have the right to acquire upon the exercise of stock options exercisable within 60 days of January 22, 2004, as follows: Mr. Browne, 800; Mr. Caton, 800; Mr. Doyle, 30,100; Ms. Harrison, 50; Mr. Lewis, 800; Mr. Metz, 800; Mr. Saunders, 12,500; Mr. Sipe, 800; and Mr. Smith, 800; and all current executive officers as a group, 47,450.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of January 22, 2004, regarding the number of shares of Guaranty common stock beneficially owned by all persons who own five percent or more of the outstanding shares of Guaranty common stock.

Name	Amount and Nature of Beneficial Ownership	Percent of Class	Address

Douglas E. Caton (1)	325,183	16.31%	4 Deer Park Earlysville, Virginia 22936

J. Sheldon Clark (2)	193,737	9.72	1633 Broadway 30th Floor New York, New York 10019

Banc Fund IV L.P (3)	148,642	7.46	208 S. LaSalle Street Chicago, Illinois 60604

(1)	Amounts disclosed include 800 shares of Guaranty common stock that Mr. Caton has the right to acquire upon the exercise of stock options exercisable within 60 days of January 22, 2004.
(2)	In a Schedule 13D/A filed with the Securities and Exchange Commission on January 24, 2003, John Sheldon Clark reported beneficial ownership of, including sole voting and dispositive power with respect to, 193,737 shares of Guaranty common stock as of that date.
(3)	In a Schedule 13G filed with the SEC on February 14, 2003, Banc Fund V L.P. reported beneficial ownership of, including sole voting and dispositive power with respect to, 61,799 shares of Guaranty common stock and Banc Fund VI L.P. reported similar beneficial ownership of 38,943 shares of Guaranty common stock, as of December 31, 2002. Banc Fund IV L.P., Banc Fund V L.P. and Banc Fund VI L.P. are under common control and are affiliated with The Banc Fund Company, L.L.C., according to the Schedule 13G. The Banc Fund Company, L.L.C. updated the amount previously reported in a Schedule 13F filed with the Securities and Exchange Commission on November 13, 2003. According to the Schedule 13F, the total amount with respect to which these entities have sole voting and dispositive power was 148,642 shares of Guaranty common stock as of September 30, 2003.

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DESCRIPTION OF UNION CAPITAL STOCK

The following summary description of the material features of the capital stock of Union is qualified in its entirety by reference to the applicable provisions of Virginia law and by Union’s articles of incorporation and bylaws.

Authorized and Outstanding Capital Stock

The authorized capital stock of Union consists of 24,000,000 shares of common stock, par value $2.00 per share, and 500,000 shares of preferred stock, par value $10.00 per share. As of the close of business on September 30, 2003, there were 7,607,677 shares of common stock issued and outstanding held by approximately 2,500 holders of record. No shares of preferred stock have been issued and there are no current plans to issue any preferred stock.

Common Stock

The holders of Union common stock possess exclusively all voting power and are entitled to one vote per share on all matters voted on by the company’s shareholders, including elections of directors. The articles of incorporation of Union do not provide for cumulative voting for the election of directors. The holders of Union common stock are entitled to such dividends as may be declared from time to time by the company’s board of directors from funds available therefor. Upon liquidation, holders of Union common stock will be entitled to receive pro rata all assets of Union available for distribution to such holders, after payment to holders of preferred stock, if any such payment is required. The holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to Union common stock.

Preferred Stock

The board of directors of Union is empowered to authorize the issuance, in one or more series, of shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable without shareholder approval. The Union board is also authorized to fix the designations, voting, conversion, preference and other relative rights, qualifications and limitations of any such series of preferred stock.

The Union board of directors, without shareholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Union common stock and, under certain circumstances, discourage an attempt by others to gain control of Union.

The creation and issuance of any series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend upon, among other things, the future capital needs of Union, then existing market conditions and other factors that, in the judgment of the Union board, might warrant the issuance of preferred stock.

Transfer Agent

The transfer agent and registrar for Union common stock is the Registrar and Transfer Company.

COMPARATIVE RIGHTS OF SHAREHOLDERS

Union and Guaranty are Virginia corporations subject to the provisions of the Virginia Stock Corporation Act (the “Virginia SCA”). In addition, the rights of Guaranty and Union shareholders are governed by their respective articles of incorporation and bylaws. Upon consummation of the merger, certain Guaranty shareholders will become shareholders of Union, and as such their shareholder rights will then be governed by the articles of incorporation and bylaws of Union and by the Virginia SCA.

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The following is a summary of the material differences in the rights of shareholders of Guaranty and Union. This summary is qualified in its entirety by reference to the articles of incorporation and bylaws of Union and Guaranty and to the provisions of the Virginia SCA.

Authorized Capital Stock

Union. Union is authorized to issue 24,000,000 shares of common stock, par value $2.00 per share, of which 7,607,677 shares were issued and outstanding as of September 30, 2003, and 500,000 shares of preferred stock, par value $10.00 per share, of which no shares were issued and outstanding as of September 30, 2003. Union’s articles of incorporation authorize the Union board, without shareholder approval, to fix the preferences, limitations and relative rights of the preferred stock and to establish series of such preferred stock and determine the variations between each series. If any shares of preferred stock were issued, the rights of holders of Union common stock would be subject to the rights and preferences conferred to holders of such preferred stock. There are no preemptive rights to purchase additional shares of capital stock of Union. See “Description of Union Capital Stock” on page          for additional information.

Guaranty. Guaranty is authorized to issue 4,000,000 shares of common stock, par value $1.25 per share, of which 1,991,377 shares were issued and outstanding as of October 23, 2003, and 500,000 shares of preferred stock, par value $1.00 per share, of which no shares were issued and outstanding. Similar to Union, Guaranty’s articles of incorporation authorize the Guaranty board, without shareholder approval, to fix the preferences, limitations and relative rights of the preferred stock and to establish series of such preferred stock and determine the variations between each series. Similar to the shareholders of Union, shareholders of Guaranty do not have preemptive rights.

Dividend Rights

The holders of Union and Guaranty common stock are entitled to share ratably in dividends when and as declared by their respective board of directors out of legally available funds therefor. Union’s and Guaranty’s articles of incorporation permit their boards to issue preferred stock with terms set by their boards, which terms may include the right to receive dividends ahead of the holders of their common stock. Neither Union nor Guaranty has shares of preferred stock presently outstanding.

For a description of certain restrictions on the payment of dividends by banks and bank holding companies, see “Market For Common Stock and Dividends” on page         .

Voting Rights

The holders of both Union and Guaranty common stock have one vote for each share held on any matter presented for consideration at a shareholder meeting. Neither the holders of Union nor Guaranty common stock are entitled to cumulative voting in the election of directors.

Directors and Classes of Directors

Union. The Union board is divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. Currently, the Union board consists of 10 directors. Under Union’s articles of incorporation, directors may be removed only for cause and with the affirmative vote of at least two-thirds of the outstanding shares entitled to vote.

Guaranty. The Guaranty board also is divided into three classes as nearly equal in number as possible, with directors serving staggered three-year terms. Currently, the Guaranty board consists of 10 directors. Guaranty’s articles of incorporation and bylaws do not include a provision relating to the removal of directors. Accordingly, removal of a director of Guaranty is governed by the Virginia SCA, which provides that shareholders may remove a director with or without cause if the number of votes cast to remove him constitutes a majority of the outstanding shares of Guaranty common stock.

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Anti-takeover Provisions

Certain provisions of the Virginia SCA, and of the articles of incorporation and bylaws of Union and Guaranty, may discourage an attempt to acquire control of Union or Guaranty, respectively, that a majority of either company’s shareholders determined was in their best interests. These provisions also may render the removal of one or all directors more difficult or deter or delay corporate changes of control that the Union board or Guaranty board did not approve.

Classified Board of Directors; Removal of Directors. The provisions of Union’s and Guaranty’s articles providing for classification of the board of directors into three separate classes, and Union’s provision in its articles that a director may be removed only for cause and with the affirmative vote of the holders of at least two-thirds of the outstanding shares, may have certain anti-takeover effects.

Authorized Preferred Stock. The articles of incorporation of Union and Guaranty authorize the issuance of preferred stock. The Union or Guaranty boards may, subject to applicable Virginia law and federal banking regulations, authorize the issuance of preferred stock at such times, for such purposes and for such consideration as either board may deem advisable without further shareholder approval. The issuance of preferred stock under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of Union or Guaranty by, for example, authorizing the issuance of a series of preferred stock with rights and preferences designed to impede the proposed transaction.

Supermajority Voting Provisions. The Virginia SCA provides that, unless a corporation’s articles of incorporation provide for a higher or lower vote, certain significant corporate actions must be approved by the affirmative vote of the holders of more than two-thirds of the votes entitled to be cast on the matter. Corporate actions requiring a two-thirds vote include:

•	adoption of plans of merger or exchange;

•	sales of all or substantially all of a corporation’s assets other than in the ordinary course of business; and

•	adoption of plans of dissolution.

The Virginia SCA provides that a corporation’s articles may either increase the vote required to approve those actions or may decrease the required vote to not less than a majority of the votes entitled to be cast.

The articles of incorporation of Union provide that the actions set out above must be approved by a vote of a majority of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended, then the transaction must be approved by the vote of 80% or more of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.

The articles of incorporation of Guaranty provide that the actions set out above must be approved by a vote of a majority of the votes entitled to be cast on such transaction by each voting group entitled to vote thereon, provided that the transaction has been approved by at least two-thirds of the “continuing directors” of Guaranty (as defined in the articles). If the transaction is not so approved, then the transaction must be approved by more than two-thirds of the votes entitled to be cast on the transaction.

The provisions of the articles of incorporation of Union and the Virginia SCA could tend to make the acquisition of Union more difficult to accomplish without the cooperation or favorable recommendation of the Union board.

Shareholder Meetings. Shareholders of both Union and Guaranty may not request that a special meeting of shareholders be called.

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Virginia Anti-takeover Statutes. Virginia has two anti-takeover statutes in force, the Affiliated Transaction Statute and the Control Share Acquisitions Statute.

Affiliated Transactions. The Virginia SCA contains provisions governing “affiliated transactions.” These include various transactions such as mergers, share exchanges, sales, leases, or other dispositions of material assets, issuances of securities, dissolutions, and similar transactions with an “interested shareholder.” An interested shareholder is generally the beneficial owner of more than 10% of any class of a corporation’s outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority of the “disinterested directors” (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation’s voting shares other than shares beneficially owned by the interested shareholder. These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder’s acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if:

•	the transaction is approved by the holders of two-thirds of the corporation’s voting shares, other than shares beneficially owned by the interested shareholder;

•	the affiliated transaction has been approved by a majority of the disinterested directors; or

•	subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

Control Share Acquisitions Statute. Under the Virginia SCA’s control share acquisitions law, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1/3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied:

•	unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation; or

•	among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation’s articles of incorporation or bylaws permit the acquisition of such shares before the acquiring person’s acquisition thereof.

If authorized in the corporation’s articles of incorporation or bylaws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for them if the voting rights are not approved or if the acquiring person does not file a “control share acquisition statement” with the corporation within 60 days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation’s outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for “fair value.”

The provisions of the Affiliated Transactions Statute and the Control Share Acquisitions Statute are only applicable to public corporations that have more than 300 shareholders. Corporations may provide in their articles of incorporation or bylaws to opt-out of the Control Share Acquisitions Statute. Guaranty has opted-out of the Control Share Acquisition Statute, but Union has not.

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Amendments to Articles of Incorporation and Bylaws

Union. The Virginia SCA generally requires that in order for an amendment to the articles of incorporation to be adopted it must be approved by each voting group entitled to vote on the proposed amendment by more than two-thirds of all the votes entitled to be cast by that voting group, unless the Virginia SCA otherwise requires a greater vote or the articles of incorporation provide for a greater or lesser vote, or a vote by separate voting groups so long as the vote provided for is not less than a majority of all the votes cast on the amendment by each voting group entitled to vote. Union’s articles of incorporation are silent on the voting requirements to amend its articles. Under the Virginia SCA, unless other provision is made in the articles of incorporation or bylaws, a majority of the directors or a majority of the shareholders present and entitled to vote may adopt, amend or repeal the bylaws. Union’s articles of incorporation do not contain such a provision but its bylaws have a provision that states that the bylaws may be amended, altered or repealed by Union’s board at any meeting and that Union’s stockholders have the power to rescind, alter, amend or repeal any bylaws which, if so expressed by the stockholders, may not be rescinded, altered, amended or repealed by Union’s board.

Guaranty. The articles of incorporation of Guaranty provide that amendments must be approved by a majority of the votes entitled to be cast by each voting group entitled to vote and, unless such action is approved by at least two-thirds of the “continuing directors” of Guaranty (as defined in the articles), by holders of more than two-thirds of the issued and outstanding shares of Guaranty common stock. The Guaranty board has the authority to alter, amend and repeal the company’s bylaws except as otherwise specifically provided for in the bylaws.

Consideration of Business Combinations

Union. Neither Union’s articles of incorporation nor its bylaws specify any factors to which the Union board of directors must give consideration in evaluating a transaction involving a potential change in control of Union.

Guaranty. Guaranty’s articles of incorporation and bylaws do not specify any factors to which the Guaranty board of directors must give consideration in evaluating a transaction involving a potential change in control of Guaranty.

Rights of Dissent and Appraisal

Union. The Virginia SCA provides that appraisal rights are not available to holders of common stock of a Virginia corporation in a merger when the stock is either listed on a national securities exchange or a Nasdaq Stock Market or is held by at least 2,000 record shareholders. Despite this exception, appraisal rights will be available to holders of a common stock of a Virginia corporation in a merger if:

•	the articles of incorporation provide otherwise (Union’s articles of incorporation do not authorize such special dissenters’ rights);

•	in the case of a merger or share exchange, shareholders are required by the terms of the merger to accept anything for the shares other than cash, shares of the surviving or acquiring corporation, or shares of another corporation that are either listed on a national securities exchange or held by record by more than 2,000 shareholders, or a combination of cash or such shares; or

•	the merger is an “affiliated transaction”, as described under “—Anti-takeover Provisions” above, and it has not been approved by a majority of the disinterested directors.

Guaranty. Guaranty’s articles of incorporation do not authorize any special dissenters’ rights and, as of the record date, Guaranty common stock and Union common stock were listed on the Nasdaq National Market. Accordingly, holders of Guaranty common stock do not have appraisal rights in connection with the merger.

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Director and Officer Exculpation

The Virginia SCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (a) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director, or (b) the greater of (1) $100,000 or (2) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the Virginia SCA or a corporation’s articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

The articles of incorporation of Union and Guaranty provide that to the full extent that the Virginia SCA permits the limitation or elimination of the liability of directors or officers, a director or officer of Union or Guaranty is not liable to Union or Guaranty or their respective shareholders for monetary damages.

Indemnification

The articles of incorporation of Union provide that to the full extent permitted by the Virginia SCA and any other applicable law, Union is required to indemnify a director or officer of Union who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of or on behalf of Union as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. There is a similar provision in the articles of incorporation of Guaranty.

Each of the Union and Guaranty boards of directors is empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer as set forth above.

ADJOURNMENT OF THE SPECIAL MEETING

(Proposal 2)

In the event that there are not sufficient votes to constitute a quorum or approve the merger agreement at the time of the special meeting, the merger agreement could not be approved unless the meeting was adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Guaranty at the time of the special meeting to be voted for an adjournment, if necessary, Guaranty is submitting the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of Guaranty unanimously recommends that shareholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of such adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the special meeting is adjourned.

LEGAL MATTERS

The validity of the shares of Union common stock to be issued in connection with the merger will be passed upon for Union by LeClair Ryan, A Professional Corporation, Richmond, Virginia. LeClair Ryan also will deliver an opinion to Union and Guaranty concerning certain federal income tax consequences of the merger. See “The Merger—Material Federal Income Tax Consequences” on page         .

Certain matters relating to the merger will be passed upon for Guaranty by Williams Mullen, Richmond, Virginia.

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EXPERTS

The consolidated financial statements of Union and its subsidiaries as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, incorporated in this proxy statement/prospectus by reference to Union’s Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance upon the report of Yount, Hyde & Barbour, P.C., independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of Guaranty and subsidiaries incorporated in this proxy statement/ prospectus by reference have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

PROPOSALS FOR 2004 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the deadline for the submission of proposals by shareholders for inclusion in the proxy statement and form of proxy to be used by Guaranty in connection with the next annual meeting of shareholders of Guaranty, which will be held only if the merger is not consummated before the time of such meeting, was no later than November 18, 2003.

OTHER MATTERS

The Guaranty board does not intend to bring any matter before the special meeting other than as specifically set forth in the notice of a special meeting of shareholders, nor does it know of any matter to be brought before the special meeting by others. If, however, any other matters properly come before the special meeting, it is the intention of each of the proxy holders to vote such proxy in accordance with his best judgment.

WHERE YOU CAN FIND MORE INFORMATION

Union and Guaranty file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Union and Guaranty file with the Securities and Exchange Commission at the SEC’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings made by Union and Guaranty are also available to the public from commercial document retrieval services and at the SEC’s Internet website at “http://www.sec.gov.”

Union has filed a registration statement on Form S-4 to register with the SEC the shares of Union common stock to be issued in the merger. This document is a part of the registration statement and constitutes a prospectus of Union and a proxy statement of Guaranty for the special meeting. As allowed by SEC rules, this document does not contain all the information that you can find in the registration statement or the exhibits to the registration statement.

The SEC allows Union and Guaranty to “incorporate by reference” information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents set forth below that Union and Guaranty have previously filed with the SEC. These documents contain important business information about Union and Guaranty.

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Union’s SEC Filings (File No. 0-20293)	Period

Annual Report on Form 10-K	Year ended December 31, 2002

Quarterly Reports on Form 10-Q	Quarters ended March 31, June 30 and September 30, 2003

Proxy Statement	Dated March 7, 2003, relating to Union’s annual meeting of shareholders held on April 15, 2003

Guaranty’s SEC Filings (File No. 0-25905)	Period

Annual Report on Form 10-KSB	Year ended December 31, 2002

Quarterly Reports on Form 10-QSB	Quarters ended March 31, June 30 and September 30, 2003

Proxy Statement	Dated March 17, 2003, relating to Guaranty’s annual meeting of shareholders held on April 17, 2003

Union and Guaranty also incorporate by reference additional documents that either may file with the SEC between the date of this document and the date of the special meeting. These include periodic reports, such as annual reports, quarterly reports and current reports, as well as proxy statements.

Union has supplied all information contained or incorporated by reference in this document relating to Union and Guaranty has supplied all such information relating to Guaranty.

Documents contained in or incorporated by reference in this document by Union and Guaranty are available through the SEC as set forth above or from Union and Guaranty without charge. You may obtain such documents by requesting them in writing or by telephone from Union or Guaranty as follows:

Union Bankshares Corporation 212 North Main Street Bowling Green, Virginia 22427 Telephone: (804) 632-2112 Attention: Corporate Secretary	Guaranty Financial Corporation 1658 State Farm Boulevard Charlottesville, Virginia 22911 Telephone: (434) 970-1100 Attention: Secretary

If you would like to request documents from Union or Guaranty, please do so by                     , 2004 in order to receive timely delivery of the documents before the special meeting.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. Union and Guaranty have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. Union is not making an offer to sell or soliciting an offer to buy any securities other than the Union common stock to be issued by Union in the merger, and neither Union nor Guaranty is making an offer of such securities in any state where the offer is not permitted. This proxy statement/prospectus is dated                     , 2004. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to you nor the issuance of Union common stock in the merger creates any implication to the contrary.

48

APPENDIX I

AGREEMENT AND PLAN OF REORGANIZATION

AND

PLAN OF MERGER

AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

UNION BANKSHARES CORPORATION

AND

GUARANTY FINANCIAL CORPORATION

December 18, 2003

I-i

I-ii

I-iii

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of December 18, 2003, by and between Union Bankshares Corporation, a Virginia corporation (“UBC”), and Guaranty Financial Corporation, a Virginia corporation (“GFC”).

WITNESSETH:

WHEREAS, GFC and UBC desire to combine their respective businesses through a merger under Virginia law in which GFC would merge with and into UBC; and

WHEREAS, the respective Boards of Directors of GFC and UBC have resolved that the transactions described herein are in the best interests of the parties and their respective shareholders and have authorized and approved the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

ARTICLE 1

The Merger and Related Matters

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Date (as defined in Section 1.3 hereof), GFC will be merged with and into UBC pursuant to the Plan of Merger (the “Plan”) attached hereto as Exhibit A and made a part hereof (the “Merger”). The separate corporate existence of GFC thereupon shall cease, and UBC will be the surviving corporation. From and after the Effective Date, the Merger shall have the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act.

1.2 Management of UBC and Union Bank.

(a) On the Effective Date, UBC shall increase the size of its Board of Directors by one (1) member, and Douglas E. Caton, Chairman of GFC, shall be appointed to fill the vacancy so created. On the Effective Date, Union Bank & Trust Company, a wholly owned subsidiary of UBC (“Union Bank”), shall increase the size of its Board of Directors by one (1) member, and such vacancy shall be filled by an individual recommended by GFC from among the current members of the Board of Directors of GFC or Guaranty Bank, a wholly owned subsidiary of GFC, and approved by UBC.

(b) On or after the Effective Date, Guaranty Bank will merge with and into Union Bank.

1.3 The Closing and Effective Date. The closing of the transactions contemplated by this Agreement and the Plan shall take place at the offices of UBC or at such other place as may be mutually agreed upon by the parties. The Merger shall become effective on the date and at the time shown on the Certificate of Merger (the “Effective Date”) issued by the State Corporation Commission of Virginia (the “SCC”). Unless otherwise agreed upon in writing by the chief executive officers of UBC and GFC, subject to the conditions to the obligations of the parties to effect the Merger as set forth in Article 6, the parties shall cause the Effective Date to occur on or before the first day of the second month following the month in which the conditions set forth in Sections 6.1(a) and 6.1(b) are satisfied. All documents required by the terms of this

Agreement to be delivered at or prior to consummation of the Merger will be exchanged by the parties at the closing of the Merger (the “Merger Closing”), which shall be held on or before the Effective Date. Prior to the Merger Closing, UBC and GFC shall execute and deliver to the SCC Articles of Merger containing the Plan.

1.4 Definitions. Any term defined anywhere in this Agreement shall have the meaning ascribed to it for all purposes of this Agreement (unless expressly noted to the contrary). In addition:

(a) the term “knowledge” when used with respect to a party shall mean the knowledge, after due inquiry, of any “Executive Officer” of such party, as such term is defined in Regulation O (12 C.F.R. 215);

(b) the term “Material Adverse Effect”, when applied to a party, shall mean an event, occurrence or circumstance (including without limitation (i) the making of any provisions for possible loan and lease losses, write-downs or other real estate and taxes and (ii) any breach of a representation or warranty by such party) which (a) has or is reasonably likely to have a material adverse effect on the financial position, results of operations, or business of the party and its subsidiaries, taken as a whole, or (b) would materially impair the party’s ability to perform its obligations under this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that material adverse effect and material impairment shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (ii) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally, (iii) the Merger on the operating performance of the parties to this Agreement, and (iv) changes in general economic conditions affecting banks and their holding companies generally, including changes in the prevailing level of interest rates;

(c) the term “Previously Disclosed” by a party shall mean information set forth in a written disclosure letter or schedule that is delivered by that party to the other party prior to or contemporaneously with the execution of this Agreement and specifically designated as information “Previously Disclosed” pursuant to this Agreement; and

(d) the term “Nasdaq” means The Nasdaq Stock Market, Inc.’s National Market or such other securities market or exchange on which UBC Common Stock may be listed.

ARTICLE 2

Basis and Manner of Conversion; Manner of Exchange

2.1 Conversion of GFC Common Stock. At the Effective Date, by virtue of the Merger and without any action on the part of a holder of shares of the common stock of GFC, par value $1.25 per share (“GFC Common Stock”):

(a) Each share common stock of UBC, par value $2.00 per share of (“UBC Common Stock”) that is issued and outstanding immediately before the Effective Date shall remain issued and outstanding and shall remain unchanged by the Merger.

(b) Subject to Sections 2.2, 2.5 and 2.6, each share of GFC Common Stock issued and outstanding immediately before the Effective Date shall be converted into, and shall be canceled in exchange for, the right to receive, at the election of the holder thereof:

(i)	0.842 shares of UBC Common Stock (the “Per Share Stock Consideration”); or

(ii)	a cash amount equal to $28.00 per share of GFC common stock (the “Per Share Cash Consideration”), subject to adjustment as provided in paragraph (e) below.

(c) Notwithstanding anything in this Agreement to the contrary, the aggregate amount of cash to be issued to shareholders of GFC in the Merger shall not exceed the Aggregate Cash Consideration, as defined the following paragraph.

(d) For purposes of this Agreement:

(i)	the “Aggregate Cash Consideration” shall amount to the product of the number of shares of GFC Common Stock outstanding immediately prior to the Effective Date times 0.40 times the Per Share Cash Consideration amount; and

(ii)	the “Merger Consideration” means the number of whole shares of UBC Common Stock, plus cash in lieu of any fractional share interest, and/or the amount of cash into which shares of GFC Common Stock shall be converted pursuant to the provisions of this Article 2.

(e) In the event the early termination of certain contractual obligations of GFC and Guaranty Bank, as such obligations are designated by UBC on or before the date hereof and as agreed to by GFC, results in the payment or the agreed upon obligation to pay an aggregate amount in excess of $500,000 under the terms of such contractual obligations (collectively, the “Early Termination Fees”), then the Per Share Cash Consideration will be equal to the amount determined by taking: (1) the sum of the Cash Election Shares and, if necessary, the No-Election Shares and Reallocated Cash Shares (as such terms are defined in sections 2.2(b) and 2.3(c)(iii)) that will be treated as Cash Election Shares, times the Per Share Cash Consideration, less the amount by which the Early Termination Fees exceed $500,000; and dividing that amount by (2) the sum of the Cash Election Shares and, if necessary, the No-Election Shares and Reallocated Cash Shares that will be treated as Cash Election Shares.

2.2 Election Procedures.

(a) UBC shall designate Registrar and Transfer Company, Cranford, New Jersey (or such other company as UBC and GFC may mutually agree), to act the exchange agent (the “Exchange Agent”) for purposes of conducting the election procedure and the exchange procedure described in this Article 2. Provided that GFC has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, (i) provide to GFC contemporaneously with the mailing of the Proxy Statement (as defined in Section 4.3) but in no event more than ten (10) days after such mailing, an election form in such form as UBC and GFC shall mutually agree (the “Election Form”), and (ii) no later than five (5) business days after the Effective Date, mail or make available to each holder of record of GFC Common Stock a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of GFC Common Stock shall pass, only upon proper delivery of the certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such certificate or certificates in exchange for the consideration set forth in Section 2.1(b) hereof deliverable in respect of GFC Common Stock.

(b) Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to make the following elections:

(i)	to elect to receive UBC Common Stock with respect to some or all of such holder’s GFC Common Stock (the “Stock Election Shares”);

(ii)	to elect to receive cash with respect to some or all of such holder’s GFC Common Stock (the “Cash Election Shares”); or

(iii)	to indicate that such holder makes no such election with respect to such holder’s shares of GFC Common Stock (the “No-Election Shares”).

(c) Nominee record holders who hold GFC Common Stock on behalf of multiple beneficial owners shall indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares, and No-Election Shares. If a shareholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, the shares of GFC Common Stock held by such shareholder shall be designated No-Election Shares.

(d) The term “Election Deadline” shall mean 5:00 p.m., Eastern Time, on the 30th day following but not including the date of mailing of the Election Form or such other date as UBC and GFC shall mutually agree upon.

(e) Any election to receive UBC Common Stock or cash or a combination thereof shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received, whether any such election, modification or revocation has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither UBC nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

2.3 Allocation of Shares.

(a) Within five (5) business days after the Merger Closing, the Exchange Agent, as directed by UBC, shall effect the allocation among holders of GFC Common Stock of rights to receive UBC Common Stock or cash in the Merger in accordance with the Election Forms as follows.

(b) If the number of Cash Election Shares times the Per Share Cash Consideration is greater than the Aggregate Cash Consideration, then:

(i)	all Stock Election Shares and all No-Election Shares shall be converted into the right to receive UBC Common Stock;

(ii)	the Exchange Agent shall convert on a pro rata basis as described below in Section 2.3(e) a sufficient number of Cash Election Shares (“Reallocated Stock Shares”) such that the number of remaining Cash Election Shares times the Per Share Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Stock Shares shall be converted into the right to receive UBC Common Stock; and

(iii)	the Cash Election Shares that are not Reallocated Stock Shares shall be converted into the right to receive cash.

(c) If the number of Cash Election Shares times the Per Share Cash Consideration is less than the Aggregate Cash Consideration and subject to the rights reserved to UBC in Section 2.3(d) that allows UBC, in its sole discretion, to issue a greater number of shares of UBC Common Stock in the Merger, then:

(i)	all Cash Election Shares shall be converted into the right to receive cash;

(ii)	No-Election Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares times the Per Share Cash Consideration equal the Aggregate Cash Consideration. If less than all of the No-Election Shares need to be treated as Cash Election Shares, then the Exchange Agent shall select which No-Election Shares shall be treated as Cash Election Shares in such manner as the Exchange Agent shall determine, and all remaining No-Election Shares shall thereafter be treated as Stock Election Shares;

(iii)	If all of the No-Election Shares are treated as Cash Election Shares under the preceding subsection and the total number of Cash Election Shares times the Per Share Cash Consideration is less than the Aggregate Cash Consideration, then the Exchange Agent shall convert on a pro rata basis as described below in Section 2.3(e) a sufficient number of Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Per Share Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Cash Shares will be converted into the right to receive cash; and

(iv)	the Stock Election Shares that are not Reallocated Cash Shares shall be converted into the right to receive UBC Common Stock.

(d) If the number of Cash Election Shares times the Per Share Cash Consideration is less than the Aggregate Cash Consideration, UBC reserves the right to issue and pay, in its sole discretion, less than the Aggregate Cash Consideration and thereby issue a greater proportion of shares of UBC Common Stock in the Merger, but in no event does UBC intend to issue more than One Million Five Hundred Thousand (1,500,000) shares of UBC Common Stock in the Merger.

(e) In the event the Exchange Agent is required pursuant to Section 2.3(b) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares. In the event that the Exchange Agent is required pursuant to Section 2.3(c) to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares.

2.4 Exchange Procedures.

(a) After completion of the allocation referred to paragraphs (b) and (c) of Section 2.3, each holder of an outstanding certificate representing shares of GFC Common Stock prior to the Effective Date (a “GFC Certificate”) who has surrendered such GFC Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of whole shares of UBC Common Stock and/or the amount of cash into which the aggregate number of shares of GFC Common Stock previously represented by such GFC Certificate(s) surrendered shall have been converted pursuant to this Agreement and, if such holder’s shares of GFC Common Stock have been converted into UBC Common Stock, any other distribution theretofore paid with respect to UBC Common Stock issuable in the Merger, in each case without interest. The Exchange Agent shall accept such GFC Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each GFC Certificate that is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of shares of UBC Common Stock or the right to receive the amount of cash into which such GFC Common Stock shall have been converted. No dividends that have been declared by UBC will be remitted to any person entitled to receive shares of UBC Common Stock under Section 2.3 until such person surrenders the GFC Certificate(s) representing GFC Common Stock, at which time such dividends shall be remitted to such person, without interest.

(b) The Exchange Agent and UBC, as the case may be, shall not be obligated to deliver cash and/or a certificate or certificates representing shares of UBC Common Stock to which a holder of GFC Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the GFC Certificate(s) representing the shares of GFC Common Stock for exchange as provided in this Section 2.4, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by UBC.

(c) Notwithstanding anything in this Agreement to the contrary, GFC Certificates surrendered for exchange by a GFC Affiliate shall not be exchanged for certificates representing shares of UBC Common Stock to which such GFC Affiliate may be entitled pursuant to the terms of this Agreement until UBC has received a written agreement from such person as specified in Section 6.2(c).

2.5 No Fractional Securities. No certificates or scrip representing fractional shares of UBC Common Stock shall be issued upon the surrender for exchange of GFC Certificates, and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of UBC Common Stock. A holder of shares of GFC Common Stock converted in the Merger who would otherwise have been entitled to a fractional share of UBC Common Stock shall be entitled to receive a cash payment (without interest) in lieu of such fractional share in an amount determined by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) the Per Share Cash Consideration.

2.6 Certain Adjustments. If, after the date hereof and on or prior to the Effective Date, the outstanding shares of GFC Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon with a record date within such period, or any similar event shall occur, the Merger Consideration will be adjusted accordingly to provide to the holders of GFC Common Stock, respectively, the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend or similar event.

ARTICLE 3

Representations and Warranties

3.1 Representations and Warranties of GFC. GFC represents and warrants to UBC as follows:

(a) Organization, Standing and Power. GFC is a corporation duly organized, validly existing and in good standing under the laws of Virginia. It has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate its assets, properties and business, and GFC has the corporate power and authority to execute and deliver this Agreement and perform the respective terms of this Agreement and the Plan. GFC is duly registered as a bank holding company under the Bank Holding Company Act of 1956. Guaranty Bank, a wholly owned subsidiary of GFC, is a Virginia corporation and a Virginia state bank, duly organized, validly existing and in good standing under the laws of Virginia, is in compliance in all material respects with all rules and regulations promulgated by any relevant regulatory authority, and it has all requisite corporate power and authority to carry on a commercial banking business as now being conducted and to own and operate its assets, properties and business.

(b) Authority.

(1) The execution and delivery of this Agreement and the Plan and the consummation of the Merger have been duly and validly authorized by all necessary corporate action on the part of GFC, except the approval of shareholders. The Agreement represents the legal, valid, and binding obligation of GFC, enforceable against GFC in accordance with its terms (except in all such cases as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(2) Neither the execution and delivery of the Agreement, the consummation of the transactions contemplated therein, nor the compliance by GFC with any of the provisions thereof will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of GFC, (ii) except as Previously Disclosed, constitute or result in the breach of any term, condition or provision of, or constitute default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of any of the GFC Companies (as hereafter defined) pursuant to (A) any note, bond, mortgage, indenture, or (B) any material license, agreement, lease or other instrument or obligation, to which any of the GFC Companies is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the receipt of the requisite approvals referred to in Section 6.1(b), violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the GFC Companies or any of their properties or assets.

(c) Capital Structure.

(1) The authorized capital stock of GFC consists of: (i) 4,000,000 shares of GFC Common Stock, of which 1,991,677 shares are issued and outstanding, fully paid and nonassessable, not subject to shareholder preemptive right and not issued in violation of any agreement to which GFC is a party or otherwise bound, or of any registration or qualification provisions of any federal or state securities laws, and (ii) 500,000 shares of preferred stock, par value $1.00 per share, none of which is issued or outstanding. As of the date hereof, GFC has granted options to acquire 66,750 shares of GFC Common Stock under its stock options plans or outstanding agreements and awards.

(2) As of the date of this Agreement, there are not any shares of capital stock of GFC or any GFC Subsidiary reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which GFC or any GFC Subsidiary is or may become obligated to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, “Rights”), or any stock appreciation rights relating to shares of its capital stock, except as Previously Disclosed (which shall include copies of the plans and individual agreements pursuant to which persons may exercise stock options or stock appreciation rights).

(d) Ownership of the GFC Subsidiaries; Capital Structure of the GFC Subsidiaries; and Organization of the GFC Subsidiaries.

(1) GFC does not own, directly or indirectly, five percent (5%) or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization actively engaged in business except as Previously Disclosed (collectively the “GFC Subsidiaries” and each individually an “GFC Subsidiary” and, together with GFC, the “GFC Companies”). The outstanding shares of capital stock of each GFC Subsidiary have been duly authorized and are validly issued, and are fully paid and nonassessable and all such shares are directly or indirectly owned by GFC free and clear of all liens, claims and encumbrances. No rights are authorized, issued or outstanding with respect to the capital stock of any GFC Subsidiary and there are no agreements, understandings or commitments relating to the right of GFC to vote or to dispose of said shares. None of the shares of capital stock of any GFC Subsidiary has been issued in violation of the preemptive rights of any person or of any state or federal securities law.

(2) Each GFC Subsidiary is a duly organized corporation, validly existing and in good standing under applicable laws. Each GFC Subsidiary (i) has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted except where the absence of such power or authority would not have a Material Adverse Effect on GFC on a consolidated basis, and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a Material Adverse Effect on GFC on a consolidated basis. Each GFC Subsidiary has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where failure to obtain such authorization or license would not have a Material Adverse Effect on such GFC Subsidiary.

(e) Financial Statements. GFC’s Annual Reports on Form 10-KSB for the fiscal years ended December 31, 2002, December 31, 2001 and December 31, 2000 and all other reports, definitive proxy statements or other documents filed or to be filed subsequent to December 31, 2000 under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “Exchange Act”), in the form filed with the United States Securities and Exchange Commission (the “SEC”) (in each such case, the “GFC Financial Statements”) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the GFC Financial Statements (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in the GFC Financial Statements (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied to banks and bank holding companies during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

(f) Absence of Undisclosed Liabilities. As of the date hereof, none of the GFC Companies had any obligation or liability (contingent or otherwise) of any nature which were not reflected in the GFC Financial Statements, except for those which in the aggregate are immaterial or have been Previously Disclosed.

(g) Legal Proceedings; Compliance with Laws. Except as Previously Disclosed at least 48 hours before the execution of this Agreement, there are no actions, suits or proceedings instituted or pending or, to the knowledge of GFC, threatened or probable of assertion against GFC or a GFC Subsidiary, or against any property, asset, interest or right of GFC or a GFC Subsidiary. None of the GFC Companies is a party to any agreement or instrument or subject to any judgment, order, writ, injunction, decree or rule that might reasonably be expected to have a Material Adverse Effect on GFC on a consolidated basis. Except as Previously Disclosed, as of the date of this Agreement, none of the GFC Companies nor any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or mortgage lenders or engaged in the insurance of deposits which restricts or purports to restrict in any material respect the conduct of the business of it or any of its subsidiaries or properties, or in any manner relates to the capital, liquidity, credit policies or management of it; and except as Previously Disclosed, none of the GFC Companies has been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission. To the knowledge of GFC, each of the GFC Companies has complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

(h) Regulatory Approvals. GFC knows of no reason why the regulatory approvals referred to in Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in Section 6.1(b).

(i) Labor Relations. None of the GFC Companies is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor are any of the GFC Companies subject of a proceeding asserting that any such company has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

(j) Tax Matters. Each of the GFC Companies has filed all federal, state, and local tax returns and reports required to be filed, and all taxes shown by such returns to be due and payable have been paid or are reflected as a liability in the GFC Financial Statements or are being contested in good faith and have been Previously Disclosed. Except to the extent that liabilities therefor are specifically reflected in the GFC Financial Statements, there are no federal, state or local tax liabilities of any of the GFC Companies other than liabilities that have arisen since September 30, 2003, all of which have been properly accrued or otherwise provided for on the books and records of each of the GFC Companies. Except as Previously Disclosed, no tax return or report of any of the GFC Companies is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against any of the GFC Companies by any taxing authority. As of the date hereof, GFC is aware of no reason why the Merger will fail to qualify as a tax-free reorganization under Section 368(a) of the IRC (as defined in Section 3.1(m)).

(k) Property. Except as disclosed or reserved against in the GFC Financial Statements, each of the GFC Companies has good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the GFC Financial Statements as being owned by such entity as of the dates thereof. To the knowledge of GFC, all buildings, and all fixtures, equipment, and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by any of the GFC Companies are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. The buildings, structures, and appurtenances owned, leased, or occupied by any of the GFC Companies are, to the knowledge of GFC, in good operating condition, in a state of good maintenance and repair and (i) comply with applicable zoning and other municipal laws and regulations, and (ii) there are no latent defects therein.

(l) Reports. Since December 31, 2000, the GFC Companies have filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the SEC, the SCC, the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and any other governmental or regulatory authority or agency having jurisdiction over their operations, and such reports were prepared in all material respects in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports.

(m) Employee Benefit Plans.

(1) GFC has Previously Disclosed at least 48 hours before the execution of this Agreement, true and complete copies of all pension, retirement, profit-sharing, deferred compensation, stock option, bonus, vacation or other incentive plans or agreements, all medical, dental or other health plans, severance, disability, all life insurance plans and all other employee benefit plans or fringe benefit plans, including, without limitation, all “employee benefit plans” as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by GFC for the benefit of employees, retirees or other beneficiaries eligible to participate (collectively, the “GFC Benefit Plans”). Any of the GFC Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “GFC ERISA Plan.” No GFC Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA. With respect to applicable GFC Benefit Plans, GFC also has Previously Disclosed at least 48 hours before the execution of this Agreement, copies of summary plan descriptions and annual reports required to be filed within the last three years pursuant to ERISA or the Internal Revenue Code of 1986, as amended (the “IRC”).

(2) Except as Previously Disclosed, with respect to both benefit plan documentation and administration, all GFC Benefit Plans are in compliance with the applicable terms of ERISA and the IRC, and any other applicable laws, rules and regulations the breach or violation of which could result in a material liability to GFC on a consolidated basis.

(3) No GFC ERISA Plan which is a defined benefit pension plan has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan’s “benefit liabilities,” as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan was terminated in accordance with all applicable legal requirements. All contributions to any GFC ERISA Plan have been contributed within the time specified in ERISA and the IRC.

(4) Each GFC Benefit Plan that is intended to be qualified under Section 401(a) of the IRC has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter.

(5) To the knowledge of GFC, GFC has not engaged in any prohibited transactions, as defined in IRC Section 4975 or ERISA Section 406, with respect to any GFC ERISA Plan.

(6) There are no actions, suits, audits, investigations or claims pending, threatened or anticipated (other than routine claims for benefits) with respect to any GFC Benefit Plan.

(7) Except as Previously Disclosed, no compensation or benefit that is or will be payable in connection with the transactions contemplated by this Agreement will be characterized as an “excess parachute payment” within the meaning of IRC Section 280G. Except as Previously Disclosed, no GFC Benefit Plan contains any provision which would give rise to any severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement.

(8) GFC has not established and does not maintain a welfare plan, as defined in ERISA Section 3(1), that provides benefits to an employee at the expense of GFC after a termination of employment, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(9) To the knowledge of GFC, GFC, none of its directors, officers, employees nor any other “fiduciary,” as defined in Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law.

(n) Investment Securities. Except for pledges to secure public and trust deposits and obligations under agreements pursuant to which any of the GFC Companies has sold securities subject to an obligation to repurchase, none of the investment securities reflected in the GFC Financial Statements is subject to any restriction, contractual, statutory, or otherwise, which would impair materially the ability of the holder of such investment to dispose freely of any such investment at any time. With respect to any agreements pursuant to which any of the GFC Companies has purchased securities subject to any agreement to resell, it has a valid, perfected first lien or security interest in the government securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(o) Certain Contracts.

(1) Except as Previously Disclosed, neither GFC nor any GFC Subsidiary is a party to, or is bound by, (i) any material agreement, arrangement or commitment, (ii) any agreement, indenture or other instrument relating to the borrowing of money by GFC or any GFC Subsidiary or the guarantee by GFC or any GFC Subsidiary of any such obligation, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, (iv) any agreement to make loans or for the provision, purchase or sale of goods, services or property between GFC or any GFC Subsidiary and any director or officer of GFC or any GFC Subsidiary, or any member of the immediate family or affiliate of any of the foregoing, or (v) any agreement or contract between GFC or any GFC Subsidiary and any five percent (5%) or more shareholder of GFC; in each case other than agreements entered into in the ordinary course of the banking business of GFC or a GFC Subsidiary consistent with past practice.

(2) Neither GFC or any GFC Subsidiary, nor to the knowledge of GFC, the other party thereto, is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise, nor has there occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, other than defaults of loan agreements by borrowers from GFC or a GFC Subsidiary in the ordinary course of its business.

(3) Since September 30, 2003, neither GFC nor any GFC Subsidiary has incurred or paid any obligation or liability that would be material to GFC, except obligations incurred or paid in connection with transactions in the ordinary course of business of GFC or an GFC Subsidiary consistent with its practice and, except as Previously Disclosed, from September 30, 2003 to the date hereof, neither GFC nor any GFC Subsidiary has taken any action that, if taken after the date hereof, would breach any of the covenants contained in Section 4.4 hereof.

(p) Insurance. A complete list of all policies or binders of fire, liability, product liability, workmen’s compensation, vehicular and other insurance held by or on behalf of the GFC Companies has previously been furnished to UBC and is Previously Disclosed and all such policies or binders are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by GFC. None of the GFC Companies are in default with respect to any provision contained in any such policy or binder and have not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. None of the GFC Companies has received notice of cancellation or non-renewal of any such policy or binder. None of the GFC Companies has knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts or the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. None of the GFC Companies has received notice from any of its insurance carriers that any insurance premiums will be increased materially in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

(q) Loans, OREO and Allowance for Loan Losses.

(1) Except as Previously Disclosed, to GFC’s knowledge each loan reflected as an asset in the GFC Financial Statements (i) is evidenced by notes, agreements, or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. All loans and extensions of credit which are subject to regulation of the Federal Reserve which have been made by GFC and the GFC Subsidiaries comply therewith.

(2) The classification on the books and records of GFC and each GFC Subsidiary of loans and/or non-performing assets as nonaccrual, troubled debt restructuring, other real estate owned (“OREO”) or other similar classification, complies in all material respects with generally accepted accounting principles and applicable regulatory accounting principles.

(3) Except for liens, security interests, claims, charges, or such other encumbrances as have been appropriately reserved for in the GFC Financial Statements or are not material, title to the OREO is good and marketable, and there are no adverse claims or encumbrances on the OREO. All title, hazard and other insurance claims and mortgage guaranty claims with respect to the OREO have been timely filed and neither GFC nor any GFC Subsidiary has received any notice of denial of any such claim.

(4) GFC and each GFC Subsidiary are in possession of all of the OREO or, if any of the OREO remains occupied by the mortgagor, eviction or summary proceedings have been commenced or rental arrangements providing for market rental rates have been agreed upon and GFC and/or each GFC Subsidiary are diligently pursuing such eviction of summary proceedings or such rental arrangements. Except as Previously Disclosed, no legal proceeding or quasi-legal proceeding is pending or, to the knowledge of GFC and each GFC Subsidiary, threatened concerning any OREO or any servicing activity or omission to provide a servicing activity with respect to any of the OREO.

(5) Except as Previously Disclosed, all loans made by any of the GFC Companies to facilitate the disposition of OREO are performing in accordance with their terms.

(6) The allowance for loan losses shown on the GFC Financial Statements was, and the allowance for loan losses shown on the GFC Financial Statements as of dates subsequent to the execution of this Agreement will be, in each case as of the dates thereof, adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) of the GFC Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by GFC.

(r) Absence of Material Changes and Events. Except as Previously Disclosed, since September 30, 2003, there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, cash flow, earnings or business of the GFC Companies on a consolidated basis, and each of the GFC Companies has conducted its business only in the ordinary course consistent with past practice.

(s) Statements True and Correct. None of the information supplied or to be supplied by GFC for inclusion in the registration statement, the Proxy Statement (as defined in Section 4.3 hereof) or any other document to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the registration statement, when it becomes effective and with respect to the Proxy Statement, when first mailed to GFC shareholders, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any supplement thereto, at the time of the GFC Shareholders’ Meeting (as defined in Section 4.3 hereof), be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the GFC Shareholders’ Meeting. All documents that GFC is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated, hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of federal and state securities law.

(t) Brokers and Finders. Neither GFC nor any GFC Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for Davenport & Company LLC, the terms of which have been Previously Disclosed.

(u) Administration of Trust Accounts. GFC and GFC Subsidiaries have properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of GFC and GFC Subsidiaries, taken as a whole, all accounts for which they act as fiduciaries including but not limited to accounts for which they serve as trustees, agents, custodians, personal representatives, guardians, conservators or investment advisors, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither GFC nor a GFC Subsidiary, nor any director, officer or employee of GFC or a GFC Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or financial condition of GFC, or a GFC Subsidiary, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

(v) Environmental Matters.

(1) Except as Previously Disclosed, to GFC’s knowledge, neither GFC nor any GFC Subsidiary owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Each of GFC and the GFC Subsidiaries is in substantial compliance with all Environmental Laws applicable to real or personal properties in which it has a direct fee ownership or, with respect to a direct interest as lessee, applicable to the leasehold premises or, to the knowledge of GFC and the GFC Subsidiaries, the premises on which the leasehold is situated. Neither GFC nor any GFC Subsidiary has received any Communication (as hereafter defined) alleging that GFC or such GFC Subsidiary is not in such compliance and, to the knowledge of GFC and the GFC Subsidiaries, there are no present circumstances (including Environmental Laws (as hereafter defined) that have been adopted but are not yet effective) that would prevent or interfere with the continuation of such compliance.

(2) There are no legal, administrative, arbitral or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on GFC and the GFC Subsidiaries of any liability arising under any Environmental Laws pending or, to the knowledge of GFC and the GFC Subsidiaries, threatened against (A) GFC or any GFC Subsidiary, (B) any person or entity whose liability for any Environmental Claim, GFC or any GFC Subsidiary has or may have retained or assumed either contractually or by operation of law, or (C) any real or personal property which GFC or any GFC Subsidiary owns or leases, or has been or is judged to have managed or to have supervised or participated in the management of, which liability might have a Material Adverse Effect on GFC or any GFC Subsidiary. GFC and the GFC Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

(3) To the knowledge of GFC and the GFC Subsidiaries, there are no legal, administrative, arbitral or other proceedings, or Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on GFC or a GFC Subsidiary of any liability arising under any Environmental Laws pending or threatened against any real or personal property in which GFC or any GFC Subsidiary holds a security interest in connection with a loan or a loan participation which liability might have a Material Adverse Effect on GFC or a GFC Subsidiary. GFC and the GFC Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

(4) With respect to all real and personal property owned or leased by GFC or any GFC Subsidiary, other than OREO, GFC has made available to UBC copies of any environmental audits, analyses and surveys that have been prepared relating to such properties. With respect to all OREO held by GFC or any GFC Subsidiary and all real or personal property which GFC or any GFC Subsidiary has been or is judged to have managed or to have supervised or participated in the management of, GFC has made available to UBC the information relating to such OREO available to GFC. GFC and the GFC Subsidiaries are in compliance in all material respects with all recommendations contained in any environmental audits, analyses and surveys relating to any of the properties, real or personal, described in this subsection (4).

(5) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern (as hereafter defined), that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws currently in effect or adopted but not yet effective against GFC or any GFC Subsidiary or against any person or entity whose liability for any Environmental Claim GFC or any GFC Subsidiary has or may have retained or assumed either contractually or by operation of law.

(6) For the purpose of this Agreement, the following terms shall have the following meanings:

(i) “Communication” means a communication which is of a substantive nature and which is made (A) in writing to GFC or any GFC Subsidiary on the one hand or to UBC or any UBC Subsidiary on the other hand, or (B) orally to a senior officer of GFC or any GFC Subsidiary or of UBC or any UBC Subsidiary, whether from a governmental authority or a third party.

(ii) “Environmental Claim” means any Communication from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern (as hereafter defined).

(iii) “Environmental Laws” means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata). This definition includes, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

(iv) “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

(w) Transactions in Securities. Except as Previously Disclosed, neither GFC nor, to GFC’s knowledge, (i) any director or executive officer of GFC, (ii) any person related to any such director or officer by blood, marriage or adoption and residing in the same household and (iii) any person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of GFC Common Stock or other securities issued by GFC during any period when GFC was in possession of material nonpublic information or in violation of any applicable provision of the Exchange Act.

(x) Fairness Opinion. GFC has received from Davenport & Company LLC an opinion that, as of the date hereof, the Merger Consideration is fair to the shareholders of GFC from a financial point of view.

(y) No Right to Dissent. Nothing in the Articles of Incorporation or the Bylaws of GFC or any GFC Subsidiary provides or would provide to any person, upon execution of this Agreement or the Plan and consummation of the transactions contemplated hereby and thereby, rights of dissent and appraisal of any kind.

(z) Minute Books. The minute books of GFC and each of the GFC Subsidiaries contain or will contain at Merger Closing accurate records of all meetings and other corporate actions of their respective shareholders and Boards of Directors (including committees of the Board of Directors), and the signatures contained therein are the true signatures of the persons whose signatures they purport to be.

3.2 Representations and Warranties of UBC. UBC represents and warrants to GFC as follows:

(a) Organization, Standing and Power. UBC is a corporation duly organized, validly existing and in good standing under the laws of Virginia. It has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate its assets, properties and business, and UBC has the corporate power and authority to execute and deliver this Agreement and perform the respective terms of this Agreement and the Plan. UBC is duly registered as a bank holding company under the Bank Holding Company Act of 1956. Union Bank is a wholly owned subsidiary of UBC and a Virginia state bank validly existing and in good standing under the laws of the Commonwealth of Virginia, is in compliance in all material respects with all rules and regulations promulgated by any relevant regulatory authority, and it has all requisite corporate power and authority to carry on a commercial banking business as now being conducted and to own and operate its assets, properties and business.

(b) Authority.

(1) The execution and delivery of this Agreement and the Plan and the consummation of the Merger have been duly and validly authorized by all necessary corporate action on the part of UBC. The Agreement represents the legal, valid, and binding obligation of UBC, enforceable against UBC in accordance with its terms (except in all such cases as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(2) Neither the execution and delivery of the Agreement, the consummation of the transactions contemplated therein, nor the compliance by UBC with any of the provisions thereof will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of UBC, (ii) constitute or result in the breach of any term, condition or provision of, or constitute default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of the UBC Companies pursuant to (A) any note, bond, mortgage, indenture, or (B) any material license, agreement, lease or other instrument or obligation, to which any of the UBC Companies is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the receipt of the requisite approvals referred to in Section 6.1(b), violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the UBC Companies or any of their properties or assets.

(c) Capital Structure. The authorized capital stock of UBC consists of: (i) 24,000,000 shares of UBC Common Stock, of which 7,619,052 shares are issued and outstanding, fully paid and nonassessable, not subject to shareholder preemptive rights, and not issued in violation of any agreement to which UBC is a party or otherwise bound, or of any registration or qualification provisions of any federal or state securities laws, and (ii) 500,000 shares of preferred stock, par value $10.00 per share, of which none are issued and outstanding. The shares of UBC Common Stock to be issued in exchange for shares of GFC Common Stock upon consummation of the Merger will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

(d) Organization of the UBC Subsidiaries. Each subsidiary of UBC (each individually a “UBC Subsidiary,” collectively the “UBC Subsidiaries” and, together with UBC, the “UBC Companies”) is a duly organized corporation, validly existing and in good standing under applicable laws. Each UBC Subsidiary (i) has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted except where the absence of such power or authority would not have a Material Adverse Effect on UBC on a consolidated basis, and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a Material Adverse Effect on UBC on a consolidated basis. The outstanding shares of capital stock of each of the UBC Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by UBC free and clear of all liens, claims and encumbrances or preemptive rights of any person.

(e) Financial Statements. UBC’s Annual Report on Form 10-K for the fiscal years ended December 31, 2002, and all other reports, definitive proxy statements or other documents filed or to be filed subsequent to December 31, 2000 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the “UBC Financial Statements”) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the UBC Financial Statements (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in the UBC Financial Statements (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied to banks and bank holding companies during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

(f) Absence of Undisclosed Liabilities. As of the date hereof, none of the UBC Companies had any obligation or liability (contingent or otherwise) of any nature which were not reflected in the UBC Financial Statements, except for those which in the aggregate are immaterial.

(g) Legal Proceedings; Compliance with Laws. There are no actions, suits or proceedings instituted or pending or, to the knowledge of UBC’s management, threatened or probable of assertion against any of the UBC Companies, or against any property, asset, interest or right of any of them, that are reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on UBC on a consolidated basis or that are reasonably expected to threaten or impede the consummation of the transactions contemplated by this Agreement. None of the UBC Companies is a party to any agreement or instrument or subject to any judgment, order, writ, injunction, decree or rule that might reasonably be expected to have a Material Adverse Effect on UBC on a consolidated basis. As of the date of this Agreement, none of the UBC Companies nor any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or mortgage lenders or engaged in the insurance of deposits which restricts or purports to restrict in any material respect the conduct of the business of it or any of its subsidiaries or properties, or in any manner relates to the capital, liquidity, credit policies or management of it; and none of the UBC Companies has been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission. To the knowledge of UBC, each of the UBC Companies have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

(h) Regulatory Approvals. UBC knows of no reason why the regulatory approvals referred to in Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in Section 6.1(b). UBC has funds sufficient to enable it to pay the cash component of the Merger Consideration.

(i) Tax Matters. The UBC Companies have filed all federal, state, and local tax returns and reports required to be filed, and all taxes shown by such returns to be due and payable have been paid or are reflected as a liability in the UBC Financial Statements. Except to the extent that liabilities therefor are specifically reflected in the UBC Financial Statements, there are no federal, state or local tax liabilities of the UBC Companies other than liabilities that have arisen since September 30, 2003, all of which have been properly accrued or otherwise provided for on the books and records of the UBC Companies. No tax return or report of any of the UBC Companies is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against any of the UBC Companies by any taxing authority. As of the date hereof, UBC is aware of no reason why the Merger will fail to qualify as a tax-free reorganization under Section 368(a) of the IRC.

(j) Reports. Since December 31, 2000, the UBC Companies have filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the SEC, the Federal Reserve, the SCC, and any other governmental or regulatory authority or agency having jurisdiction over their operations, and such reports were prepared in all material respects in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports.

(k) Employee Benefit Plans.

(1) All employee benefit plans of the UBC Companies are in substantial compliance with the applicable terms of ERISA and the IRC and any other applicable laws, rules and regulations in all material respects, the breach or violation of which could result in a material liability to UBC on a consolidated basis.

(2) No employee benefit plan of the UBC Companies subject to ERISA that is a defined benefit pension plan has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan’s ‘benefit liabilities,’ as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan was terminated in accordance with all applicable legal requirements.

(l) Insurance. Each of the UBC Companies currently maintains insurance in amounts reasonably necessary for its operations and, to the knowledge of UBC, similar in scope and coverage to that maintained by other entities similarly situated. Since January 1, 2003, none of the UBC Companies has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond and, within the last three fiscal years, none of the UBC Companies has been refused any insurance coverage sought or applied for, and UBC has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of the UBC Companies.

(m) Allowance for Loan Losses. The allowance for loan losses reflected on the balance sheets included in the UBC Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of generally accepted accounting principles and regulatory accounting principles to provide for reasonably anticipated losses on outstanding loans.

(n) Absence of Material Changes and Events. Since September 30, 2003, there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, cash flow, earnings or business of UBC Companies on a consolidated basis, and each of the UBC Companies has conducted its business only in the ordinary course consistent with past practice.

(o) Statements True and Correct. None of the information supplied or to be supplied by UBC for inclusion in the registration statement, the Proxy Statement or any other document to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the registration statement, when it becomes effective and with respect to the Proxy Statement, when first mailed to GFC shareholders, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any supplement thereto, at the time of the GFC Shareholders’ Meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the GFC Shareholders’ Meeting. All documents that UBC is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated, hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of federal and state securities law.

(p) Environmental Matters. To the knowledge of UBC, the UBC Companies are in substantial compliance with all Environmental Laws. None of the UBC Companies has received any Communication alleging that UBC or any UBC Subsidiary is not in such compliance and, to the knowledge of UBC, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(q) Minute Books. The minute books of UBC and the UBC Companies contain or will contain at Merger Closing accurate records of all meetings and other corporate actions of their respective shareholders and Boards of Directors (including committees of the Board of Directors), and the signatures contained therein are the true signatures of the persons whose signatures they purport to be.

ARTICLE 4

Conduct Prior to the Effective Date

4.1 Access to Records and Properties. GFC will keep UBC, and UBC will keep GFC advised of all material developments relevant to their respective businesses prior to consummation of the Merger. Prior to the Effective Date, UBC, on the one hand, and GFC on the other, agree to give to the other party reasonable access to all the premises and books and records (including tax returns filed and those in preparation) of it and its subsidiaries and to cause its officers to furnish the other with such financial and operating data and other information with respect to the business and properties as the other shall from time to time request for the purposes of verifying the warranties and representations set forth herein; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the respective business of the other.

4.2 Confidentiality. Between the date of this Agreement and the Effective Date, UBC and GFC each will maintain in confidence, and cause its directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of the other party, any written, oral or other information obtained in confidence from the other party or a third party in connection with this Agreement or the transactions contemplated hereby unless such information is already known to such party or to others not bound by a duty of confidentiality or unless such information becomes publicly available through no fault of such party, unless use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby or unless the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Merger is not consummated, each party will return or destroy as much of such written information as may reasonably be requested.

4.3 Registration Statement, Proxy Statement and Shareholder Approval. The GFC Board of Directors will submit to the GFC shareholders this Agreement and the Plan and any other matters required to be approved or adopted by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, GFC will take, in accordance with applicable law and its Articles of Incorporation and Bylaws, all action necessary to convene a special meeting of its shareholders (including any adjournment or postponement, the “GFC Shareholders’ Meeting”), as promptly as practicable, to consider and vote upon approval of this Agreement and the Plan as well as any other such related matters. The GFC Board will support and recommend such approval. However, if the GFC Board, after consultation with (and based on the advice of) counsel, determines in good faith that, because of a conflict of interest or otherwise, it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to support or recommend the Merger, then the GFC Board shall not be obligated to recommend the approval of this Agreement and the Plan.

UBC and GFC will prepare jointly the proxy statement/prospectus to be used in connection with the GFC Shareholders’ Meeting (the “Proxy Statement”). UBC and GFC agree to cooperate in the preparation of the registration statement to be filed by UBC in connection with the issuance of UBC Common Stock in the Merger, of which such Proxy Statement shall be a part, and will use their best efforts to have the registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), as promptly as possible after the filing thereof. UBC shall also take any action required to be taken under state securities or state blue-sky laws in connection with the issuance of UBC Common Stock pursuant to the Merger.

When the registration statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the meeting, such registration statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by GFC relating to the GFC Companies and by UBC relating to the UBC Companies, (i) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, including applicable state blue-sky and securities laws, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the registration statement made in reliance upon, and in conformity with, written information concerning another party furnished by such other party specifically for use in the registration statement.

UBC shall use its reasonable best efforts to cause Yount, Hyde & Barbour, P.C., its independent public accounting firm, to deliver to GFC, and GFC shall use its reasonable best efforts to cause BDO Seidman, LLP, its independent public accounting firm, to deliver to UBC and to its officers and directors who sign the registration statement, a “comfort letter” or “agreed upon procedures letter” in form customarily issued by such accountants at such time in transactions of this type dated (a) the date of the mailing of the Proxy Statement and (b) a date not earlier than fourteen (14) days preceding the date of the Merger Closing.

4.4 Operation of the Business of GFC. GFC agrees that from the date hereof until the Effective Date, except as expressly permitted by this Agreement or as Previously Disclosed, without the prior written consent of UBC it will not, and will cause each of the GFC Subsidiaries not to:

(a) Conduct its business and the business of the GFC Subsidiaries other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b) Take any action, engage in any transactions or enter into any agreement which would adversely affect or delay in any material respect the ability of UBC or GFC to obtain any necessary approvals, consents or waivers of any governmental authority or third party required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement.

(c) Other than pursuant to stock options Previously Disclosed and currently outstanding as of the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, any stock appreciation rights or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of capital stock to become subject to new grants of employee or director stock options, stock appreciation rights or similar stock-based rights; provided, however, that GFC may: (i) make stock grants to its directors pursuant to its director retention program with respect to an aggregate of 1,232 shares of GFC Common Stock prior to December 31, 2003 and an aggregate of 1,350 shares of GFC Common Stock after January 1, 2004; and (ii) grant a stock option to William E. Doyle, Jr. for 10,000 shares of GFC Common Stock in accordance with the terms of his employment agreement with GFC.

(d) Enter into or amend any written employment agreement, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice.

(e) Enter into or amend (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any directors, officers or employees, including without limitation taking any action that accelerates the vesting or exercise of any benefits payable thereunder (but excluding any accelerated vesting resulting from the Merger), except in the ordinary course of its business (which shall not apply to the granting of stock options) or as otherwise specifically permitted or required in this Agreement.

(f) Incur any obligation or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge, or encumber any of its assets, nor dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value, or as otherwise specifically permitted in this Agreement.

(g) Make, declare, pay or set aside for payment any dividend on (other than as permitted by Section 4.6 hereof) or in respect of, or declare or make any distribution on any shares of its stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than repurchases of common shares in the ordinary course of business to satisfy obligations under dividend reinvestment or employee benefit plans).

(h) Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and the GFC Subsidiaries, taken as a whole, and does not present a material risk that the date of the Merger Closing will be materially delayed or that any regulatory approvals required to consummate the Merger will be more difficult to obtain.

(i) Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles or applicable regulatory accounting requirements.

(j) Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied, except as may be required by applicable law or regulation.

(k) Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $10,000 individually or $50,000 in the aggregate.

(l) Change its lending, investment, asset/liability management or other material banking policies in any material respect, except as may be required by applicable law.

(m) File any application to establish, relocate or terminate the operations of any banking office of Guaranty Bank.

(n) Create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which GFC or any GFC Subsidiary is a party or by which GFC or any GFC Subsidiary or their respective properties is bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Effective Date.

(o) Alter, amend or repeal its bylaws or articles of incorporation.

(p) Take any other action that would make any representation or warranty made by it or any of the GFC Companies in Article 3 hereof untrue.

(q) Agree or commit to do anything prohibited by this Section 4.4.

4.5 Operation of the Business of UBC.

UBC agrees that from the date hereof until the Effective Date, except as expressly permitted by this Agreement, without the prior written consent of GFC it will not, and will cause each of the UBC Subsidiaries not to:

(a) Conduct its business and the business of the UBC Subsidiaries other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b) Take any action, engage in any transactions or enter into any agreement which would adversely affect or delay in any material respect the ability of UBC or GFC to obtain any necessary approvals, consents or waivers of any governmental authority or third party required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement.

(c) Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied, except as may be required by applicable law or regulation.

(d) Agree or commit to do anything prohibited by this Section 4.5.

4.6 Dividends. Except for the regular first and second quarter dividend payments in 2004 that are not greater than $0.075 per share, GFC agrees not to pay any cash dividends from the date of this Agreement through the Effective Date without the prior consent of UBC; provided that GFC may pay an additional quarterly dividend in an amount not to exceed $0.09 per share if the Effective Date does not occur on or before October 1, 2004. After the date of this Agreement, each of UBC and GFC shall coordinate with the other the declaration of any dividends in respect of UBC Common Stock and GFC Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that the holders of GFC Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of GFC Common Stock and any shares of UBC Common Stock into which shares of GFC Common Stock may be exchanged in the Merger.

4.7 No Solicitation.

(a) Without limitation on its other obligations under this Agreement, GFC agrees that neither it nor any of the GFC Subsidiaries nor any of the officers and directors of GFC or the GFC Subsidiaries shall, and that GFC shall use its reasonable best efforts to cause its and the GFC Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of the GFC Subsidiaries) not to, directly or indirectly, solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, an Acquisition Transaction (as defined below); provided, however, that nothing contained in this Section 4.7 shall prohibit GFC from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, written bona fide proposal regarding an Acquisition Transaction if, and only to the extent that (i) GFC’s Board of Directors concludes in good faith, after consultation with and based upon the written advice of outside counsel, that the failure to furnish such information or enter into such discussions or negotiations would more likely than not constitute a breach of its fiduciary duties to shareholders under applicable law, (ii) before taking such action, GFC receives from such person or entity an executed confidentiality agreement, and (iii) GFC’s Board of Directors concludes in good faith that the proposal regarding the Acquisition Transaction constitutes or is reasonably likely to result in a Superior Proposal (as defined below). GFC shall immediately notify UBC orally and in writing of its receipt of any such proposal or inquiry, of the material terms and conditions thereof, and of the identity of the person making such proposal or inquiry.

(b) For purposes of this Agreement, (i) an “Acquisition Transaction” means any of the following transactions involving GFC or Guaranty Bank, other than as contemplated by this Agreement: a merger, reorganization, consolidation, share exchange, joint venture, business combination or similar transaction or any purchase of all or any material portion of its assets, and (ii) a “Superior Proposal” means a bona fide written proposal for an Acquisition Transaction that the Board of Directors of GFC concludes in good faith, after consultation with its financial and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (A) is more favorable to its shareholders, from a financial point of view, than the Merger and (B) is fully financed or reasonably capable of being fully financed and otherwise reasonably capable of being completed on the terms proposed.

4.8 Regulatory Filings. UBC and GFC shall prepare jointly all regulatory filings required to consummate the transactions contemplated by the Agreement and the Plan and submit the filings for approval with the Federal Reserve and the SCC, and any other governing regulatory authority, as soon as practicable after the date hereof. UBC and GFC shall use their best efforts to obtain approvals of such filings.

4.9 Public Announcements. Each party will consult with the other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultations except as may be required by law.

4.10 Notice of Breach. UBC and GFC will give written notice to the other promptly upon becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants made to the other party in this Agreement and will use its best efforts to prevent or promptly remedy the same.

4.11 Merger Consummation. Subject to the terms and conditions of this Agreement, each party shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do or cause to be done all things necessary, proper or desirable, or advisable under applicable laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date, consistent with Section 1.3 herein, and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end, and each of GFC and UBC shall use, and shall cause each of their respective subsidiaries to use, its best efforts to obtain all consents (governmental or other) necessary or desirable for the consummation of the transactions contemplated by this Agreement.

4.12 Adjustments. GFC and UBC shall consult and cooperate with each other with respect to determining the amount and the timing for recognizing for financial accounting purposes the expenses of the Merger and the restructuring charges related to or to be incurred in connection with the Merger, provided that any such accounting shall be in accordance with generally accepted accounting principles. However, no such reserves and accruals shall be deemed to have a Material Adverse Effect on GFC, and GFC shall not be obligated to take any such action pursuant to this Section 4.12 unless and until (i) all conditions to the obligations of GFC and UBC to consummate the Merger set forth in Sections 6.1 through 6.3 have been waived or satisfied by the appropriate party, and (ii) such reserves, accruals and charges conform with generally accepted accounting principles, applicable laws, regulations, and the requirements of governmental entities.

4.13 Tax Treatment. UBC and GFC shall take all steps necessary to ensure that the Merger qualifies as a tax-free reorganization under Section 368(a) of the IRC.

4.14 Affiliate Agreement. GFC has identified to UBC all persons who are, as of the date hereof, directors or executive officers of GFC, and a written agreement in the form of Exhibit B hereto has been delivered to UBC from each director or executive officer of GFC.

4.15 Nasdaq Listing. UBC agrees to use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of UBC Common Stock to be issued in connection with the Merger.

ARTICLE 5

Additional Agreements

5.1 Conversion of Stock Options. At the Effective Date, each stock option to purchase shares of GFC Common Stock (a “GFC Stock Option”) that is then outstanding and unexercised shall be converted into and become an option to purchase shares of UBC Common Stock, and UBC shall assume each such GFC Stock Option in accordance with the terms of the plan and agreement by which it is evidenced. In accordance with Section 12.01 of the GFC 1991 Incentive Stock Option Plan, as amended, (the “GFC Option Plan”) for sixty (60) days after the Effective Date each such GFC Stock Option may be cancelled in exchange for a cash payment. With respect to each GFC Stock Option assumed by UBC, the number of shares of UBC Common Stock purchasable upon exercise of such GFC Stock Option shall be equal to the number of shares of GFC Common Stock that were purchasable under such GFC Stock Option immediately prior to the Effective Date multiplied by 0.842 and rounding down to the nearest whole share, and the per share exercise price under each such GFC Stock Option shall be adjusted by dividing the per share exercise price of each such GFC Stock Option by 0.842, and rounding up to the nearest cent. The terms of each GFC Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to UBC Common Stock on or subsequent to the Effective Date. Notwithstanding the foregoing, each GFC Stock Option which is intended to be an “incentive stock option” (as defined in Section 422 of the IRC shall be adjusted in accordance with the requirements of Section 424 of the IRC.

With respect to each option cancelled in exchange for a cash payment, the amount of the cash payment shall be equal to the difference between the Fair Market Value (as defined in the GFC Option Plan) of the UBC Common Stock on the date the option is cancelled and the per share exercise price, as adjusted pursuant to the preceding paragraph. For purposes of interpreting the GFC Option Plan, the “Change in Control Date” or “Control Change Date” should be the Effective Date of the Merger.

5.2 Benefit Plans.

(a) After consummation of the Merger but no later than January 1, 2005 (the “Benefit Plan Determination Date”), employees of GFC shall be entitled to participate in UBC pension, benefit, health and similar plans (other than stock options plans) (the “GFC Plans”) on substantially the same terms and conditions as employees of UBC and its subsidiaries, without waiting periods or exceptions for pre-existing conditions and giving effect to years of service with GFC as if such service were with UBC. GFC employees shall be entitled to credit for past service with GFC for the purpose of satisfying any eligibility or vesting periods applicable to UBC pension plans that are “employee pension benefit plans” under Section 3(2) of ERISA. Until the Benefit Plan Determination Date, UBC shall continue in effect for the benefit of participating employees the GFC Plans. UBC also shall cause GFC to honor in accordance with their terms as in effect on the date hereof (or as amended after the date hereof with the prior written consent of UBC), all employment, severance, consulting and other compensation contracts and agreements Previously Disclosed and executed in writing by GFC on the one hand and any individual current or former director, officer or employee thereof on the other hand, copies of which have previously been delivered by GFC to UBC. Employees of GFC shall receive credit under UBC’s group health plans for all deductibles and co-payments made by such employees under the group health plans maintained by GFC prior to the Effective Date.

(b) For a period of six months following the Effective Date, UBC agrees not to amend or terminate UBC’s current severance policy and agrees that any employee of GFC whose employment is terminated by any action taken by UBC or Union Bank within six months of the Effective Date for reasons other than cause shall be entitled to severance benefits in the amounts determined in accordance with such severance policy. For the purpose of this provision, “cause” shall mean personal dishonesty, incompetence, intentional failure to perform stated duties, willful misconduct, breach of fiduciary duty involving personal profit, conviction of a felony, or willful violation of any law, rule or regulation (other than traffic violations or similar offenses).

(c) With respect to the 401(k) plan of GFC, after consummation of the Merger but no later than the Benefit Plan Determination Date, UBC shall cause such plan to be assumed, frozen, or merged with UBC’s 401(k) plan (the “UBC Plan”), as determined by UBC and subject to the receipt of all applicable regulatory or governmental approvals. Each employee of GFC at the Effective Date who is a participant in such plan and becomes an employee of UBC immediately following the Effective Date, and who continues in the employment of UBC until the Benefit Plan Determination Date shall be eligible to participate in the UBC Plan as of the Benefit Plan Determination Date. Any other former employee of GFC who is employed by UBC on or after the Benefit Plan Determination Date shall be eligible to be a participant in the UBC Plan upon complying with eligibility requirements. All rights to participate in the UBC Plan are subject to UBC’s right to amend or terminate such plan. Until the Benefit Plan Determination Date, UBC shall continue in effect for the benefit of participating employees the 401(k) plan of GFC. Active employees of GFC who become eligible for the GFC 401(k) plan between the Effective Date and the Benefit Plan Determination Date shall be allowed to participate in the GFC 401(k) plan until the Benefit Plan Determination Date. For purposes of administering the UBC Plan, service with GFC shall be deemed to be service with UBC for participation and vesting purposes.

5.3 Indemnification. UBC agrees that following the Effective Date and for a period of six years thereafter, it shall indemnify and hold harmless any person who has rights to indemnification from GFC, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to Virginia law and GFC’s Articles of Incorporation or Bylaws, as in effect on the date of this Agreement, to the extent legally permitted to do so, with respect to matters occurring on or prior to the Effective Date. UBC further agrees that any such person who has rights to indemnification pursuant to this Section 5.3 is expressly made a third party beneficiary of this Section 5.3 and may directly, in such person’s personal capacity, enforce such rights through an action at law or in equity or through any other manner or means of redress allowable under Virginia law to the same extent as if such person were a party hereto. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, UBC shall direct, at the election of the party to be indemnified, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between UBC and the indemnified party. UBC shall apply to its directors and officers liability insurance carrier for coverage for persons who are currently covered by such insurance of GFC and shall purchase and maintain such insurance for three years after the Effective Date with coverage in amounts at least equal to coverage amounts extended for the benefit of UBC’s officers and directors.

5.4 Data Processing. UBC and GFC agree to use their best efforts to take all steps necessary, including GFC’s notification to its outside data processing service provider of its intent to terminate its data processing contract, to coordinate and effect, no later than one hundred eighty (180) business days following the Effective Date of the Merger, the transition of the data processing systems of GFC and Guaranty Bank to those of UBC. The termination by GFC of its data processing contract as provided in this paragraph shall not constitute a breach of any warranty, representation or covenant contained in this Agreement.

ARTICLE 6

Conditions to the Merger

6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each of UBC and GFC to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

(a) Shareholder Approval. Shareholders of GFC shall have approved all matters relating to this Agreement and the Merger required to be approved by such shareholders in accordance with Virginia law.

(b) Regulatory Approvals. This Agreement and the Plan shall have been approved by the Federal Reserve, the SCC, and any other regulatory authority whose approval is required for consummation of the transactions contemplated hereby, and such approvals shall not have imposed any condition or requirement which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger in the reasonable opinion of the Board of Directors of UBC or GFC.

(c) Registration Statement. The registration statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

(d) Tax Opinion. UBC and GFC shall have received an opinion of LeClair Ryan, A Professional Corporation or other counsel reasonably satisfactory to UBC and GFC, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the IRC and that no gain or loss will be recognized by the shareholders of GFC to the extent they receive UBC Common Stock in exchange for their GFC Common Stock in the Merger. Such opinion shall be reasonably satisfactory to each of the parties and counsel to GFC.

(e) Opinions of Counsel. GFC shall have delivered to UBC and UBC shall have delivered to GFC opinions of counsel, dated as of the Effective Date, as to such matters as they may each reasonably request with respect to the transactions contemplated by this Agreement and in a form reasonably acceptable to each of them.

(f) Legal Proceedings. Neither UBC nor GFC shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

(g) Listing. The shares of UBC Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq.

6.2 Conditions to Obligations of UBC. The obligations of UBC to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties contained herein of GFC shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Merger and the other transactions contemplated by this Agreement and UBC shall have received a certificate or certificates signed by the Chief Executive Officer and Chief Financial Officer of GFC dated the Effective Date, to such effect.

(b) Performance of Obligations. GFC shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date, and UBC shall have received a certificate signed by the Chief Executive Officer of GFC to that effect.

(c) Affiliate Letters. Those persons who may be deemed by counsel to GFC to be “affiliates” of GFC within the meaning of Rule 145 promulgated by the SEC under the Securities Act (each a “GFC Affiliate”) have delivered to UBC prior to the date of the GFC Shareholders’ Meeting, a written agreement to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of UBC Common Stock received in the Merger, which agreement shall be in the form attached hereto as Exhibit C.

6.3 Conditions to Obligations of GFC. The obligations of GFC to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties contained herein of UBC shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Merger and the other transactions contemplated by this Agreement and GFC shall have received a certificate or certificates signed by the Chief Executive Officer and Chief Financial Officer of UBC dated the Effective Date, to such effect.

(b) Performance of Obligations. UBC shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date, and GFC shall have received a certificate signed by Chief Executive Officer of UBC to that effect.

ARTICLE 7

Termination

7.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement and the Plan by the shareholders of UBC and GFC, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date:

(a) By the mutual consent in writing of the Board of Directors of each of UBC and GFC;

(b) By the respective Boards of Directors of UBC or GFC if the conditions set forth in Section 6.1 have not been met or waived by UBC and GFC;

(c) By the Board of Directors of UBC if the conditions set forth in Section 6.2 have not been met or waived by UBC;

(d) By the Board of Directors of GFC if the conditions set forth in Section 6.3 have not been met or waived by GFC;

(e) By the respective Boards of Directors UBC or GFC if the Merger is not consummated by October 31, 2004, except to the extent that the failure of the consummation of the Merger by such date arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 7.1(e), which action or inaction is in violation of its obligations under this Agreement;

(f) At any time prior to GFC Shareholders’ Meeting, by UBC if (i) GFC shall have breached Section 4.7, (ii) the GFC Board shall have failed to make its recommendation referred to in Section 4.3, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of UBC or (iii) GFC shall have materially breached its obligations under Section 4.3 by failing to call, give notice of, convene and hold the GFC Shareholders’ Meeting in accordance with Section 4.3;

(g) By UBC upon the occurrence of a Termination Event (as defined in Section 7.4 hereof);

(h) At any time prior to the GFC Shareholders’ Meeting, by GFC in order to enter into an acquisition agreement or similar agreement (each, an “Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by GFC and the GFC Board in compliance with Section 4.7 hereof; provided, however, that this Agreement may be terminated by GFC pursuant to this Section 7.1(h) only after the fifth business day following GFC’s provision of written notice to UBC advising UBC that the GFC Board is prepared to accept a Superior Proposal, and only if, during such five-business day period, UBC does not, in its sole discretion, make an offer to GFC that the GFC Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal; or

(i) By the Board of Directors of GFC at any time during the five-day period following the Determination Date (as defined below), if:

(1)	the Average Closing Price (as defined below) shall be less than the product of 0.80 and the Starting Price (as defined below); and

(2)	(a) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the “UBC Ratio”) shall be less than (b) the number obtained by dividing the Index Price (as defined below) on the Determination Date by the Index Price on the Starting Date (as defined below) and subtracting 0.20 from such quotient;

subject to the following. If GFC elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to UBC; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period. During the five-day period commencing with its receipt of such notice, UBC shall have the option of increasing the Per Share Stock Consideration and/or the Per Share Cash Consideration in a manner such that the conditions set forth in either clauses (1) or (2) above shall be deemed not to exist; provided, however, that the Per Share Cash Consideration shall not be increased in a manner that would cause the failure of the conditions set forth in Section 6.1(d) hereof. For purposes hereof, the condition set forth in clause (1) above shall be deemed not to exist if the Per Share Stock Consideration and/or the Per Share Cash Consideration is increased so that the Per Share Consideration (as defined below) after such increase is not less than the Per Share Consideration that would have been in effect if the condition set forth in clause (1) above did not exist. For purposes hereof, the condition set forth in clause (2) above shall be deemed not to exist if the Per Share Stock Consideration and/or the Per Share Cash Consideration is increased so that the Per Share Consideration after such increase is not less than the Per Share Consideration that would have been in effect if the condition set forth in clause (2) above did not exist. If UBC makes this election, within such five-day period, it shall give prompt written notice to GFC of such election and the revised Per Share Stock Consideration and/or Per Share Cash Consideration, whereupon no termination shall have occurred pursuant to this Section 7.1(i) and this Agreement shall remain in effect in accordance with its terms (except as the Per Share Stock Consideration and/or Per Share Cash Consideration shall have been so modified), and any references in this Agreement to “Per Share Stock Consideration” and “Per Share Cash Consideration” shall thereafter be deemed to refer to the Per Share Stock Consideration and Per Share Cash Consideration after giving effect to any adjustment made pursuant to this Section 7.1(i). For purposes of this Section 7.1(i), the following terms shall have the meanings indicated:

“Average Closing Price” means the average of the last reported sale prices per share of UBC Common Stock as reported on the Nasdaq (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the 20 consecutive trading days ending on the Determination Date.

“Determination Date” shall mean the later of (i) the date on which the last approval, consent or waiver of any governmental entity required to permit consummation of the transactions contemplated by this Agreement is received, without regard to any requisite waiting period in respect thereof or (ii) the date on which the shareholders of GFC approve the Agreement and the Merger.

“Index Price” on a given date means the closing value of the Nasdaq Bank Index.

“Per Share Consideration” shall mean the sum of (A) the Per Share Stock Consideration multiplied by the product of the Average Closing Price times 0.6 and (B) the product of the Per Share Cash Consideration times 0.4.

“Starting Price” shall mean last reported sale prices per share of UBC Common Stock as reported on the Nasdaq (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) on the Starting Date.

“Starting Date” shall mean December 16, 2003.

If UBC declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of UBC shall be appropriately adjusted for the purposes of applying this Section 7.1(i).

7.2 Effect of Termination. In the event of the termination and abandonment of this agreement and the Merger pursuant to Section 7.1, this Agreement shall become void and have no effect, except that (i) the last sentence of Section 4.2 and all of Sections 4.9 and 7.4 shall survive any such termination and abandonment and (ii) no party shall be relieved or released from any liability arising out of an intentional breach of any provision of this Agreement.

7.3 Non-Survival of Representations, Warranties and Covenants. Except for Article 2 and Sections 1.2(a), 1.4, 5.1, 5.2, 5.3 and 7.4 of this Agreement, none of the respective representations and warranties, obligations, covenants and agreements of the parties shall survive the Effective Date, provided that no such representations, warranties, obligations, covenants and agreements shall be deemed to be terminated or extinguished so as to deprive UBC or GFC (or any director, officer, or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including without limitation any shareholder or former shareholder of either UBC or GFC.

7.4 Fees and Expenses.

(a) Except as provided below, each of the parties shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated herein, including fees and expenses of its own financial consultants, accountants and legal advisors, except that printing expenses shall be shared equally between UBC and GFC.

(b) In recognition of the efforts, expenses and other opportunities forgone by UBC while structuring the Merger, the parties hereto agree that GFC shall pay UBC the sum of Two Million Two Hundred Thousand Dollars ($2,200,000) (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by UBC pursuant to Sections 7.1(f)(i) or (iii) (but not Section 7.1(f)(ii)) or 7.1(g) or by GFC pursuant to 7.1(h), payment shall be made to UBC concurrently with the termination of this Agreement; or

(ii) if this Agreement is terminated by UBC pursuant to Section 7.1(c) as a result of a material breach by GFC of a representation, warranty or agreement contained herein, by UBC pursuant to Section 7.1(f)(ii) or by either UBC or GFC pursuant to 7.1(e), and a proposal for an Acquisition Transaction shall have been publicly announced or otherwise communicated or made known to the senior management of GFC or the GFC Board (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to propose an Acquisition Transaction) at any time after the date of this Agreement and prior to the date of termination of this Agreement and within 18 months after such termination GFC consummates an Acquisition Transaction, then GFC shall pay to UBC the Termination Fee on the date of consummation of such transaction.

Any amount that becomes payable pursuant to this Section 7.4(b) shall be paid by wire transfer of immediately available funds to an account designated by UBC.

(c) GFC and UBC agree that the agreements contained in paragraphs (b) and (f) of this Section 7.4 are an integral part of the transactions contemplated by this Agreement, that without such agreements the parties would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by GFC or UBC. If the appropriate party fails to pay the other party the amounts due under paragraph (b) or (f) within the time periods specified therein, the party failing to pay such amounts shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action in which such other party prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(d) For the purposes of this Agreement, a “Termination Event” shall mean any of the following events or transactions occurring after the date hereof:

(i) GFC, without having received UBC’s prior written consent, shall have entered into an agreement with any person to (A) acquire, merge or consolidate, or enter into any similar transaction, with GFC, (B) purchase, lease or otherwise acquire all or substantially all of the assets of GFC, or (C) purchase or otherwise acquire directly from GFC securities representing ten percent (10%) or more of the voting power of GFC;

(ii) a tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of GFC Common Stock is commenced (other than by UBC or a UBC Subsidiary), and the GFC Board recommends that the shareholders of GFC tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten-business day period specified in Rule 14e-2(a) under the Exchange Act.

(e) Notwithstanding any provision in this Agreement to the contrary, if for any reason other than as a result of a Termination Event the Merger is not approved by GFC’s shareholders at the GFC Shareholders’ Meeting or any adjournment thereof, then GFC shall reimburse UBC for one-half of its reasonable out-of-pocket and other expenses incurred by UBC in connection with entering into this Agreement and the transactions contemplated hereunder, provided that the maximum amount that GFC shall be responsible to UBC under this Section 7.4(e) shall be limited to $100,000.

(f) If this Agreement is terminated by GFC pursuant to Section 7.1(d) or by UBC pursuant to Section 7.1(e), subject to the exception provided below, UBC will reimburse GFC for its properly documented Early Termination Fees (as defined in Section 2.1(e)), plus any incremental difference in price paid by GFC for the same services to continue to use its existing or other commercially recognized vendor, and offset by any credits or price reductions realized by GFC if it subsequently reinstates any terminated contracts subject to this subsection. In no event will UBC will responsible under this paragraph (f) for an aggregate payment in excess of $750,000. Notwithstanding the foregoing, UBC will not be obligated to make any payments to GFC under this paragraph (f) upon termination by UBC of the Agreement pursuant to Section 7.1(e) if the failure to the consummate the Merger by October 31, 2004 arises out of or results from the knowing action or inaction of GFC that is in violation of GFC’s obligations under this Agreement. Any amount that becomes payable pursuant to this Section 7.4(f) shall be paid within five (5) days of the termination of the Agreement.

(g) Any payment required to be made pursuant to Section 7.4 shall be made by wire transfer of immediately available funds to an account designated, by the party entitled to receive payment, in the notice of demand for payment delivered pursuant to this Section 7.4.

ARTICLE 8

General Provisions

8.1 Entire Agreement. This Agreement contains the entire agreement among UBC and GFC with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

8.2 Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by written instructions duly executed by the parties hereto at any time, whether before or after the GFC Shareholders’ Meeting, except statutory requirements and requisite approvals of the shareholders of GFC and regulatory authorities.

8.3 Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning and construction of any provisions of this Agreement.

8.4 Governing Law. Except as required otherwise or otherwise indicated herein, this Agreement shall be construed and enforced according to the laws of the Commonwealth of Virginia.

8.5 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

If to GFC:	William E. Doyle, Jr.

Guaranty Financial Corporation

1658 State Farm Boulevard

Charlottesville, Virginia 22911

Copy to:	Wayne A. Whitham, Jr.

Williams Mullen

1021 East Cary Street

Post Office Box 1320

Richmond, Virginia 23218-1320

If to UBC:	Peter A. Seitz

Union Bankshares Corporation

P. O. Box 446

211 North Main Street

Bowling Green, Virginia 22427

Copy to:	George P. Whitley

LeClair Ryan, A Professional Corporation

707 East Main Street; 11th Floor

Richmond, Virginia 23219

8.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

8.7 Severability. In the event any provisions of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

8.8 Subsidiaries. All representations, warranties, and covenants herein, where pertinent, include and shall apply to the wholly owned subsidiaries belonging to the party making such representations, warranties, and covenants.

8.9 Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, UBC may at any time modify the structure of the acquisition of GFC set forth herein, subject to the prior written consent of GFC, which consent shall not be unreasonably withheld or delayed, provided that (i) the Merger Consideration to be paid to the holders of GFC Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modification will not adversely affect the tax treatment to GFC’s shareholders and (iii) such modification will not materially delay or jeopardize receipt of any required regulatory approvals.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers as of the date first written above.

UNION BANKSHARES CORPORATION

By:	/s/ G William Beale
G. William Beale
President and Chief Executive Officer

GUARANTY FINANCIAL CORPORATION

By:	/s/ William E. Doyle, Jr.
William E. Doyle, Jr.
President and Chief Executive Officer

EXHIBIT A

To the Agreement and

Plan of Reorganization

PLAN OF MERGER

BETWEEN

UNION BANKSHARES CORPORATION

AND

GUARANTY FINANCIAL CORPORATION

Pursuant to this Plan of Merger (“Plan of Merger”), Guaranty Financial Corporation (“GFC”), a Virginia corporation, shall merge with and into Union Bankshares Corporation, a Virginia corporation (“UBC”), in a merger under Section 13.1-716 of the Virginia Stock Corporation Act.

ARTICLE 1

Terms of the Merger

Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of December 18, 2003, by and between UBC and GFC (the “Agreement”), at the Effective Date, GFC shall merge with and into UBC, and each outstanding share of common stock of GFC shall be converted into and exchanged for cash and shares of the common stock of UBC in accordance with Section 2.1 of this Plan of Merger and Section 13.1-716 of the Virginia Stock Corporation Act (the “Merger”). At the Effective Date, the Merger shall have the effect as provided in Section 13.1-721 of the Virginia Stock Corporation Act. UBC will be the surviving corporation of the Merger, and its name shall remain Union Bankshares Corporation. Unless otherwise specified herein, capitalized terms in this Plan of Merger shall have the same meaning as in the Agreement.

ARTICLE 2

Basis and Manner of Conversion; Manner of Exchange

2.1 Conversion of GFC Common Stock. At the Effective Date, by virtue of the Merger and without any action on the part of a holder of shares of GFC Common Stock:

(a) Each share of UBC Common Stock that is issued and outstanding immediately before the Effective Date shall remain issued and outstanding and shall remain unchanged by the Merger.

(b) Subject to Sections 2.2, 2.5 and 2.6 hereof, each share of GFC Common Stock issued and outstanding immediately before the Effective Date shall be converted into, and shall be canceled in exchange for, the right to receive, at the election of the holder thereof:

(i)	0.842 shares of UBC Common Stock; or

(ii)	a cash amount equal to $28.00 of GFC Common Stock (the “Per Share Cash Consideration”), subject to adjustment as provided in paragraph (e) below.

(c) Notwithstanding anything in this Plan of Merger to the contrary, the aggregate amount of cash to be issued to shareholders of GFC in the Merger shall not exceed the Aggregate Cash Consideration, as defined the following paragraph.

(d) For purposes of this Plan of Merger:

(i)	the “Aggregate Cash Consideration” shall amount to the product of the number of shares of GFC Common Stock outstanding immediately prior to the Effective Date times 0.40 times the Per Share Cash Consideration amount; and

(ii)	the “Merger Consideration” means the number of whole shares of UBC Common Stock, plus cash in lieu of any fractional share interest, and/or the amount of cash into which shares of GFC Common Stock shall be converted pursuant to the provisions of this Article 2 hereof.

(e) In the event the early termination of certain contractual obligations of GFC and Guaranty Bank, as such obligations are designated by UBC on or before the date hereof and as agreed to by GFC, results in the payment or the agreed upon obligation to pay an aggregate amount in excess of $500,000 under the terms of such contractual obligations (collectively, the “Early Termination Fees”), then the Per Share Cash Consideration will be equal to the amount determined by taking: (1) the sum of the Cash Election Shares and, if necessary, the No-Election Shares and Reallocated Cash Shares (as such terms are defined in sections 2.2(b) and 2.3(c)(iii)) that will be treated as Cash Election Shares, times the Per Share Cash Consideration, less the amount by which the Early Termination Fees exceed $500,000; and dividing that amount by (2) the sum of the Cash Election Shares and, if necessary, the No-Election Shares and Reallocated Cash Shares that will be treated as Cash Election Shares.

2.2 Election Procedures.

(a) UBC shall designate Registrar and Transfer Company, Cranford, New Jersey (or such other company as UBC and GFC may mutually agree), to act the exchange agent (the “Exchange Agent”) for purposes of conducting the election procedure and the exchange procedure described in this Article 2. Provided that GFC has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, (i) provide to GFC contemporaneously with the mailing of the Proxy Statement (as defined in Section 4.3 of the Agreement) but in no event more than ten (10) days after such mailing, an election form in such form as UBC and GFC shall mutually agree (the “Election Form”), and (ii) no later than five (5) business days after the Effective Date, mail or make available to each holder of record of GFC Common Stock a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of GFC Common Stock shall pass, only upon proper delivery of the certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such certificate or certificates in exchange for the consideration set forth in Section 2.1(b) hereof deliverable in respect of GFC Common Stock.

(b) Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to make the following elections:

(i)	to elect to receive UBC Common Stock with respect to some or all of such holder’s GFC Common Stock (the “Stock Election Shares”);

(ii)	to elect to receive cash with respect to some or all of such holder’s GFC Common Stock (the “Cash Election Shares”); or

(iii)	to indicate that such holder makes no such election with respect to such holder’s shares of GFC Common Stock (the “No-Election Shares”).

(c) Nominee record holders who hold GFC Common Stock on behalf of multiple beneficial owners shall indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares, and No-Election Shares. If a shareholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, the shares of GFC Common Stock held by such shareholder shall be designated No-Election Shares.

(d) The term “Election Deadline” shall mean 5:00 p.m., Eastern Time, on the 30th day following day following but not including the date of mailing of the Election Form or such later date as UBC and GFC shall mutually agree upon.

(e) Any election to receive UBC Common Stock or cash or a combination thereof shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received, whether any such election, modification or revocation has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither UBC nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

2.3 Allocation of Shares.

(a) Within five (5) business days after the Merger Closing, the Exchange Agent, as directed by UBC, shall effect the allocation among holders of GFC Common Stock of rights to receive UBC Common Stock or cash in the Merger in accordance with the Election Forms as follows.

(b) If the number of Cash Election Shares times the Per Share Cash Consideration is greater than the Aggregate Cash Consideration, then:

(i)	all Stock Election Shares and all No-Election Shares shall be converted into the right to receive UBC Common Stock;

(ii)	the Exchange Agent shall convert on a pro rata basis as described below in Section 2.3(e) a sufficient number of Cash

Election Shares (“Reallocated Stock Shares”) such that the number of remaining Cash Election Shares times the Per Share Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Stock Shares shall be converted into the right to receive UBC Common Stock; and

(iii)	the Cash Election Shares that are not Reallocated Stock Shares shall be converted into the right to receive cash.

(c) If the number of Cash Election Shares times the Per Share Cash Consideration is less than the Aggregate Cash Consideration and subject to the rights reserved to UBC in Section 2.3(d) that allows UBC, in its sole discretion, to issue a greater number of shares of UBC Common Stock in the Merger, then:

(i)	all Cash Election Shares shall be converted into the right to receive cash;

(ii)	No-Election Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares times the Per Share Cash Consideration equal the Aggregate Cash Consideration. If less than all of the No-Election Shares need to be treated as Cash Election Shares, then the Exchange Agent shall select which No-Election Shares shall be treated as Cash Election Shares in such manner as the Exchange Agent shall determine, and all remaining No-Election Shares shall thereafter be treated as Stock Election Shares;

(iii)	If all of the No-Election Shares are treated as Cash Election Shares under the preceding subsection and the total number of Cash Election Shares times the Per Share Cash Consideration is less than the Aggregate Cash Consideration, then the Exchange Agent shall convert on a pro rata basis as described below in Section 2.3(e) a sufficient number of Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Per Share Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Cash Shares will be converted into the right to receive cash; and

(iv)	the Stock Election Shares that are not Reallocated Cash Shares shall be converted into the right to receive UBC Common Stock.

(d) If the number of Cash Election Shares times the Per Share Cash Consideration is less than the Aggregate Cash Consideration, UBC reserves the right to issue and pay, in its sole discretion, less than the Aggregate Cash Consideration and thereby issue a greater proportion of shares of UBC Common Stock in the Merger, but in no event does UBC intend to issue more than One Million Five Hundred Thousand (1,500,000) shares of UBC Common Stock in the Merger.

(e) In the event the Exchange Agent is required pursuant to Section 2.3(b) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares. In the event that the Exchange Agent is required pursuant to Section 2.3(c) to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares.

2.4 Exchange Procedures.

(a) After completion of the allocation referred to paragraphs (b) and (c) of Section 2.3, each holder of an outstanding certificate representing shares of GFC Common Stock prior to the Effective Date (a “GFC Certificate”) who has surrendered such GFC Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of whole shares of UBC Common Stock and/or the amount of cash into which the aggregate number of shares of GFC Common Stock previously represented by such GFC Certificate(s) surrendered shall have been converted pursuant to this Plan of Merger and, if such holder’s shares of GFC Common Stock have been converted into UBC Common Stock, any other distribution theretofore paid with respect to UBC Common Stock issuable in the Merger, in each case without interest. The Exchange Agent shall accept such GFC Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each GFC Certificate that is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of shares of UBC Common Stock or the right to receive the amount of cash into which such GFC Common Stock shall have been converted. No dividends that have been declared by UBC will be remitted to any person entitled to receive shares of UBC Common Stock under Section 2.3 until such person surrenders the GFC Certificate(s) representing GFC Common Stock, at which time such dividends shall be remitted to such person, without interest.

(b) The Exchange Agent and UBC, as the case may be, shall not be obligated to deliver cash and/or a certificate or certificates representing shares of UBC Common Stock to which a holder of GFC Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the GFC Certificate(s) representing the shares of GFC Common Stock for exchange as provided in this Section 2.4, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by UBC.

(c) Notwithstanding anything in this Plan of Merger to the contrary, GFC Certificates surrendered for exchange by a GFC Affiliate shall not be exchanged for certificates representing shares of UBC Common Stock to which such GFC Affiliate may be entitled pursuant to the terms of this Agreement until UBC has received a written agreement from such person as specified in Section 6.2(c) of the Agreement.

2.5 No Fractional Securities. No certificates or scrip representing fractional shares of UBC Common Stock shall be issued upon the surrender for exchange of GFC Certificates, and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of UBC Common Stock. A holder of shares of GFC Common Stock converted in the Merger who would otherwise have been entitled to a fractional share of UBC Common Stock shall be entitled to receive a cash payment (without interest) in lieu of such fractional share in an amount determined by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) the Per Share Cash Consideration.

2.6 Certain Adjustments. If, after the date hereof and on or prior to the Effective Date, the outstanding shares of GFC Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon with a record date within such period, or any similar event shall occur, the Merger Consideration will be adjusted accordingly to provide to the holders of GFC Common Stock, respectively, the same economic effect as contemplated by the Agreement and this Plan of Merger prior to such reclassification, recapitalization, split-up, combination, exchange or dividend or similar event.

2.7 Conversion of Stock Options. At the Effective Date, each stock option to purchase shares of GFC Common Stock (a “GFC Stock Option”) that is then outstanding and unexercised shall be converted into and become an option to purchase shares of UBC Common Stock, and UBC shall assume each such GFC Stock Option in accordance with the terms of the plan and agreement by which it is evidenced. In accordance with Section 12.01 of the GFC 1991 Incentive Stock Option Plan, as amended, (the “GFC Option Plan”) for sixty (60) days after the Effective Date each such GFC Stock Option may be cancelled in exchange for a cash payment. With respect to each GFC Stock Option assumed by UBC, the number of shares of UBC Common Stock purchasable upon exercise of such GFC Stock Option shall be equal to the number of shares of GFC Common Stock that were purchasable under such GFC Stock Option immediately prior to the Effective Date multiplied by 0.842 and rounding down to the nearest whole share, and the per share exercise price under each such GFC Stock Option shall be adjusted by dividing the per share exercise price of each such GFC Stock Option by the 0.842, and rounding up to the nearest cent. The terms of each GFC Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to UBC Common Stock on or subsequent to the Effective Date. Notwithstanding the foregoing, each GFC Stock Option which is intended to be an “incentive stock option” (as defined in Section 422 of the IRC shall be adjusted in accordance with the requirements of Section 424 of the IRC.

With respect to each option cancelled in exchange for a cash payment, the amount of the cash payment shall be equal to the difference between the Fair Market Value (as defined in the GFC Option Plan) of the UBC Common Stock on the date the option is cancelled and the per share exercise price, as adjusted pursuant to the preceding paragraph. For purposes of interpreting the GFC Option Plan, the “Change in Control Date” or “Control Change Date” should be the Effective Date of the Merger.

ARTICLE 3

Termination

This Plan of Merger may be terminated at any time prior to the Effective Date by the parties hereto as provided in Article 7 of the Agreement.

ARTICLE 4

Name, Articles of Incorporation

and Bylaws of the Surviving Corporation

At the Effective Date, the name, Articles of Incorporation of UBC and Bylaws of UBC, all as in effect immediately prior thereto, shall be the name, Articles of Incorporation and Bylaws of the surviving corporation.

APPENDIX II

OPINION OF DAVENPORT & COMPANY LLC

[Letterhead of Davenport & Company LLC]

December 18, 2003

The Board of Directors

Guaranty Financial Corporation

1658 State Farm Blvd.

Charlottesville, Virginia 22911

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Guaranty Financial Corporation (“Guaranty”) of the consideration to be received by the Guaranty shareholders in the merger (the “Merger”) of Guaranty with and into Union Bankshares Corporation (“Union”) pursuant to the draft of the Agreement and Plan of Reorganization dated December 17, 2003 (the “Agreement”). As is more specifically set forth in the Agreement, upon consummation of the Merger, the shareholders of Guaranty may, at their option, elect to receive $28.00 in cash or 0.842 shares of Union common stock or a combination thereof (the “Consideration”), subject to certain adjustments.

Davenport & Company LLC, as part of its investment banking business is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Davenport was selected by Guaranty’s Board of Directors to act as its financial advisor because of Davenport’s expertise in valuing and advising financial institutions in merger and acquisition transactions and because Davenport was familiar with Guaranty and its business, having previously provided financial advisory services to Guaranty. Davenport will receive a fee for serving as Guaranty’s financial advisor and Guaranty has also agreed to indemnify Davenport for certain liabilities arising out of its engagement. In the ordinary course of its business as a broker-dealer, Davenport may, from time to time, purchase securities from, and sell securities to, Guaranty and Union. As a market maker in securities, Davenport may from time to time have a long or short position in, and buy or sell, equity securities of Guaranty and Union for Davenport’s own account or for the accounts of its customers.

In arriving at our opinion, we have, among other things:

1.	Reviewed the Agreement;

2.	Reviewed various publicly available financial statements and other information of Guaranty and Union;

3.	Reviewed non-public financial information and operating data of Guaranty and Union provided by their respective managements;

4.	Reviewed the reported prices and trading activity for Guaranty common stock and Union common stock;

The Board of Directors

Guaranty Financial Corporation

December 18, 2003

5.	Held discussions with members of Guaranty’s and Union’s management regarding past and current business operations, financial condition, results of regulatory examinations, the Merger and the business and future prospects of Guaranty and Union, respectively;

6.	Compared the results of operations and market value of Guaranty and Union with similar information for selected publicly traded companies which it deemed to be relevant;

7.	Compared the proposed financial terms of the Merger with the financial terms of various other mergers and acquisitions of financial institutions in recent years;

8.	Took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and knowledge of the commercial banking industry generally; and

9.	Conducted other studies, analyses and investigations, and considered other information, that we deemed appropriate.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to us by Guaranty and Union or their representatives, or that was otherwise reviewed by us, and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We are not experts in the evaluation of loan portfolios for the purpose of assessing the adequacy of the allowance for losses, and assumed that such allowances, for each of Guaranty and Union, are in the aggregate, adequate to cover such losses. We did not review any individual credit files nor make any independent evaluation, appraisal or physical inspection of the assets, liabilities or properties of Guaranty or Union, nor were we furnished with such evaluation or appraisal.

With respect to the financial forecast information furnished to or discussed with us by Guaranty or Union, we assumed that such financial forecast information had been reasonably prepared and reflected the best currently available estimates and judgment of Guaranty’s or Union’s management as to the expected future financial performance of Guaranty or Union. We assumed no responsibility for and expressed no view as to any such forecasts or estimates or the assumptions upon which they were based. We have also assumed that the Merger will be completed substantially in accordance with the terms set forth in the Agreement and that the Merger will be accounted for as a purchase under generally accepted accounting principles. Our opinion is necessarily based upon economic, market, financial and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Our opinion expressed herein was prepared solely for the Board of Directors of Guaranty in connection with and for the purposes of its evaluation of the Merger. This opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Guaranty, does not address the effect of any other business combination in which Guaranty might engage and does not constitute a recommendation to any shareholder of Guaranty as to how such shareholder

The Board of Directors

Guaranty Financial Corporation

December 18, 2003

should vote with respect to the Merger. We are not expressing any opinion herein as to the prices at which Union’s and Guaranty’s common stock will trade following the announcement or consummation of the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the shareholders of Guaranty pursuant to the Agreement is fair, from a financial point of view, to the shareholders of Guaranty. Although subsequent developments may affect this opinion, it is understood that we do not have any obligation to update, revise or reaffirm this opinion.

Sincerely,
DAVENPORT & COMPANY LLC

/s/ Robert F. Mizell

Robert F. Mizell, CFA Senior Vice President

APPENDIX III

GUARANTY FINANCIAL CORPORATION’S

ANNUAL REPORT ON FORM 10-KSB

FOR THE YEAR ENDED DECEMBER 31, 2002

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-KSB

ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2002

Commission file number 0-25905

GUARANTY FINANCIAL CORPORATION

(Name of Small Business Issuer in its Charter)

Virginia	54-1786496
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

1658 State Farm Boulevard Charlottesville, Virginia	22911
(Address of Principal Executive Offices)	(Zip Code)

(434) 970-1100

(Issuer’s Telephone Number, Including Area Code)

Securities registered under Section 12(b) of the Exchange Act:

Title of Each Class	Name of Each Exchange on Which Registered
None	n/a

Securities registered under Section 12(g) of the Exchange Act:

Common Stock, par value $1.25 per share

(Title of Class)

Check whether the issuer: (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for past 90 days.

Yes ☒ No ☐

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. ☒

The issuer’s gross income for its most recent fiscal year was $15,306,120.

The aggregate market value of the voting stock held by non-affiliates computed by reference to the closing sales price of such stock as of February 28, 2003 was approximately $21,166,000. (The exclusion from such amount of the market value of the shares owned by any person shall not be deemed an admission by the registrant that such person is an affiliate of the registrant.)

The number of outstanding shares of Common Stock as of February 28, 2003 was 1,978,377.

DOCUMENTS INCORPORATED BY REFERENCE

Proxy Statement for the 2003 Annual Meeting of Shareholders – Part III

PART I

Item 1.	Description of Business.

General

Guaranty Financial Corporation (“Guaranty”) is a Virginia corporation which was organized in 1995 for the purpose of becoming the holding company of Guaranty Bank (the “Bank”). The Bank is a Virginia state chartered bank which began business in February 1981 and is headquartered in Charlottesville, Virginia.

Guaranty’s principal asset is the outstanding stock of the Bank, a wholly owned subsidiary. Guaranty presently has no separate operations and its business primarily consists of the business of the Bank. Guaranty’s Common Stock is quoted on The Nasdaq National Market under the symbol “GSLC”.

The Bank is a community bank that provides a broad range of commercial and retail banking services. Guaranty’s principal business activities are attracting checking and savings deposits from local businesses and the general public through its retail banking offices and originating, servicing, investing in and selling loans. Of Guaranty’s $165.4 million of gross loans outstanding at December 31, 2002, 23.3% represented construction and land loans, 51.1% represented commercial business and commercial real estate loans, and 12.2% represented residential first mortgages. Guaranty also lends funds to retail banking customers by means of home equity, installment loans, and multi-family dwellings. In addition, Guaranty offers consumer loans and government-insured and conventional small business loans. Guaranty invests in certain United States government and agency obligations and other investments permitted by applicable laws and regulations.

Guaranty’s main office is located at 1658 State Farm Boulevard, Charlottesville, Virginia 22911 and the telephone number is (434) 970-1100.

Market Area

Guaranty is headquartered in Charlottesville, Virginia. Charlottesville and its surrounding area had a collective population of approximately 120,000 in 2000 according to census figures. It is located in central Virginia 110 miles southwest of Washington, D.C. and 70 miles west of Richmond, Virginia, and includes the University of Virginia, the area’s largest employer. Guaranty operates six full service retail branches, which serve Charlottesville, Albemarle County, and Fluvanna County, Virginia.

Competition

Guaranty faces strong competition for loans and deposits. Competition for loans comes primarily from commercial banks and mortgage bankers who also make loans in the Bank’s market area. The Bank competes for loans principally on the basis of the interest rates and loan fees it charges, the types of loans it originates and the quality of services it provides to borrowers.

Guaranty faces substantial competition for deposits from commercial banks, money market and mutual funds, credit unions and other investment vehicles. The ability of Guaranty to attract and retain deposits depends on its ability to provide an investment opportunity that satisfies the requirements of depositors as to rate of return, liquidity, risk and other factors. Guaranty competes for these deposits by offering a variety of deposit products at competitive rates and convenient business hours.

Many of our competitors have substantially greater financial resources than those available to Guaranty. Certain of these institutions have significantly higher lending limits than Guaranty. In addition, there can be no assurance that other financial institutions, with substantially greater resources than Guaranty, will not establish operations in Guaranty’s service area.

Credit Policies

The principal risk associated with each of the categories of loans in Guaranty’s portfolio is the creditworthiness of its borrowers. Within each category, such risk is increased or decreased, depending on prevailing economic conditions. In an effort to manage the risk, Guaranty’s policy gives loan amount approval limits to individual loan officers based on their position and level of experience. The risk associated with real estate mortgage loans, commercial and consumer loans varies, based on employment levels, consumer confidence, fluctuations in the value of real estate and other conditions that affect the ability of borrowers to repay indebtedness. The risk associated with real estate construction loans varies, based on the supply and demand for the type of real estate under construction.

Guaranty has written policies and procedures to help manage credit risk. Guaranty utilizes a loan review process that includes formulation of portfolio management strategy, guidelines for underwriting standards and risk assessment, procedures for ongoing identification and management of credit deterioration, and regular portfolio reviews to establish loss exposure and to ascertain compliance with Guaranty’s policies.

Guaranty uses a Management Loan Committee and a Directors Loan Committee to approve loans. The Management Loan Committee, which consists of the President and three additional senior officers, meets weekly to review all loan applications from borrowers having total credit exposure to the Bank in excess of $750,000 in the aggregate or in excess of $250,000 on an unsecured basis. A Directors Loan Committee, which currently consists of five directors (three directors constitute a quorum, of whom any two may act), approves loans from borrowers having total credit exposure to the Bank in excess of $1,500,000 in the aggregate or in excess of $500,000 on an unsecured basis that have been previously approved by the Management Loan Committee. Guaranty’s Chief Credit Officer is responsible for reporting to the Directors Loan Committee monthly on the activities of the Management Loan Committee and on the status of various delinquent and non-performing loans. The Directors Loan Committee also reviews lending policies proposed by Management.

Residential loan originations come primarily from walk-in customers, real estate brokers and builders. Commercial real estate loan originations are obtained through broker referrals, direct solicitation of developers and continued business from customers. All completed loan applications are reviewed by Guaranty’s salaried loan officers. As part of the application process, information is obtained concerning the income, financial condition, employment and credit history of the applicant. If commercial real estate is involved, information is also obtained concerning cash flow available for debt service. Loan applications are submitted to the underwriting department for review. Loan quality is analyzed based on the Bank’s experience and credit underwriting guidelines as well as the guidelines issued by the Federal Home Loan Mortgage Corporation (“FHLMC”), Federal National Mortgage Association (“FNMA”) and other purchasers of loans, depending on the type of loan involved. The non-conforming one-to-four-family adjustable-rate mortgage loans that Guaranty originates are not readily salable in the secondary market because they do not meet all of the secondary marketing guidelines. Real estate collateral is appraised by independent fee appraisers who have been pre-approved by the Board of Directors. All conforming loans including HUD/FHA, VA and applicable VHDA loans are underwritten by mortgage loan administration according to the Bank’s loan authority schedule.

In the normal course of business, Guaranty makes various commitments and incurs certain contingent liabilities which are disclosed but not reflected in its annual financial statements including commitments to extend credit. At December 31, 2002, commitments to extend credit totaled $52.4 million.

Construction Lending

Guaranty makes local construction loans, primarily residential, and land acquisition and development loans. The construction loans are secured by residential houses under construction and the underlying land for which the loan was obtained. At December 31, 2002, construction, land and land development loans outstanding were $38.5 million, or 23.3%, of gross loans. Approximately 95% of these loans are concentrated in the Richmond and Charlottesville, Virginia markets. The average life of a construction loan is approximately nine months and they reprice monthly to meet the market, typically prime plus one percent. Because the interest rate charged on these loans floats with the market, they help Guaranty in managing its interest rate risk. Construction lending entails significant additional risks, compared with residential mortgage lending. Construction loans often involve larger loan balances concentrated with single borrowers or groups of related borrowers. Another risk involved in construction lending is attributable to the fact that loan funds are advanced upon the security of the land or home under construction, which value is estimated prior to the completion of construction. Thus, it is more difficult to evaluate accurately the total loan funds required to complete a project and related loan-to-value ratios. To mitigate the risks associated with construction lending, Guaranty generally limits loan amounts to 75% to 80% of appraised value, in addition to analyzing the creditworthiness of its borrowers. Guaranty also obtains a first lien on the property as security for its construction loans and typically requires personal guarantees from the borrower’s principal owners.

Commercial Business Loans

Commercial business loans generally have a higher degree of risk than residential mortgage loans, but have higher yields. To manage these risks, Guaranty generally obtains appropriate collateral and personal guarantees from the borrower’s principal owners and monitors the financial condition of its business borrowers. Residential mortgage loans generally are made on the basis of the borrower’s ability to make repayment from his employment and other income and are secured by real estate whose value tends to be readily ascertainable. In contrast, commercial business loans typically are made on the basis of the borrower’s ability to make repayment from cash flow from its business and are secured by business assets, such as commercial real estate, accounts receivable, equipment and inventory. As a result, the availability of funds for the repayment of commercial business loans is substantially dependent on the success of the business itself. Furthermore, the collateral for commercial business loans may depreciate over time and generally cannot be appraised with as much precision as residential real estate. Guaranty has a loan review and monitoring process to regularly assess the repayment ability of commercial borrowers. At December 31, 2002, commercial loans totaled $76.6 million, or 46.3% of the total loan portfolio.

Commercial Real Estate Lending

Commercial real estate loans are secured by various types of commercial real estate in Guaranty’s market area, including multi-family residential buildings, commercial buildings and offices, small shopping centers and churches. At December 31, 2002, commercial real estate loans aggregated $7.9 million or 4.8% of Guaranty’s gross loans.

In its underwriting of commercial real estate, Guaranty may lend, under federal regulation, up to 85% of the secured property’s appraised value, although Guaranty’s loan to original appraised value ratio on such properties is 80% or less in many cases. Commercial real estate lending entails significant additional risk, compared with residential mortgage lending. Commercial real estate loans typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. Additionally, the payment experience on loans secured by income producing properties is typically dependent on the successful operation of a business or a real estate project and thus may be subject, to a greater extent, to adverse conditions in the real estate market or in the economy generally. Guaranty’s commercial real estate loan underwriting criteria require an examination of debt service coverage ratios, the borrower’s creditworthiness and prior credit history and reputation, and Guaranty typically requires personal guarantees or endorsements of the borrowers’ principal owners. Guaranty also carefully evaluates the location of the security property.

One-to-Four-Family Residential Real Estate Lending

Residential lending activity may be generated by Guaranty’s loan originator solicitation, referrals by real estate professionals, and existing or new bank customers. Loan applications are taken by a Bank loan originator. As part of the application process, information is gathered concerning income, employment and credit history of the applicant. Loan quality is analyzed based on guidelines issued by the applicable investor, such as the Federal Home Loan Mortgage Corporation (FHLMC), Veterans Administration (VA), the Department of Housing and Urban Development (HUD). The non-conforming one-to-four family adjustable rate mortgage (ARM) loans originated by Guaranty do not generally meet secondary market investor guidelines. However, these loans are underwritten using Guaranty’s underwriting guidelines. The valuation of residential collateral is provided by independent fee appraisers who have been approved by the Bank’s Board of Directors. Loan applications are underwritten either manually or automatically. Automated underwriting may be used on those loans with limited risk, based on assigned guidelines set forth by FHLMC.

Security for the majority of Guaranty’s residential lending is in the form of owner occupied one-to-four family dwellings. Conventional mortgages are originated up to allowable loan-to-value guidelines issued by the investor. Maximum allowable loans insured by the Veterans Administration (VA) and the Department of Housing and Urban Development (HUD) are originated according to their applicable guidelines. Loans are also underwritten, funded, and serviced by the Virginia Housing Development Authority specific to their defined guidelines. The Loan Prospector automated underwriting system is capable of rating conforming, VA, and FHA loans.

Typically, all fixed rate mortgage loans are originated with the intent to sell. In order to meet community needs and retain a competitive edge, the bank occasionally originates non-conforming fixed rate loans. At December 31, 2002, $8.9 million, or 5.4%, of Guaranty’s loan portfolio consisted of fixed rate mortgage loans.

Guaranty also originates a non-conforming adjustable rate product with a higher entry level rate and margin than that of the conforming adjustable rate products. This non-conforming loan provides yet another outlet for loans not meeting investor guidelines. The Bank has no current investor relationship for selling this ARM product. Interest rates on adjustable rate products offered by the Bank are tied to One, Three, Five or Seven Year United States Treasury bills. Guaranty’s ARM products contain interest rate caps at adjustment periods and rate ceilings based on a cap over and above the original interest rate. At December 31, 2002, $11.2 million, or 6.8%, of the Bank’s loan portfolio consisted of adjustable rate mortgages.

All residential mortgage loans originated by Guaranty contain a “due-on-sale” clause providing that Guaranty may declare the unpaid principal balance due and payable upon sale or transfer of the mortgaged premises, unless certain investor provisions should apply. “Due-on-sale” definitions will vary from investor to investor, so Guaranty’s policy is to adhere to the mortgage loan investor’s guidelines, or in the case of our own loans, adhere to the defined terms in the security instruments.

In connection with residential real estate loans, Guaranty requires title insurance, hazard insurance and if required, flood insurance. Flood determination letters with life of loan tracking are obtained on all federally related transactions with improvements serving as security for the transaction. Guaranty does require escrows for real estate taxes and insurance.

Consumer Lending

Guaranty offers various secured and unsecured consumer loans, including unsecured personal loans and lines of credit, automobile loans, deposit account loans, installment and demand loans, credit cards, and home equity lines of credit and loans. At December 31, 2002, Guaranty had consumer loans of $22.2 million or 13.4% of gross loans. Such loans are generally made to customers with which Guaranty has a pre-existing relationship. Guaranty currently originates all of its consumer loans in its geographic market area. Most of the consumer loans are tied to the prime lending rate and reprice monthly.

Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans which are unsecured, such as lines of credit, or secured by rapidly depreciable assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. Such loans may also give rise to claims and defenses by a consumer borrower against an assignee of collateral securing the loan such as Guaranty, and a borrower may be able to assert against such assignee claims and defenses which it has against the seller of the underlying collateral. Consumer loan delinquencies often increase over time as the loans age.

The underwriting standards employed by Guaranty for consumer loans include a determination of the applicant’s payment history on other debts and an assessment of ability to meet existing obligations and payments on the proposed loan. The stability of the applicant’s monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income. Although creditworthiness of the applicant is of primary consideration, the underwriting process also includes an analysis of the value of the security in relation to the proposed loan amount.

Employees

At December 31, 2002, Guaranty had 87 full-time and 4 part-time employees. None of Guaranty’s employees are represented by any collective bargaining unit.

Supervision and Regulation

General. As a bank holding company, Guaranty is subject to regulation under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and the examination and reporting requirements of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). Under the BHCA, a bank holding company may not directly or indirectly acquire ownership or control of more than 5% of the voting shares or substantially all of the assets of any bank or merge or consolidate with another bank holding company without the prior approval of the Federal Reserve Board. The BHCA also generally limits the activities of a bank holding company to that of banking, managing or controlling banks, or any other activity which is determined to be so closely related to banking or to managing or controlling banks that an exception is allowed for those activities.

As a state-chartered commercial bank, the Bank is subject to regulation, supervision and examination by the Virginia State Corporation Commission’s Bureau of Financial Institutions. It also subject to regulation, supervision and examination by the Federal Reserve Board. State and federal law also governs the activities in which the Bank engages, the investments that it makes and the aggregate amount of loans that may be granted to one borrower. Various consumer and compliance laws and regulations also affect the Bank’s operations.

The earnings of Guaranty’s subsidiaries, and therefore the earnings of Guaranty, are affected by general economic conditions, management policies, changes in state and federal legislation and actions of various regulatory authorities, including those referred to above. The following description summarizes the significant state and federal and state laws to which Guaranty and the Bank are subject. To the extent that statutory or regulatory provisions or proposals are described, the description is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals.

Payment of Dividends. Guaranty is a legal entity separate and distinct from its banking and other subsidiaries. The majority of Guaranty’s revenues will result from dividends paid to Guaranty by the Bank. The Bank is subject to laws and regulations that limit the amount of dividends that it can pay. In addition, both Guaranty and the Bank are subject to various regulatory restrictions relating to the payment of dividends, including requirements to maintain capital at or above regulatory minimums. Banking regulators have indicated that banking organizations should generally pay dividends only if the organization’s net income available to common shareholders over the past year has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality and overall financial condition. Guaranty does not expect that any of these laws, regulations or policies will materially affect the ability of the Bank to pay dividends. During the year ended December 31, 2002, the Bank declared $420,875 in dividends payable to Guaranty.

In October 2000, Guaranty and the Bank entered into a Written Agreement with the Federal Reserve Bank of Richmond (the “FRB-Richmond”) and the Bureau of Financial Institutions that provided for certain restrictions on the declaration and payment of dividends by either Guaranty or the Bank. Guaranty and the Bank were released from the Written Agreement in October of 2002. Additional information on this agreement is set forth in “Item 5. Market for Common Equity and Related Stockholder Matters” below.

Insurance of Accounts, Assessments and Regulation by the Federal Deposit Insurance Corporation (the “FDIC”). The deposits of the Bank are insured by the FDIC up to the limits set forth under applicable law. The deposits of the Bank are subject to the deposit insurance assessments of the Bank Insurance Fund (“BIF”) of the FDIC.

The FDIC has implemented a risk-based deposit insurance assessment system under which the assessment rate for an insured institution may vary according to regulatory capital levels of the institution and other factors (including supervisory evaluations). Depository institutions insured by the BIF that are “well capitalized” and that present few or no supervisory concerns, are required to pay only the statutory minimum assessment of $2,000 annually for deposit insurance, while all other banks are required to pay premiums ranging from .03% to .27% of domestic deposits. The Bank’s deposit insurance assessment was .10% of deposits per year in 2000 and was .03% of deposits per year in 2001 and 2002. These rate schedules are subject to future adjustments by the FDIC. In addition, the FDIC has authority to impose special assessments from time to time. However, because the legislation enacted in 1996 requires that both Savings Association Insurance Fund insured and BIF-insured deposits pay a pro rata portion of the interest due on the obligations issued by the Financing Corporation, the FDIC is assessing BIF-insured deposits an additional 1.30 basis points per $100 of deposits to cover those obligations.

The FDIC is authorized to prohibit any BIF-insured institution from engaging in any activity that the FDIC determines by regulation or order to pose a serious threat to the respective insurance fund. Also, the FDIC may initiate enforcement actions against banks, after first giving the institution’s primary regulatory authority an opportunity to take such action. The FDIC may terminate the deposit insurance of any depository institution if it determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed in writing by the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If deposit insurance is terminated, the deposits at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period from six months to two years, as determined by the FDIC. Management is not aware of any existing circumstances that could result in termination of any Bank’s deposit insurance.

Capital. The Federal Reserve Board has issued risk-based and leverage capital guidelines applicable to banking organizations that it supervises. Under the risk-based capital requirements, Guaranty and the Bank are each generally required to maintain a minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) of 8%. At least half of the total capital must be composed of common equity, retained earnings and qualifying perpetual preferred stock, less certain intangibles (“Tier 1 capital”). The remainder may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock and a limited amount of the loan loss allowance (“Tier 2 capital,” which, together with Tier 1 capital, composes “total capital”).

In addition, each of the federal banking regulatory agencies has established minimum leverage capital requirements for banking organizations. Under these requirements, banking organizations must maintain a minimum ratio of Tier 1 capital to adjusted average quarterly assets equal to 3% to 5%, subject to federal bank regulatory evaluation of an organization’s overall safety and soundness.

The risk-based capital standards of the Federal Reserve Board explicitly identify concentrations of credit risk and the risk arising from non-traditional activities, as well as an institution’s ability to manage these risks, as important factors to be taken into account by the agency in assessing an institution’s overall capital adequacy. The capital guidelines also provide that an institution’s exposure to a decline in the economic value of its capital due to changes in interest rates be considered by the agency as a factor in evaluating a banking organization’s capital adequacy.

Other Safety and Soundness Regulations. There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance funds in the event that the depository institution is insolvent or is in danger of becoming insolvent. For example, under the requirements of the Federal Reserve Board with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so otherwise. In addition, the “cross-guarantee” provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by the FDIC as a result of the insolvency of commonly controlled insured depository institutions or for any assistance provided by the FDIC to commonly controlled insured depository institutions in danger of failure. The FDIC may decline to enforce the cross-guarantee provision if it determines that a waiver is in the best interests of the deposit insurance funds. The FDIC’s claim for reimbursement under the cross guarantee provisions is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and nonaffiliated holders of subordinated debt of the commonly controlled insured depository institutions.

The federal banking agencies also have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institution in question is well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized or critically undercapitalized, as defined by the law. As of December 31, 2002, Guaranty and the Bank were classified as well capitalized.

State banking regulators also have broad enforcement powers over the Bank, including the power to impose fines and other civil and criminal penalties, and to appoint a conservator.

Interstate Banking and Branching. Current federal law authorizes interstate acquisitions of banks and bank holding companies without geographic limitation. Effective June 1, 1997, a bank headquartered in one state was authorized to merge with a bank headquartered in another state, as long as neither of the states had opted out of such interstate merger authority prior to such date. After a bank has established branches in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where a bank headquartered in that state could have established or acquired branches under applicable federal or state law.

Gramm-Leach-Bliley Act of 1999. The Gramm-Leach-Bliley Act of 1999 (the “Act”) was signed into law on November 12, 1999. The Act covers a broad range of issues, including a repeal of most of the restrictions on affiliations among depository institutions, securities firms and insurance companies. Most of the Act’s provisions require the federal bank regulatory agencies and other regulatory bodies to adopt regulations to implement the Act, and for that reason an assessment of the full impact on Guaranty of the Act must await completion of that regulatory process.

The Act repeals sections 20 and 32 of the Glass-Stegall Act, thus permitting unrestricted affiliations between banks and securities firms. The Act also permits bank holding companies to elect to become financial holding companies. A financial holding company may engage in or acquire companies that engage in a broad range of financial services, including securities activities such as underwriting, dealing, brokerage, investment and merchant banking; and insurance underwriting, sales and brokerage activities. In order to become a financial holding company, the bank holding company and all of its affiliated depository institutions must be well-capitalized, well-managed, and have at least a satisfactory Community Reinvestment Act rating.

The Act provides that the states continue to have the authority to regulate insurance activities, but prohibits the states in most instances from preventing or significantly interfering with the ability of a bank, directly or through an affiliate, to engage insurance sales, solicitations or cross-marketing activities. Although the states generally must regulate bank insurance activities in a nondiscriminatory manner, the states may continue to adopt and enforce rules that specifically regulate bank insurance activities in certain areas identified in the Act. The Act directs the federal bank regulatory agencies to adopt insurance consumer protection regulations that apply to sales practices, solicitations, advertising and disclosures.

The Act adopts a system of functional regulation under which the Federal Reserve Board is confirmed as the umbrella regulator for financial holding companies, but financial holding company affiliates are to be principally regulated by functional regulators such as the FDIC for state nonmember bank affiliates, the Securities and Exchange Commission for securities affiliates and state insurance regulators for insurance affiliates. The Act repeals the broad exemption of banks from the definitions of “broker” and “dealer” for purposes of the Securities Exchange Act of 1934, as amended, but identifies a set of specific activities, including traditional bank trust and fiduciary activities, in which a bank may engage without being deemed a “broker”, and a set of activities in which a bank may engage without being deemed a “dealer”. The Act also makes conforming changes in the definitions of “broker” and “dealer” for purposes of the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended.

The Act contains extensive customer privacy protection provisions. Under these provisions, a financial institution must provide to its customers, at the inception of the customer relationship and annually thereafter, the institution’s policies and procedures regarding the handling of customers’ nonpublic personal financial information. The Act provides that, except for certain limited exceptions, an institution may not provide such personal information to unaffiliated third parties unless the institution discloses to the customer that such information may be so provided and the customer is given the opportunity to opt out of such disclosure. An institution may not disclose to a non-affiliated third party, other than to a consumer reporting agency, customer account numbers or other similar account identifiers for marketing purposes. The Act also provides that the states may adopt customer privacy protections that are more strict than those contained in the Act. The Act also makes a criminal offense, except in limited circumstances, obtaining or attempting to obtain customer information of a financial nature by fraudulent or deceptive means.

Forward Looking Statements

Certain statements in this annual report are forward-looking and may be identified by the use of words such as “believe”, “expect”, “anticipate”, “should”, “planned”, “estimated”, and “potential”. These statements are based on the Guaranty’s current expectations. A variety of factors could cause the Guaranty’s actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of the Guaranty’s business include interest rate movements, competition from both financial and non-financial institutions, the timing and occurrence (or nonoccurence) of transactions and events that may be subject to circumstances beyond the Guaranty’s control, and general economic conditions.

Item 2.	Description of Property.

As of March 1, 2003, Guaranty conducted its business from its main office in Charlottesville, Virginia and six branch offices. The following table provides certain information with respect to these properties:

Location	Date Facility Opened	Lease Arrangements

Main Office:

1658 State Farm Boulevard Charlottesville, Virginia	1996	Owned by Guaranty

Branch Offices:

Downtown Mall 400 East Main Street Charlottesville, Virginia	2002	Lease expires in 2012, subject to Guaranty’s right to renew for two additional five-year terms

Barracks Road 1924 Arlington Boulevard Charlottesville, Virginia	1994	Lease expires in 2004, subject to Guaranty’s right to renew for two additional five-year terms

West Main 2211 West Main Street Charlottesville, Virginia	1998	Lease expires in 2003, subject to Guaranty’s right to renew for two additional five-year terms

Route 29 North & Rio Road 1700 Seminole Trail Charlottesville, Virginia	1996	Lease expires in 2012, subject to Guaranty’s right to renew for two additional five-year terms

Lake Monticello Route 53 & Turkey Sag Road Lake Monticello, Virginia	1998	Owned by Guaranty

Forest Lakes 3290 Worth Crossing Charlottesville, Virginia	2001	Owned by Guaranty

Guaranty believes that all of its properties are maintained in good operating condition and are suitable and adequate for its operational needs.

Item 3.	Legal Proceedings.

In the course of its operations, Guaranty is a party to various legal proceedings. Based upon information currently available, management believes that such legal proceedings, in the aggregate, will not have a material adverse effect on Guaranty’s business, financial position, or results of operations.

Item 4.	Submission of Matters to a Vote of Security Holders.

No matters were submitted during the fourth quarter of the fiscal year covered by this report to a vote of security holders of Guaranty.

PART II

Item 5.	Market for Common Equity and Related Stockholder Matters.

Guaranty’s Common Stock has been listed on the Nasdaq National Market under the symbol “GSLC” since June 1997. The following table sets forth, for the quarters indicated, the high and low sales prices for Guaranty’s Common Stock and per share dividends for the periods indicated.

Market Price and Dividends

	Sales Price ($)
	High	Low	Dividends ($)
Fiscal Year Ended December 31, 2001:
1st quarter	9.000	5.000	—
2nd quarter	8.250	7.500	—
3rd quarter	8.500	7.270	—
4th quarter	9.000	7.500	—
Fiscal Year Ended December 31, 2002:
1st quarter	10.950	8.000	—
2nd quarter	13.750	10.200	—
3rd quarter	14.120	12.200	—
4th quarter	14.600	12.500	—

In October 2000, both Guaranty and the Bank entered into a written agreement with the FRB-Richmond and the Bureau of Financial Institutions. Among the restrictions included in the Written Agreement was a requirement that any dividends paid or declared by either Guaranty or the Bank be approved by both the FRB-Richmond and the Bureau of Financial Institutions. Following the initiation of the written agreement, Guaranty’s Board of Directors decided to suspend dividend payments on Guaranty’s Common Stock. The timing, amount and payment of future dividends on Guaranty’s Common Stock is at the discretion of Guaranty’s Board of Directors subject to the written approval by both the FRB-Richmond and the Bureau of Financial Institutions and will depend upon the earnings of Guaranty and its subsidiaries, principally the Bank, the financial condition of Guaranty and other factors, including general economic conditions and applicable governmental regulations and policies. Guaranty and the Bank were released from the Written Agreement in October 2002.

Guaranty is a legal entity separate and distinct from its subsidiaries, and its revenues depend primarily on the payment of dividends from the Bank.

As of February 28, 2003, Guaranty had approximately 987 shareholders of record.

Item 6.	Management’s Discussion and Analysis of Financial Condition and Results of Operation.

The following commentary discusses major components of the business of Guaranty Financial Corporation (Guaranty) and presents an overview of its consolidated financial position and results of operations at December 31, 2002 and 2001, and for the years ended December 31, 2002, 2001 and 2000. This discussion should be reviewed in conjunction with the consolidated financial statements, the summary of accounting policies and accompanying notes and other statistical information presented elsewhere in this annual report.

Overview

Guaranty is headquartered in Charlottesville, Virginia and conducts almost all of its operations through its subsidiary, Guaranty Bank. Guaranty Bank is a community bank serving the Charlottesville and Fluvanna markets. Guaranty Bank (the “Bank”) operated eight branch locations throughout the year 2002, one of which was located in the Harrisonburg market. The Bank closed on the sale of the Harrisonburg branch to FNB Southeast, on January 24, 2003.

Guaranty made tremendous progress during calendar year 2002, which was the second year of its strategic repositioning to become a high performing banking company. Management continued to focus on initiatives that were established in 2001 to improve earnings. Guaranty realized substantial growth in earnings and maintained a high level of asset quality, even while experiencing a continued decline in the Federal Reserve’s discount rate, which underwent an additional 50 basis point reduction in the fourth quarter of 2002, to .75%. As a result of Guaranty’s focused effort on attracting low-cost deposits, the net interest margin widened year-over-year from 3.51 to 4.58%.

In October 2000, Guaranty and the Bank, entered into a Written Agreement (the “Agreement”) with the Federal Reserve Bank of Richmond and the Bureau of Financial Institutions with respect to various operating policies and procedures. As a result of the Agreement, the Bank revised its asset/liability management, liquidity, risk management, loan administration and capital adequacy policies. Guaranty addressed all of the issues raised in the Agreement and gained formal written relief from the Agreement in October 2002. As a result of the Agreement, Guaranty suspended dividends to its common shareholders from the third quarter of 2000 through the fourth quarter of 2002. Guaranty’s Board of Directors re-instated a dividend to shareholders on January 23, 2003, in the amount of 7.5 cents per share for shareholders of record as of January 29, 2003, payable February 10, 2003.

Guaranty’s 2002 financial performance reflected a planned reduction in total assets. This planned reduction in total assets is indicative of Guaranty’s emphasis changing from aggressive growth to profitability management. Combined with increased earnings, the net result increased regulatory capital ratios for both Guaranty and the Bank.

Net Income

Net income for the year ended December 31, 2002, was $1,763,000 ($.89 per diluted share), which represented a $1,245,000, or 240% increase over the net income for the prior year. Factors that significantly contributed to the increased net income were higher net interest income, lower loan loss provision, and decreased personnel and occupancy expenses, offset by lower mortgage banking fees, investment commissions and an increased provision for income taxes.

Net income for the year ended December 31, 2001, was $518,000 ($.26 per diluted share), an $89,000 decrease from the net income reported for the prior year. Decreased net income was due to a reduction in net interest income caused by the impact of declining interest rates on a short-term asset sensitive balance sheet. Increases in operating expenses primarily related to severance expenses arising from management changes also negatively impacted net income for 2001. These changes more than offset increased mortgage banking income and a reduction in the provision for possible loan losses.

Net income for the year ended December 31, 2000, was $607,000 or $.31 per diluted share. These earnings, an increase over 1999 earnings, were the result of increased net interest income and deposit fees, which exceeded increases in operating expenses and additional provisions for possible loan losses. Additionally, net income in 2000 was not impacted by the losses on the sale of investments, which negatively impacted the 1999 earnings.

Net Interest Income

Net interest income is the major component of Guaranty’s earnings and is equal to the amount by which interest income exceeds interest expense. Earning assets consist primarily of loans and securities, while deposits and borrowings represent the major portion of interest bearing liabilities. Changes in the volume and mix of assets and liabilities, as well as changes in the yields and rates paid, determine changes in net interest income. The net interest margin is calculated by dividing net interest income by average earning assets.

Net interest income was $8.7 million for the year ended December 31, 2002, a 10.3% increase from $7.9 million in net interest income for the year ended December 31, 2001. The net interest margin was 4.58% for the year ended December 31, 2002, a 107 basis point increase over net interest margin of the prior year. Interest on deposits decreased year-over-year by 61.2%, falling from $8.9 million to $3.5 million. This decrease was the result of a focused effort to attract and retain low-cost deposits, coupled with lower market rates. The average cost of deposits decreased 233 basis points, from 4.57% to 2.24% from December 31, 2001 to December 31, 2002. The impact of lower interest rates offered by the Bank to deposit customers was offset to a certain extent by lower interest earned on interest earning assets. Interest income generated by loans fell from $15.5 million to $11.6 million, a 24.6% decrease. The average yield on loans fell by 118 basis points, to 6.99% for the year ended December 31, 2002, from 8.17% for the prior year. Interest earned on investments decreased by $984,000, predominantly due to lower balances in the investment portfolio. If there are additional prime rate decreases in 2003, the net interest margin will be negatively impacted, as the yield on interest earning assets will generally fall faster than the cost of interest bearing liabilities. Guaranty’s net interest margin will be positively impacted by stable or rising rates in 2003.

Net interest income was $7.9 million for the year ended December 31, 2001, a 19.4% decrease from $9.8 million in net interest income for the prior year. The net interest margin for the year ended December 31, 2001, was 3.51%, a 48 basis point decline from 3.99% in the prior year. The net interest margin was compressed throughout 2001 as interest rates on earning assets fell faster than the corresponding decrease in interest rates paid on deposits. During 2001, the yield on the loan portfolio fell by 125 basis points while the cost of interest bearing deposits declined by 62 basis points. This difference was due to the impact of loans with interest rates tied to the prime rate repricing immediately with each rate reduction. In contrast, certificates of deposit are generally issued with maturities of twelve months and the interest rate paid usually does not adjust until maturity. Net interest income was also negatively impacted by a reduction in average loans outstanding to $189.1 million in 2001 from $213.4 million during the prior year.

Net interest income was $9.8 million for the year ended December 31, 2000, 26.5% greater than the $7.7 million reported for the year ended December 31, 1999. The improvement in net interest income reflected higher loan and investment yields, higher average balances and an increased gap between the amount of earning assets and the amount of interest bearing liabilities. The net interest margin increased due to Guaranty shifting its asset base into both commercial and consumer loans and away from more conservatively priced residential mortgage loans. The net interest margin for the year ended December 31, 2000, increased by 56 basis points to 3.99% as compared to the prior year-end. The increase was due to a 97 basis point increase in the yield on earning assets, which exceeded the 54 basis point increase in the cost of interest bearing liabilities.

The following table sets forth average balances of total interest earning assets and total interest bearing liabilities for the periods indicated, showing the average distribution of assets, liabilities, stockholders’ equity and the related income, expense and corresponding weighted average yields and costs.

	Year Ended December 31,
	2002			2001			2000
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest earning assets:
Securities	$17,226	$1,086	6.30%	$28,303	$1,855	6.55%	$25,065	$1,786	7.13%
Loans	166,634	11,649	6.99%	189,135	15,451	8.17%	213,353	20,103	9.42%
Interest bearing deposits in other banks	6,078	120	1.97%	7,381	336	4.55%	6,668	469	7.03%

Total interest-earning assets/total interest income	189,938	12,855	6.77%	224,819	17,642	7.85%	245,086	22,358	9.12%

Non-interest earning assets:
Cash and due from banks	8,551			8,134			6,599
Premises and equipment	8,185			9,245			9,454
Other assets	4,975			4,504			4,876
Less allowance for loan losses	(2,531)			(2,523)			(1,798)

Total non-interest earning assets	19,180			19,360			19,131

Total Assets	$209,118			$244,179			$264,217

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Interest bearing deposits:
Demand accounts	$27,057	87	0.32%	$23,344	243	1.04%	$20,151	328	1.63%
MMDA accounts	24,864	381	1.53%	21,170	674	3.18%	21,883	1,000	4.57%
Savings	13,103	63	0.48%	11,643	195	1.67%	10,922	245	2.24%
Certificates of deposit	89,635	2,933	3.27%	139,438	7,821	5.61%	149,787	8,949	5.97%

Total interest bearing deposits	154,659	3,464	2.24%	195,595	8,933	4.57%	202,743	10,522	5.19%

FHLB advances and other borrowings	6,136	120	1.96%	4,608	237	5.14%	22,774	1,485	6.50%
Trust preferred bonds	6,013	481	8.00%	6,013	481	8.00%	6,017	465	7.71%
Bonds payable	486	90	18.52%	739	105	14.21%	881	105	11.92%

Total interest bearing liabilities/total interest expense	154,659	4,155	2.48%	206,955	9,756	4.71%	232,415	12,577	5.41%

Non-interest bearing liabilities:
Demand deposits	22,879			18,755			14,409
Other liabilities	1,397			2,259			1,991

Total liabilities	191,570			227,969			248,815

Stockholders’ equity	17,548			16,210			15,402

Total liabilities and Stockholders’ equity	$209,118			$244,179			$264,217

Interest spread (1)			4.29%			3.13%			3.71%
Net interest income/net interest margin (2)		$8,700	4.58%		$7,886	3.51%		$9,781	3.99%

(1)	Interest spread is the average yield earned on earning assets, less the average rate incurred on interest bearing liabilities.

(2)	Net interest margin is net interest income, expressed as a percentage of average earning assets.

The following table describes the impact on Guaranty’s interest income resulting from changes in average balances and average rates for the periods indicated. The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

	Year Ended December 31, 2002 compared to Year Ended December 31, 2001 Change Due To:			Year Ended December 31, 2001 compared to Year Ended December 31, 2000 Change Due To:
(Dollars in thousands)	Rate	Volume	Increase (Decrease)	Rate	Volume	Increase (Decrease)
Interest income:
Securities	$(71)	$(698)	$(769)	$(143)	$212	$69
Loans	(2,229)	(1,573)	(3,802)	(2,674)	(1,978)	(4,652)
Interest bearing deposits in other banks	(190)	(26)	(216)	(165)	32	(133)

Total interest income	(2,490)	(2,297)	(4,787)	(2,982)	(1,734)	(4,716)

Interest expense:
Interest bearing deposits:
Demand accounts	(168)	12	(156)	(118)	33	(85)
MMDA accounts	(350)	57	(293)	(303)	(23)	(326)
Savings	(139)	7	(132)	(62)	12	(50)
Certificates of deposit	(3,258)	(1,630)	(4,888)	(548)	(580)	(1,128)

Total interest bearing deposits	(3,915)	(1,554)	(5,469)	(1,031)	(558)	(1,589)
FHLB advances and other	(147)	30	(117)	(298)	(934)	(1,232)
Bonds payable	32	(47)	(15)	18	(18)	—

Total interest expense	(4,030)	(1,571)	(5,601)	(1,311)	(1,510)	(2,821)

Net interest income	$1,540	$(726)	$814	$(1,669)	$(224)	$(1,895)

Interest Sensitivity

An important element of both earnings performance and liquidity is the management of the interest sensitivity gap. The interest sensitivity gap is the difference between interest-sensitive assets and interest-sensitive liabilities maturing or repricing within a specific time interval. The gap can be managed by repricing assets or liabilities, by selling investments, by replacing an asset or liability prior to maturity, or by adjusting the interest rate during the life of an asset or liability. Matching the amounts of assets and liabilities repricing in the same time interval helps to hedge the risk and minimize the impact on net income of changes in market interest rates. Guaranty evaluates interest rate risk and then formulates guidelines regarding asset generation and pricing, funding sources and pricing, and off-balance sheet commitments in order to decrease sensitivity risk. These guidelines are based upon management’s outlook regarding future interest rate movements, the state of the regional and national economy, and other financial and business risk factors.

At December 31, 2002, Guaranty had $25.5 million more liabilities than assets that reprice within one year and therefore was in a one-year liability-sensitive position. A liability-sensitive position or a negative gap will tend to positively impact net earnings in a period of falling interest rates and negatively impact net earnings in a period of rising interest rates. This liability-sensitive position is primarily the result of fixed rate certificates of deposit reaching maturity in one year or less. To decrease the gap between interest-sensitive assets and liabilities, Guaranty is in the process of shifting its deposit mix to include a higher percentage of demand accounts and a lower percentage of certificates of deposit. Guaranty reduced its gap between liabilities and assets that reprice within one year by $13.3 million, from $38.8 million at December 31, 2001.

Guaranty has an Asset/Liability Committee (“ALCO”), which meets regularly to discuss deposit pricing, changes in borrowed money, investment and trading activity, loan sale activity, liquidity levels and the overall interest sensitivity. The actions of this committee are reported to the Board of Directors monthly. The daily monitoring of interest rate risk, investment and trading activity, along with any other significant transactions are managed by the President with input from other ALCO members. The following table presents the amounts of Guaranty’s interest sensitive assets and liabilities that mature or reprice in the periods indicated.

	December 31, 2002 Maturing or Repricing In:
(Dollars in thousands)	3 Months or less	4-12 Months	1-5 Years	Over 5 Years
Interest-sensitive assets:
Loans	$80,034	$23,350	$44,569	$17,429
Investments and mortgage-backed securities (1)	4	12	477	3,540
Deposits at other institutions	7,487	—	—	—

Total interest-sensitive assets	87,525	23,362	45,046	20,969

Cumulative interest-sensitive assets	87,525	110,887	155,933	176,902

Interest-sensitive liabilities:
NOW accounts	28,773	—	—	—
Money market deposit accounts	34,445	—	—	—
Savings accounts	12,812	—	—	—
Certificates of deposit	21,048	39,338	10,110	8
Convertible preferred securities	—	—	—	6,013
Bonds payable	3	11	70	306

Total interest-sensitive liabilities	97,081	39,349	10,180	6,327

Cumulative interest-sensitive liabilities	$97,081	$136,430	$146,610	$152,937

Period gap	$(9,556)	$(15,987)	$34,866	$14,642
Cumulative gap	(9,556)	(25,543)	9,323	23,965
Ratio of cumulative interest-sensitive assets to interest-sensitive liabilities	90.16%	81.28%	106.36%	115.67%
Ratio of cumulative gap to total assets	(4.85%)	(12.96%)	4.73%	12.16%

(1)	Amounts include Federal Home Loan Bank stock.

Of Guaranty’s commercial and construction loans with a maturity of more than one year, approximately $2.9 million have fixed interest rates and $2.4 million have variable interest rates.

Investments

Total investment securities decreased 77.0% to $5.4 million at December 31, 2002, from $23.5 million at December 31, 2001. During 2002, Guaranty took advantage of the sustained low interest rate environment and liquidated $10.4 million of the corporate bonds in the available for sale classification. This decreased the corporate bond portfolio from $13.6 million at December 31, 2001 to $3.2 million at December 31, 2002, in an effort to improve liquidity without incurring investment losses. This strategy results in decreased interest income in the short term, however, the flexibility gained allows Guaranty to build and maintain an investment portfolio better structured to meet future liquidity and profitability objectives.

The following table shows the amortized cost and fair market value of investment securities at the dates indicated.

	December 31,
	2002		2001		2000
	Cost	Market	Cost	Market	Cost	Market
(Dollars in thousands)
Held-to-maturity
Mortgage-backed securities	$433	$471	$720	$768	$950	$970
Other	403	403	250	250	250	250

Total held-to-maturity	836	874	970	1,018	1,200	1,220

Available for sale
Corporate bonds	3,247	3,212	13,620	12,597	19,354	17,508
U.S. Government Agency Obligations	—	—	8,000	7,970	—	—
Federal Reserve Bank & Other Stocks	422	422	422	422	422	422

Total available for sale	3,669	3,634	22,042	20,989	19,776	17,930

Other
Federal Home Loan Bank Stock	947	947	1,550	1,550	1,550	1,550

Total	$5,452	$5,455	$24,562	$23,557	$22,526	$20,700

The following table sets forth the composition of Guaranty’s investment portfolio at the dates indicated.

	December 31,
	2002		2001		2000
(Dollars in thousands)	Book Value	% of Total	Book Value	% of Total	Book Value	% of Total
Investment securities:
FHLMC mortgage-backed securities	$431	7.96	$720	3.06%	$950	4.59%
Corporate bonds	3,212	59.29	12,597	53.58	17,508	84.66
Treasury and agency notes	—	—	8,220	34.97	250	1.21
FHLB stock	947	17.48	1,550	6.59	1,550	7.50
Other	827	15.27	422	1.80	422	2.04

Total Investment securities	$5,417	100.00%	$23,509	100.00%	$20,680	100.00%

The following table indicates the maturity distribution and yields of investment securities, held as of December 31, 2002.

	Due in 1 year or less		Due after 1 year through 5 years		Due after 5 years through 10 years		Due after 10 years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
(Dollars in thousands)
Securities held for investment:
U.S. Government securities	$—	—	$403	3.07%	$—	—	$—	—	$403	3.07%
Mortgage backed securities	16	8.52%	77	8.52%	142	8.52%	198	8.52%	433	8.52%

Total	16	8.52%	480	3.94%	142	8.52%	198	8.52%	836	5.89%

Securities held for sale (1):
Corporate securities	—	—	—	—	1,020	6.45%	2,192	7.67%	3,212	7.28%

Total securities	$16	8.52%	$480	3.94%	$1,162	6.70%	$2,390	7.74%	$4,048	7.00%

(1)	Excludes Federal Reserve stock of $352,250, Federal Home Loan Bank stock of $947,100 and Community Bankers Bank stock of $70,000.

Loans

Net loans consist of total loans minus undisbursed loan funds, deferred loan fees and the allowance for loan losses. Net loans were $163.2 million at December 31, 2002, an 8.1% decline from December 31, 2001. During 2002, the size of Guaranty’s loan portfolio decreased as a result of higher credit standards in light of an uncertain economy. Net loans declined to $177.6 million at December 31, 2001, from $201.6 million at December 31, 2000, as Guaranty controlled its growth to increase its regulatory capital ratios.

The following table sets forth the composition of Guaranty’s loan portfolio in dollars at the dates indicated.

	December 31,
	2002	2001	2000	1999	1998
(Dollars in thousands)
Mortgage Loans:
Residential	$20,119	$39,864	$54,911	$62,796	$66,369
Commercial	7,894	16,277	3,434	1,179	2,504
Construction and land loans	38,480	36,307	59,363	70,009	50,286

Total real estate	66,493	92,448	117,708	133,984	119,159

Commercial business loans	76,651	66,603	59,120	55,698	34,388
Consumer loans	22,238	20,973	27,190	16,960	9,630

Total loans receivable	165,382	180,024	204,018	206,642	163,177

Adjustments:
Deferred fees (costs)	(110)	(67)	(27)	40	113
Allowance for losses	2,242	2,512	2,396	1,203	1,002

Total net items	2,132	2,445	2,369	1,243	1,115

Total loans receivable, net	$163,250	$177,579	$201,649	$205,399	$162,062

The changes in Guaranty’s loan portfolio over the past five years represent the evolution from a savings association to a full service commercial bank. Commercial business lending began in 1998 and now comprises over 51% of total loans outstanding. During this same time period, residential mortgage loans outstanding have decreased from $66.4 million to $20.1 million. Presently, the majority of the residential mortgage loans originated are sold on a servicing released basis. Construction and land development loans declined in 2001 as Guaranty reduced its loan concentration in speculative real estate lending, and increased in 2002 through implementation of a plan for targeted growth.

The following tables show the composition of Guaranty’s loan portfolio by fixed and adjustable rate at the dates indicated.

	December 31,
	2002	2001	2000	1999	1998
(Dollars in thousands)
Fixed-Rate Loans:
Real Estate
Residential	$8,921	$27,200	$20,403	$18,277	$20,206
Commercial	—	—	—	1,179	2,504
Construction and land loans	—	—	—	—	—

Total real estate	8,921	27,200	20,403	19,456	22,710

Commercial business loans	15,745	15,427	12,891	13,678	7,098
Consumer Loans	3,606	3,429	3,832	2,825	242

Total fixed-rate loans	28,272	46,056	37,126	35,959	30,050

Adjustable-Rate Loans:
Real Estate
Residential	11,198	12,664	34,508	44,519	46,163
Commercial	7,894	16,277	3,434	11,140	12,853
Construction and land loans	38,480	36,307	59,363	70,009	50,286

Total real estate	57,572	65,248	97,305	125,668	109,302

Commercial business loans	60,906	51,176	46,229	30,880	14,437
Consumer loans	18,632	17,544	23,358	14,135	9,388

Total adjustable-rate loans	137,110	133,968	166,892	170,683	133,127

Total loans receivable	165,382	180,024	204,018	206,642	163,177

Less:
Deferred fees (costs)	(110)	(67)	(27)	40	113
Allowances for losses	2,242	2,512	2,396	1,203	1,002

Total net items	2,132	2,445	2,369	1,243	1,115

Total loans receivable, net	$163,250	$177,579	$201,649	$205,399	$162,062

The following table presents the remaining maturities of selected categories of Guaranty’s loan portfolio at December 31, 2002.

	Commercial, Financial and Agricultural	Real Estate Construction
(Dollars in thousands)
Within 1 year	$24,553	$26,083

Variable Rate:
1 to 5 years	10,262	3,604
After 5 years	39,078	1,237

Total	49,340	4,841
Fixed Rate:
1 to 5 years	8,170	—
After 5 years	2,482	—

Total	10,652	—

Total	$84,545	$30,924

Contractual principal repayments of loans do not necessarily reflect the actual term of Guaranty’s loan portfolio. The average life of mortgage loans is substantially less than their contractual terms because of loan prepayments and enforcement of due-on-sale clauses, which gives Guaranty the right to declare a loan immediately due and payable in the event, among other things, the borrower sells the real property subject to the mortgage and the loan is not repaid. In addition, certain borrowers increase their equity in the security property by making payments in excess of those required under the terms of the mortgage.

Asset Quality

General

Asset quality is an important factor in the successful operation of a financial institution. Banking regulations require insured institutions to classify their own assets and to establish prudent general allowances for losses for assets classified as “substandard” or “doubtful.” For the portion of assets classified as “loss,” an institution is required to either establish specific allowances of 100% of the amount classified or charge such amounts off its books.

Assets that do not currently expose Guaranty to sufficient risk to warrant classification in one of the aforementioned categories but possess potential weaknesses are required to be designated “special mention” by management. On the basis of management’s review of its assets, at December 31, 2002, Guaranty had classified $8.4 million of its loans as substandard. No loans were classified as doubtful or loss at December 31, 2002. Most of Guaranty’s assets that have been classified are not included in the table of non-performing assets set forth below because many loans are classified as substandard based on certain criteria or previous credit problems but are currently performing.

Unless well secured and in the process of collection, Guaranty places loans on a non-accrual status after being delinquent greater than 90 days, or earlier in situations in which the loans have developed inherent problems that indicate payment of principal and interest may not be made in full. Whenever the accrual of interest ceases, previously accrued but uncollected interest income is reversed. Thereafter, interest is recognized only as cash is received. The loan is reinstated to an accrual basis after it has been brought current as to principal and interest under the contractual terms of the loan.

The following table reflects the composition of non-performing assets at the dates indicated.

	December 31,
	2002	2001	2000	1999	1998
(Dollars in thousands)
Non-accrual loans	$2,363	$187	$238	$1,310	$1,686
Restructured loans	—	—	—	—	—

Total non-performing loans	2,363	187	238	1,310	1,686

Foreclosed assets	397	764	1,301	843	488

Total non-performing assets	$2,760	$951	$1,539	$2,153	$2,174

Loans past due 90 or more days and accruing interest	$156	$103	$1,587	$93	$106
Non-performing loans to total loans, at period end	1.43%	0.10%	0.12%	0.62%	0.97%
Non-performing assets to period end total loans and foreclosed assets	1.67%	0.53%	0.76%	1.02%	1.25%

Delinquent and problem loans

When a borrower fails to make a required payment on a loan, Guaranty attempts to cure the delinquency by contacting the borrower. A notice is mailed to the borrower after a payment is 15 days past due and again when the loan is 30 days past due. For most loans, if the delinquency is not cured within 60 days, Guaranty issues a notice of intent to foreclose on the property and if the delinquency is not cured within 90 days, Guaranty may institute foreclosure action. In most cases, deficiencies are cured promptly.

Allowance for losses on loans

Guaranty provides valuation allowances for anticipated losses on loans when its management determines that full repayment by the borrower is unlikely and the value of the collateral is less than the amount of the unpaid principal of the related loan plus estimated costs of acquisition and sale. In addition, Guaranty also provides reserves based on the dollar amount, risk rating and type of loan. A loss experience percentage is established for each risk rating and loan type and is reviewed quarterly. Each quarter the loss percentage is applied to the portfolio, by risk rating and loan type, to determine the minimum amount of reserves required. Percentages are applied to the various categories of loans, from 0.12%—1% of satisfactory loans, and from 2% – 100% of loans for less than satisfactory loans. Mortgage loans that are HUD or VA guaranteed are excluded from the allowance for loan loss calculation. Although management believes that it uses the best information available to make such determinations, future adjustments to reserves may be necessary, and net income could be significantly affected, if circumstances differ substantially from assumptions used in making the initial determinations.

An analysis of the allowance for loan losses, including charge-off activity, is presented below for the periods indicated.

	Year Ended December 31,
	2002	2001	2000	1999	1998
(Dollars in thousands)
Balance at beginning of period	$2,512	$2,396	$1,203	$1,002	$935
Provision charged to operations	100	333	1,505	486	184
Charge-offs:
Real estate	—	66	229	122	120
Consumer	14	15	72	—	—
Commercial	359	145	34	165	—
Recoveries:
Real estate	—	1	20	—	3
Consumer	3	—	2	2	—
Commercial	—	8	1	—	—

Net Charge-offs	370	217	312	285	117

Balance, end of period	$2,242	$2,512	$2,396	$1,203	$1,002

Allowance for loan losses to period end total loans	1.36%	1.40%	1.17%	0.57%	0.58%
Allowance for loan losses to nonaccrual loans	94.9%	1,343.32%	1,006.72%	91.83%	59.43%
Net charge-offs to average loans	0.22%	0.12%	0.15%	0.15%	0.10%

Provision for loan losses

For the years ended December 31, 2002, 2001 and 2000, the provision for loan losses was approximately $100,000, $333,000 and $1.5 million, respectively. The provision for loan losses decreased for the years ended December 31, 2002 and 2001, as Guaranty’s loan portfolio decreased and its allowance for possible losses as a percentage of loans outstanding was above the peer group at each of the years then ended.

Guaranty monitors its loan loss allowance quarterly and makes provisions as necessary. Management believes that the level of Guaranty’s loan loss allowance is adequate for its loan portfolio size and mix.

A comparison of the allocation of the allowance for loan losses in dollars by loan category to the percentage of the loan portfolio represented by each category is provided in the following table. Because all of these factors are subject to change, the allocation is not necessarily predictive of future loan losses in the indicated categories.

	December 31,
	2002		2001		2000
	Allowance	Ratio of Loans to Total Gross Loans	Allowance	Ratio of Loans to Total Gross Loans	Allowance	Ratio of Loans to Total Gross Loans
(Dollars in thousands)
Residential real estate	$27	12.2%	$50	22.1%	$109	26.9%
Construction and land	548	23.3	611	20.2	1,056	29.1
Commercial	1,434	51.1	1,165	46.0	861	30.7
Consumer and other loans	110	13.4	105	11.7	137	13.3
Unallocated	123	—	581	—	233	—

Total	$2,242	100.0%	$2,512	100.0%	$2,396	100.0%

	December 31,
	1999		1998
	Allowance	Ratio of Loans to Total Gross Loans	Allowance	Ratio of Loans to Total Gross Loans
(Dollars in thousands)
Residential real estate	$78	29.8%	$101	38.4%
Construction and land	383	31.4	384	34.7
Commercial	575	30.7	402	21.4
Consumer and other loans	167	8.1	115	5.5
Unallocated	—	—	—	—

Total	$1,203	100.0%	$1,002	100.0%

Non-Interest Income

Guaranty’s non-interest income consists primarily of mortgage banking income, loan and deposit fees and servicing income, gains and losses on sale of investment securities, and investment sales commissions. In the first quarter of 2002, Guaranty invested in bank-owned life insurance (“BOLI”). The BOLI will increase in value over the life of the policies, and this increase will have a positive impact on non-interest income.

The following table presents information on the sources and amounts of non-interest income.

	Year Ended December 31,
Non-Interest Income	2002	2001	2000
(Dollars in thousands)
Mortgage banking income	$999	$1,093	$213
Loan and deposit fees and servicing income	907	831	939
Increase in cash surrender value of life insurance	183	—	—
Investment sales commissions	104	254	195
Net gain (loss) on sale of securities	20	3	(76)
Other	273	325	227

Total	$2,486	$2,506	$1,498

Non-interest income decreased for the year ended December 31, 2002, by $20,000. Mortgage banking income decreased approximately $94,000, as the result of a combination of two factors. First, residential mortgage loan originations decreased from $70.7 million for the year ended December 31, 2001, to $45.7 million for the current year, which was partially due to the closing of the mortgage loan production office in Harrisonburg. The second factor affecting mortgage banking income was the increase in fees realized upon the sale of the loans, which averaged 218 basis points compared to 155 basis points in the prior year. Loan and deposit fees and servicing income increased $76,000 from December 31, 2001 to December 31, 2002, due to a continued increased volume of transactions accounts. In the first quarter of 2002, the Board of Directors approved the purchase of $3 million of bank-owned life insurance (“BOLI”). The increase in the cash surrender value of the BOLI amounted to $183,000 for the year ended December 31, 2002. Investment sales commissions decreased by $150,000 for the year ended December 31, 2002, compared to the prior year, due to the departure of key personnel, which resulted in management’s re-configuration of the investment sales function, which was still in progress as of December 31, 2002.

Non-interest income increased by $1.0 million to $2.5 million for the year ended December 31, 2001. The increase in non-interest income was due primarily to an increase in income from Guaranty’s mortgage banking unit resulting from an increase in sales of residential mortgage loans to $63.5 million from $39.8 million in the prior year. In mid-2001, Guaranty revised its mortgage banking business model and as a result sells all originated residential mortgage loans on a servicing released basis. Residential mortgage loan originations for the year ended December 31, 2001, increased to $70.7 million from $40.1 million in the prior year. The increase was due to the employment of an additional mortgage loan originator in 2001 and the impact of declining interest rates. Service charges on deposit accounts increased by 9.3% to $785,000 for the year ended December 31, 2001, due to increased volume of transaction accounts.

As part of its revised mortgage banking business model, Guaranty sold its residential mortgage loan servicing for others portfolio in 2001 for approximately $900,000. The transfer of the loan servicing, which was completed in October 2001, resulted in a gain of approximately $9,000. With the present practice of selling all residential mortgage loans on a servicing released basis, Guaranty will not accumulate mortgage loan servicing rights as a by-product of its mortgage lending business. Generally, the value of servicing rights moves inversely with the value of interest bearing securities as market interest rates change. Guaranty has found that the value of servicing rights is extremely sensitive to changes in market interest rates, but tends to fall faster as interest rates decline creating volatility in net earnings. Increases and decreases in the value of servicing rights are treated as income or expense. Because Guaranty cannot control or predict changes in the value of servicing rights or the rate of amortization as loans prepay, it decided to exit the mortgage loan servicing business.

Non-Interest Expenses

Non-interest expenses decreased by 8.3% to $8.5 million for the year ended December 31, 2002, compared to $9.3 million for the prior year. Personnel expenses decreased by $250,000, due partially to the strategic re-alignment of several departments, which lowered overall headcount, coupled with the lack of severance costs and recruiting expenses that were incurred in the prior year as the result of turnover in management. Occupancy costs decreased by $244,000, due to lower depreciation expense ($171,000 decrease) due to assets becoming fully depreciated, and rental expense, which decreased by approximately $40,000.

Non-interest expenses increased by 4.7% to $9.3 million for the year ended December 31, 2001. The majority of the increase was related to severance and recruiting expenses resulting from management changes in 2001. For the first seven months of 2001, Guaranty operated nine retail-banking branches due to the opening of the Forest Lakes branch in northern Albemarle County. The retail-banking branch in suburban Richmond was sold in July 2001. Guaranty incurred approximately $152,000 in expenses, consisting primarily of personnel and occupancy expenses prior to its sale.

Non-interest expenses increased by approximately $1.4 million to $8.9 million for the year ended December 31, 2000. The increase was in all categories and reflected the continued growth of Guaranty.

The following table summarizes the main components of non-interest expense.

	Year Ended December 31,
Non-Interest Expense	2002	2001	2000
(Dollars in thousands)
Personnel	$4,561	$4,811	$4,227
Occupancy	1,168	1,412	1,353
Data Processing	1,158	1,153	984
Marketing	159	211	317
Professional fees	294	385	423
Other	1,168	1,301	1,549

Total	$8,508	$9,273	$8,853

Income Taxes

Income tax expense for the years ended December 31, 2002, 2001 and 2000, was $814,000, $267,000 and $313,000, respectively. The decreases and increases are a direct result of earnings levels for the respective year-ends. The effective income tax rate was 31.6% for the year ended December 31, 2002, as the increase in cash surrender value of BOLI is a non-taxable item and therefore reduces Guaranty’s effective tax rate. The effective tax rate was 34.0% for the years ended December 31, 2001 and 2000.

Sources of Funds

Deposits

Deposits have traditionally been the principal source of Guaranty’s funds for use in lending and for other general business purposes. In addition to deposits, Guaranty derives funds from loan repayments, cash flows generated from operations, which includes interest credited to deposit accounts, repurchase agreements entered into with commercial banks and Federal Home Loan Bank (“FHLB”) of Atlanta advances. Contractual loan payments are a relatively stable source of funds, while deposit inflows and outflows and the related cost of such funds have varied widely. Borrowings may be used to compensate for reductions in deposits or deposit-inflows at less than projected levels and have been used on a longer-term basis to support expanded lending activities.

Guaranty attracts both short-term and long-term deposits from the general public by offering a wide assortment of accounts and rates. Guaranty offers statement savings accounts, various checking accounts, various money market accounts, fixed-rate certificates with varying maturities, individual retirement accounts and has expanded to provide products and services for small businesses and brokered deposits. Guaranty’s principal use of deposits is to originate loans and fund purchases of investment securities.

At December 31, 2002, deposits were $171.3 million, a 14.6% decline from $200.6 million at December 31, 2001. In order to reduce the overall cost of funds and reduce Guaranty’s reliance on high cost time deposits and short-term borrowings as a funding source, management continues to direct extensive efforts towards attracting lower cost transaction accounts. Low-cost transaction accounts comprise 58.7% of total deposits as of December 31, 2002, compared to 41.1% as of December 31, 2001. Current rates offered by Guaranty on certificates of deposit are substantially below those offered two years ago. The majority of certificates of deposit are initially issued with a one-year maturity. As these certificates of deposit continue to mature and reprice, Guaranty’s interest expense will decrease and its net interest income will increase. The average cost of certificate of deposits for the year ended December 31, 2002 declined by 234 basis points to 3.27% from the same period a year ago.

At December 31, 2001, deposits were $200.6 million, a 7.6% decrease from $217.0 million at December 31, 2000. The decrease in deposits corresponds with the decrease in the loan portfolio in 2001. During 2001, Guaranty increased its non-interest bearing demand balances by 25.3% to $22.1 million and its interest bearing demand balances by 11.1% to $25.5 million. The financial markets were affected by eleven short-term interest rate reductions totaling 475 basis points in 2001.

The following table sets forth the dollar amount of deposits in the various types of deposit programs offered by Guaranty at the dates indicated.

December 31,	2002	2001	2000
(Dollars in thousands)
Demand deposit accounts	$53,498	$47,570	$40,879
Statement savings account	12,812	12,992	10,319
Money market accounts	34,445	22,394	18,893
30-to-180-day certificates	3,326	1,427	4,613
Seven to eleven month certificates	856	6,404	37,027
One-to-five year fixed-rate certificates	62,857	105,608	98,540
Eighteen-month prime rate certificates	3,465	4,237	6,773

Total	$171,259	$200,632	$217,044

The following table contains information pertaining to the average amount of and the average rate paid on each of the following deposit categories for the periods indicated.

Year Ended December 31,	2002		2001		2000
(Dollars in thousands)	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid
Non-interest bearing demand deposits	$22,879	0.00%	$18,755	0.00%	$14,409	0.00%
Interest bearing demand deposits	51,921	0.90%	44,514	2.06%	42,034	3.16%
Savings deposits	13,103	0.53%	11,643	1.67%	10,922	2.24%
Time deposits	89,635	3.27%	139,438	5.61%	149,787	5.97%

Total deposits	$177,538	1.95%	$214,350	4.17%	$217,152	4.84%

The variety of deposit accounts offered by Guaranty has allowed it to be competitive in obtaining funds and has allowed it to respond with flexibility to, although not to eliminate, the threat of disintermediation (the flow of funds away from depository institutions such as banking institutions into direct investment vehicles such as government and corporate securities). The ability of Guaranty to attract and maintain deposits, has been, and will continue to be, significantly affected by market conditions.

The following table sets forth the deposit flows of Guaranty during the periods indicated.

Year Ended December 31,	2002	2001	2000
(Dollars in thousands)
Opening balance	$200,632	$217,044	$199,595
Net deposits	(32,838)	(25,345)	6,927
Interest credited	3,465	8,933	10,522

Ending balance	$171,259	$200,632	$217,044

Net increase (decrease)	$(29,373)	$(16,412)	$17,449
Percent increase (decrease)	(14.64%)	(7.56%)	8.74%

The following table indicates the amount of Guaranty’s certificates of deposit by time remaining until maturity as of December 31, 2002.

	Maturity
	3 Months or less	Over 3 to 6 months	Over 6 to 12 months	Over 12 months	Total
(Dollars in thousands)
Certificates of deposit less than $100,000	$18,386	$10,592	$22,260	$7,876	$59,114
Certificates of deposit of $100,000 or more	4,951	1,380	3,458	1,601	11,390

Total of certificates of deposits	$23,337	$11,972	$25,718	$9,477	$70,504

Borrowings

As a member of the FHLB of Atlanta, Guaranty is required to own capital stock in the FHLB of Atlanta and is authorized to apply for advances from the FHLB of Atlanta. Each FHLB credit program has its own interest rate, which may be fixed or variable, and range of maturities. The FHLB of Atlanta may prescribe the acceptable uses to which these advances may be put, as well as the size of the advances and repayment provisions. The advances are collateralized by Guaranty’s investment in FHLB stock and certain mortgage loans. See the Notes to Consolidated Financial Statements for information regarding the maturities and rate structure of Guaranty’s FHLB advances. At December 31, 2002, Guaranty had no outstanding borrowings from the FHLB compared to $1.0 million and $14.0 million outstanding at the end of the prior two years, respectively.

Guaranty has also used securities sold under agreements to repurchase, with mortgage-backed securities or other securities pledged as collateral. The proceeds have been used for general corporate purposes. Guaranty did not use securities sold under agreements to repurchase during the calendar years 2002 or 2001.

Guaranty uses borrowings to supplement deposits when they are available at a lower overall cost to Guaranty or they can be invested at a positive rate of return.

The following table sets forth the maximum month-end balances, average balances and weighted average rates of FHLB advances and securities sold under agreements to repurchase for the periods indicated.

Year Ended December 31,	2002	2001	2000
(Dollars in thousands)
Maximum Balance:
FHLB advances	$15,000	$18,000	$31,000
Securities sold under agreements to repurchase	—	—	16,684

	Average Balance	Weighted Average Rate	Average Balance	Weighted Average Rate	Weighted Average Balance	Average Rate
FHLB advances	$6,136	1.96%	$4,608	5.14%	$18,147	6.68%
Securities sold under agreements to repurchase	—	—	—	—	4,265	6.39%

The following table sets forth the balances of Guaranty’s short-term borrowings at the dates indicated.

December 31,	2002	2001	2000
(Dollars in thousands)
FHLB advances	—	$1,000	$14,000
Weighted average interest rate of short-term FHLB advances	—	2.13%	6.35%

Liquidity and Capital Resources

Liquidity is the ability to meet present and future financial obligations, either through the sale of existing assets or the acquisition of additional funds, through asset and liability management. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is provided. As a result of Guaranty’s management of liquid assets and the ability to generate liquidity through increasing deposits, management believes that Guaranty maintains overall liquidity that is sufficient to satisfy its depositors’ requirements and meet its customers’ credit needs.

Guaranty’s primary sources of funds are deposits, borrowings, loan sales and prepayments and maturities of outstanding loans and investments. While scheduled payments from the amortization of loans and securities are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. Excess funds are invested in overnight deposits to fund cash requirements experienced in the normal course of business. Guaranty has been able to generate sufficient cash through its deposits as well as borrowings.

At December 31, 2002, cash and cash equivalents were approximately $15.4 million, which was an increase of $3.0 million over the prior year. Operating activities provided approximately $13.7 million, predominantly generated by the sale of loans. Investing activities provided approximately $19.8 million in cash, primarily through the sale of corporate bonds, in an effort to reduce the market risk of long-term bonds previously held. Cash absorbed through financing activities offset the cash generated by operating and investing activities by approximately $30.6 million, which represents the decrease in deposits that occurred, largely due to decreased certificate of deposit rates.

Cash and cash equivalents were approximately $12.4 million at December 31, 2001. Financing activities reduced cash and cash equivalents by approximately $22.3 million in 2001 due to decreases in deposits and repayment of advances from the FHLB. Approximately $5.8 million was absorbed by operating activities, which was primarily a result of the origination of $70.7 million in residential mortgage loans held for sale that were offset by proceeds from the sale of residential mortgage loans totaling $63.5 million. In addition, investing activities provided approximately $24.9 million that was primarily a result of a net decrease in loans of $27.7 million that was slightly offset by the net purchase of $2.3 million in investments available for sale.

At December 31, 2000, cash and cash equivalents were approximately $15.6 million. Financing activities reduced cash and cash equivalents by approximately $6.1 million during 2000. This amount represents the combination of the net decrease in advances from the FHLB of $6.0 million, a decrease of $16.7 million in securities sold under agreements to repurchase and the growth in deposits of $17.1 million. Approximately $353,000 in dividends to common shareholders were paid during 2000. Daily operating activities provided $3.4 million in cash and cash equivalents. Investing activities provided an additional $5.6 million in cash and cash equivalents that consisted mainly of the sale of $4.8 million in securities and a net decrease in the loan portfolio of $2.6 million. This additional cash flow was used to invest in office properties and equipment (primarily for the new Forest Lakes branch) of $1.3 million, and $453,000 in originated mortgage-servicing rights.

Guaranty uses its sources of funds primarily to meet operating needs, to pay deposit withdrawals and fund loan commitments. At December 31, 2002, total approved loan commitments were $2.5 million. In addition, at December 31, 2002, commitments under unused lines of credit were $49.9 million. Certificates of deposit scheduled to mature or re-price in one year or less at December 31, 2002 totaled $61.0 million.

Management intends to fund anticipated loan closings and operating needs during 2003 through cash on hand, cash generated from operations and anticipated increases in deposits. Current and anticipated marketing programs will be primarily targeted at the attraction of lower cost transaction accounts.

The following summarizes Guaranty’s contractual cash obligations and commercial commitments, including maturing certificates of deposit, as of December 31, 2002 and the effect such obligations may have on liquidity and cash flows in future periods.

	Contractual Obligations
	Less Than One Year	2-3 Years	4-5 Years	Over 5 Years	Total
(Dollars in thousands)
Certificate of deposit maturities (1)	$61,027	$7,552	$1,917	$8	$70,504
Undisbursed credit lines	49,872	—	—	—	49,872
Commitments to extend credit	2,484	—	—	—	2,484
Standby letters of credit	5,054	—	—	—	5,054

Total obligations	$118,437	$7,552	$1,917	$8	$127,914

(1)	Guaranty expects to retain maturing deposits or replace maturing amounts with comparable deposits based on current market interest rates.

Capital represents funds, earned or obtained, over which financial institutions can exercise greater control in comparison with deposits and borrowed funds. The adequacy of Guaranty’s capital is reviewed by management on an ongoing basis with reference to size, composition and quality of Guaranty’s resources and consistent with regulatory requirements and industry standards. Management seeks to maintain a capital structure that will support anticipated asset growth and absorb any potential losses.

Guaranty and the Bank are subject to regulatory capital requirements of the Federal Reserve. At December 31, 2002, Guaranty and the Bank exceeded all such regulatory capital requirements as shown in the following table.

	December 31, 2002
	Guaranty Financial Corporation	Guaranty Bank
(Dollars in thousands)
Tier 1 Capital:
Common stock	$2,463	$2,000
Capital surplus	9,034	9,742
Cumulative preferred securities (2)	6,013	—
Retained earnings	7,133	12,632

Total Tier 1 Capital	24,643	24,374

Tier 2 Capital:
Allowance for loan losses (1)	2,076	2,073
Cumulative preferred securities	—	—

Total Tier 2 Capital	2,076	2,073

Total Risk Based Capital	$26,719	$26,447

Risk Weighted Assets	$165,911	$165,691
Capital Ratios:
Tier 1 Risk-based	14.87%	14.73%
Total Risk-based	16.12%	15.98%
Tier 1 Capital to average adjusted total assets	12.36%	12.24%

(1)	Limited to 1.25% of risk weighted assets.

(2)	Limited to 1/3 of core capital.

Impact of Inflation, Changing Prices and Seasonality

The financial statements in this document have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such prices are affected by inflation.

Recent Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 141 (“SFAS 141”), “Business Combinations”, which was effective July 1, 2001. SFAS 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests methods. The adoption of SFAS 141 has not had an effect on Guaranty’s financial statements.

Also in July 2001, the FASB issued Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets”, which was effective January 1, 2002. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS 142 also requires a transitional goodwill impairment test six months from the date of adoption and further requires an evaluation of the carrying value of goodwill for impairment annually thereafter. The adoption of SFAS 142 has not had an effect on Guaranty’s financial statements.

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes FASB Statement No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of”, and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”. This statement also amends ARB No. 51, “Consolidated Financial Statements”, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. This statement requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. This statement also broadens the presentation of discontinued operations to include more disposal transactions. SFAS 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. Guaranty believes the adoption of SFAS 144 will not have a material effect on Guaranty’s financial statements.

On July 6, 2001, the SEC issued Staff Accounting Bulletin No. 102 (“SAB 102”), “Selected Loan Loss Allowance Methodology and Documentation Issues”. The bulletin expresses the SEC’s views on the development, documentation and application of a systematic methodology for determining allowances for loan and lease losses in accordance with generally accepted accounting principles. This includes for each period reported the “books and records of the registrants engaged in lending activities include documentation of: (a) systematic methodology to be employed each period in determining the amount of loan losses to be reported, and (b) rationale supporting each period’s determination that the amounts reported were adequate.” Management believes that its documentation and methodologies are compliant with SAB 102.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, (“SFAS 146”). This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition of Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. This statement also establishes that fair value is the objective for initial measurement of the liability. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS 146 will not have an effect on Guaranty’s financial statements.

In October 2002, the FASB issued SFAS 147, “Acquisitions of Certain Financial Institutions – an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9. This statement removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with FASB Statements No. 141, “Business Combinations”, and No. 142, “Goodwill and Other Intangible Assets”. Thus, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets required as an unidentifiable intangible asset no longer applies to acquisitions within the scope of this Statement. In addition, this Statement amends FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor – and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement 144 requires for other long-lived assets that are held and used. The adoption of SFAS 147 did not have an effect on Guaranty’s financial statements.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FASB Statement No. 123”. This Statement amends FASB Statement No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Guaranty does not expect the adoption of SFAS 148 to have an effect on the financial statements.

Subsidiary Activities

Guaranty has two subsidiaries, the Bank and Guaranty Capital Trust I (the “Trust”). The Trust was formed on April 29, 1998 and is the holder of the trust preferred securities, which were sold for $6,900,000. See Notes to the Consolidated Financial Statements for information regarding the terms of the securities. The Bank has two wholly owned subsidiaries, GMSC, Inc. (“GMSC”) and Guaranty Investments Corporation (“GICO”). GMSC is a financing subsidiary through which Guaranty formed a Real Estate Mortgage Investment Conduit (“REMIC”). Guaranty sells non-deposit investment products through GICO. GICO had a net income of $560, $53,000 and $42,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

In 1987, Guaranty formed GMSC and entered into a REMIC in order to create liquidity. Guaranty utilized the REMIC to pool $19.9 million of fixed rate mortgages into mortgage backed securities, which were used as collateral for bonds sold to private investors. The bonds bore a coupon of 8% and were sold at a discount and costs of issuance of approximately $3.3 million. The bonds’ discount and issuance costs are amortized against income as mortgages underlying the bonds repay. For the years ended December 31, 2002, 2001 and 2000, amortization expense was $44,000, $36,000 and $21,000, respectively. The amortization of the REMIC expenses is treated as interest expense.

Critical Accounting Policies, Estimates and Judgments

Guaranty’s financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, as well as the disclosure of contingent liabilities. Management continually evaluates its estimates and judgments, including those related to the allowance for loan losses and income taxes. Management bases its estimates and judgments on historical experience and other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Management believes that, of its significant accounting policies, the most critical accounting policies we apply are those related to the valuation of the loan portfolio.

A variety of factors impact carrying value of the loan portfolio, including the calculation of the allowance for loan losses, valuation of amortization of loan fees, and deferred origination costs. The allowance for loan losses is the most difficult and subjective judgment. The allowance is established and maintained at a level that management believes is adequate to cover losses resulting from the inability of borrowers to make required payments on loans. Estimates for loan losses determined by analyzing risks associated with specific loans and the loan portfolio, current trends in delinquencies and charge-offs, the views of regulators, changes in the size and composition of loan portfolio and peer comparisons. The analysis also requires consideration of the economic climate and directions, changes in the interest rate environment, which may impact a borrower’s ability to pay, legislation impacting the banking industry and economic conditions specific to our service area. Because the calculation of the allowance for loan losses relies on estimates and judgments relating to inherently uncertain events, results may differ from our estimates.

Forward Looking Statements

Guaranty cautions readers that certain statements in this annual report with respect to Guaranty’s future operations and business prospects are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by phrases such as “Guaranty expects,” “Guaranty believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to, changes in general economic and business conditions, interest rate fluctuations, competition within and from outside the banking industry, new products and services in the banking industry, risks inherent in making loans such as repayment risks and fluctuating collateral values, changing trends in customer profiles and changes in laws and regulations applicable to Guaranty. Although Guaranty believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of Guaranty will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Item 7.	Financial Statements.

The following financial statements are filed as a part of this report following Item 14 below:

Item 8.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There were no changes in or disagreements with accountants on accounting and financial disclosure during the last two fiscal years.

PART III

Item 9.	Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(a) of the Exchange Act.

Information set forth under the headings “Election of Directors,” “Executive Officers Who Are Not Directors,” and “Section 16(a) Beneficial Ownership Reporting Compliance” in Guaranty’s definitive Proxy Statement for its 2003 Annual Meeting of Shareholders (the “2003 Proxy Statement”) is hereby incorporated by reference.

Item 10.	Executive Compensation

Information set forth under the heading “Executive Compensation” in the 2003 Proxy Statement is hereby incorporated by reference.

Item 11.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Information set forth under the headings “Security Ownership of Management” and “Security Ownership of Certain Beneficial Owners” in the 2003 Proxy Statement is incorporated by reference.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2002, with respect to compensation plans under which shares of the Company’s Common Stock are authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans [1]
Equity Compensation Plans Approved by Shareholders 1991 Amended Incentive Stock Option Plan	76,012	$10.01	109,988
Equity Compensation Plans Not Approved by Shareholders [2]	—	—	—
Total	76,012	$10.01	109,988

[1]	Amounts exclude any securities to be issued upon exercise of outstanding options.

[2]	The Company does not have any equity compensation plans that have not been approved by shareholders.

Item 12.	Certain Relationships and Related Transactions

Information set forth under the heading “Transactions with Management” in the 2003 Proxy Statement is hereby incorporated by reference.

Item 13.	Exhibits and Reports on Form 8-K

The following documents are attached hereto or incorporated herein by reference as Exhibits:

(a)	Exhibits

3.1	Amended and Restated Articles of Incorporation of Guaranty (restated in electronic format), attached as Exhibit 3.1 to Guaranty’s Annual Report on Form 10-KSB for the year ended December 31, 1997, incorporated herein by reference.

3.2	Bylaws of Guaranty, attached as Exhibit 3.1 to Guaranty’s Annual Report on Form 10-KSB for the year ended December 31, 1997, incorporated herein by reference.

10.1	Guaranty Financial Corporation 1991 Incentive Plan (as amended), attached as Exhibit A to Guaranty’s definitive Proxy Statement for the 1998 Annual Meeting of Shareholders, incorporated herein by reference.

10.2	Employment Agreement, dated as of May 10, 2001, by and between Guaranty and William E. Doyle, Jr., attached as Exhibit 10.1 to Guaranty’s Quarterly Report on Form 10-QSB for the period ended June 30, 2001, incorporated herein by reference.

21	Subsidiaries of Guaranty.

99.1	Statement of Chief Executive Officer Pursuant to 18 U.S.C. § 1350.

99.2	Statement of Chief Financial Officer Pursuant to 18 U.S.C. §1350.

(b)	Reports on Form 8-K

No reports on Form 8-K were filed during the quarter ended December 31, 2002.

ITEM 14.	Controls and Procedures

Guaranty maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed by it in the reports that it files or submits under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods required by the Securities and

Exchange Commission, including, without limitation, those controls and procedures designed to ensure that such information is accumulated and communicated to Guaranty’s management to allow timely decisions regarding required disclosures.

Within the 90 day period prior to the filing of this report, an evaluation of the effectiveness of the design and operation of Guaranty’s disclosure controls and procedures was carried out under the supervision and with the participation of Guaranty’s management, including the chief executive officer and chief financial officer. Based on and as of the date of such evaluation, these officers concluded that Guaranty’s disclosure controls and procedures were effective.

Guaranty also maintains a system of internal accounting controls that is designed to provide assurance that assets are safeguarded and that transactions are executed in accordance with management’s authorization and properly recorded. This system is continually reviewed and is augmented by written policies and procedures, the careful selection and training of qualified personnel and an internal audit program to monitor its effectiveness. There have been no significant changes to this system of internal controls or in other factors that could significantly affect those controls subsequent to the date of Guaranty’s evaluation.

[GRAPHIC]	BDO Seidman, LLP Accountants and Consultants	300 Arboretum Place, Suite 520 Richmond, Virginia 23236 Telephone : (804) 330-3092 Fax: (804) 330-7753

Independent Auditors’ Report

To the Board of Directors and Stockholders

Guaranty Financial Corporation

Charlottesville, Virginia

We have audited the consolidated balance sheets of Guaranty Financial Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity, comprehensive income, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Guaranty Financial Corporation and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/    BDO Seidman, LLP

BDO Seidman, LLP

Richmond, Virginia

January 17, 2003

GUARANTY FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

December 31,	2002	2001
ASSETS
Cash and cash equivalents (including interest bearing deposits of approximately $6,979,000 and $2,739,000)	$15,391,874	$12,437,293
Investment securities (Note 1)
Held-to-maturity	836,114	969,989
Available for sale	3,634,150	20,988,725
Investment in Federal Home Loan Bank stock, at cost	947,100	1,550,000
Loans receivable, net (Notes 2 and 9)	163,249,885	177,578,914
Accrued interest receivable	909,767	1,245,266
Real estate owned	397,155	763,873
Office properties and equipment, net (Note 3)	7,442,935	8,109,789
Other assets (Note 8)	4,335,896	1,522,512

	$197,144,876	$225,166,361

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits (Note 4)	$171,259,105	$200,631,703
Advances from Federal Home Loan Bank (Note 7)	—	1,000,000
Bonds payable (Notes 1 and 6)	359,847	595,374
Accrued interest payable	57,801	137,491
Prepayments by borrowers for taxes and insurance	126,802	164,662
Other liabilities	721,368	545,113

Total liabilities	172,524,923	203,074,343

Commitments and Contingencies (Notes 10, 11, 13 and 15)

Convertible preferred securities (Notes 11 and 12)	6,012,500	6,012,500

Stockholders’ Equity (Notes 12 and 13)
Preferred stock, par value $1 per share, 500,000 shares authorized, none issued	—	—
Common stock, par value $1.25 per share, 4,000,000 shares authorized, 1,970,677 and 1,961,727 shares issued and outstanding	2,463,346	2,452,159
Additional paid-in capital	9,034,207	8,953,230
Accumulated other comprehensive loss	(23,007)	(695,336)
Retained earnings – substantially restricted	7,132,907	5,369,465

Total stockholders’ equity	18,607,453	16,079,518

	$197,144,876	$225,166,361

See accompanying summary of accounting policies and notes to consolidated financial statements.

GUARANTY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

Year Ended December 31,	2002	2001	2000
Interest income
Loans	$11,648,714	$15,451,066	$20,102,511
Investment securities	1,206,296	2,190,541	2,254,749

Total interest income	12,855,010	17,641,607	22,357,260

Interest expense
Deposits	3,464,836	8,932,880	10,522,255
Borrowings	691,049	822,993	2,054,883

Total interest expense	4,155,885	9,755,873	12,577,138

Net interest income	8,699,125	7,885,734	9,780,122
Provision for loan losses (Note 2)	99,998	333,467	1,505,000

Net interest income after provision for loan losses	8,599,127	7,552,267	8,275,122

Other income
Mortgage banking income	999,168	1,093,393	212,910
Loan and deposit fees and servicing income	906,785	830,704	938,500
Increase in cash surrender value of life insurance	182,825	—	—
Investment sales commissions	104,298	254,433	195,378
Net gain (loss) on sale of securities	20,125	3,046	(76,206)
Other	272,875	324,679	227,257

Total other income	2,486,076	2,506,255	1,497,839

Other expenses
Personnel	4,560,540	4,810,577	4,226,707
Occupancy (Note 10)	1,167,544	1,411,567	1,352,567
Data processing (Note 10)	1,158,381	1,153,186	983,610
Other	1,621,038	1,897,717	2,289,858

Total other expenses	8,507,503	9,273,047	8,852,742

Income before income taxes	2,577,700	785,475	920,219
Provision for income taxes (Note 8)	814,258	267,100	313,103

Net income	$1,763,442	$518,375	$607,116

Basic and Diluted Earnings Per Share	$.89	$.26	$.31

See accompanying summary of accounting policies and notes to consolidated financial statements.

GUARANTY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Year Ended December 31,	2002	2001	2000
Net income	$1,763,442	$518,375	$607,116

Other comprehensive income
Unrealized gains on securities arising during period	1,038,806	795,429	514,370
Reclassification adjustment for (gains) losses included in net income	(20,125)	(3,046)	76,206

Other comprehensive income, before tax	1,018,681	792,383	590,576
Income tax expense related to items of other comprehensive income	(346,352)	(269,410)	(200,796)

Other comprehensive income, net of tax	672,329	522,973	389,780

Comprehensive income	$2,435,771	$1,041,348	$996,896

See accompanying summary of accounting policies and notes to consolidated financial statements.

GUARANTY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Stockholders’ Equity
Balance, December 31, 1999	$2,452,159	$8,943,119	$(1,608,089)	$4,479,382	$14,266,571
Cash dividend	—	—	—	(235,408)	(235,408)
Other comprehensive income	—	—	389,780	—	389,780
Repurchase of trust preferred securities (note 12)	—	10,111	—	—	10,111
Net income	—	—	—	607,116	607,116

Balance, December 31, 2000	2,452,159	8,953,230	(1,218,309)	4,851,090	15,038,170
Other comprehensive income	—	—	522,973	—	522,973
Net income	—	—	—	518,375	518,375

Balance, December 31, 2001	2,452,159	8,953,230	(695,336)	5,369,465	16,079,518
Other comprehensive income	—	—	672,329	—	672,329
Issuance of Common Stock (Note 13)	11,187	80,977	—	—	92,164
Net income	—	—	—	1,763,442	1,763,442

Balance, December 31, 2002	$2,463,346	$9,034,207	$(23,007)	$7,132,907	$18,607,453

See accompanying summary of accounting policies and notes to consolidated financial statements.

GUARANTY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31,	2002	2001	2000
Operating activities
Net income	$1,763,442	$518,375	$607,116
Adjustments to reconcile net income to net cash provided (absorbed) by operating activities:
Provision for loan losses	99,998	333,467	1,505,000
Provision for loss on sale of other real estate owned	86,701	—	—
Depreciation and amortization	585,810	1,122,468	721,954
Deferred loan fees	(109,386)	(72,009)	(63,298)
Net amortization of premiums and accretion of discounts	134,398	160,696	(92,757)
Gain on sale of loans	(999,168)	(1,249,393)	(338,318)
Originations of loans held for sale	(45,748,750)	(70,683,960)	(40,142,264)
Proceeds from sale of loans	57,437,524	63,478,428	39,803,946
Loss (gain) on sale of held to maturity and securities available for sale	(20,125)	(3,046)	76,206
Loss (gain) on disposal of office properties and equipment	(7,481)	(3,036)	27,554
Loss on sale of real estate owned	22,416	—	—
Gain on sale of branch	—	(79,289)	—
Changes in:
Accrued interest receivable	335,499	833,425	(335,755)
Other assets	167,924	87,544	1,865,189
Accrued interest payable	(79,690)	(256,296)	135,908
Income taxes	(120,548)	156,510	36,108
Prepayments by borrowers for taxes and insurance	(37,860)	(99,311)	(229,752)
Other liabilities	176,255	(212)	(186,381)

Net cash provided (absorbed) by operating activities	13,686,959	(5,755,639)	3,390,456

Investing activities
Net decrease in loans	3,392,299	27,695,518	2,559,072
Repayments on held to maturity securities	286,302	229,620	383,340
Purchase of held to maturity securities	(812,434)	(250,000)	(250,000)
Proceeds from retirement of held to maturity securities	650,000	250,000	—
Purchase of securities available for sale	—	(26,000,000)	—
Proceeds from sales of securities available for sale	18,378,584	23,683,500	4,798,122
Sale of FHLB stock	602,900	—	500,000
Purchase of FHLB stock	—	—	(550,000)
Purchase of other stock	—	—	(102,500)
Proceeds from sales of real estate owned	514,451	830,293	—
Improvements to real estate owned	(66,337)	—	—
Purchase of bank owned life insurance	(3,000,000)	—	—
Increase in bank owned life insurance	(213,694)	—	—
Net decrease in cash from sale of branch:
Proceeds from sale of loans	—	4,358,781	—
Sale of deposits	—	(7,143,692)	—
Proceeds from sale of office properties, equipment and land	—	1,057,608	—
Origination of mortgage servicing rights	—	(331,307)	(453,285)
Proceeds from sales of mortgage servicing rights, net	—	825,938	—
Purchase of office properties and equipment	(1,194,301)	(374,986)	(1,295,199)
Proceeds from sales of office properties and equipment	1,289,408	109,883	—

Net cash provided by investing activities	19,827,178	24,941,156	5,589,550

(continued)

GUARANTY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

Year Ended December 31,	2002	2001	2000
Financing activities
Net increase (decrease) in deposits	(29,372,598)	(9,101,991)	17,132,526
Repayment of Federal Home Loan Bank advances	(49,000,000)	(62,000,000)	(62,000,000)
Proceeds from Federal Home Loan Bank advances	48,000,000	49,000,000	56,000,000
Payments on bonds payable, including unapplied payments	(279,122)	(196,445)	(130,977)
Decrease in securities sold under agreements to repurchase	—	—	(16,650,250)
Repurchase of convertible preferred securities	—	—	(62,500)
Proceeds from issuance of common stock, net	92,164	—	—
Dividends paid	—	—	(353,111)

Net cash absorbed by financing activities	(30,559,556)	(22,298,436)	(6,064,312)

Increase (decrease) in cash and cash equivalents	2,954,581	(3,112,919)	2,915,694
Cash and cash equivalents, beginning of year	12,437,293	15,550,212	12,634,518

Cash and cash equivalents, end of year	$15,391,874	$12,437,293	$15,550,212

See accompanying summary of accounting policies and notes to consolidated financial statements.

GUARANTY FINANCIAL CORPORATION

SUMMARY OF ACCOUNTING POLICIES

Nature of Business and Regulatory Environment

Guaranty Financial Corporation (“Guaranty”) is a bank holding corporation whose principal assets are its wholly-owned subsidiaries, Guaranty Bank (“the Bank”) and Guaranty Capital Trust I. Bank provides a full range of banking services to individual and corporate customers.

The Federal Deposit Insurance Corporation (“FDIC”) is the federal deposit insurance administrator for both banks and savings associations. The FDIC has specific authority to prescribe and enforce such regulations and issue such orders as it deems necessary to prevent actions or practices by financial institutions that pose a serious threat to the Bank Insurance Fund.

Principles of Consolidation

The consolidated financial statements include the accounts of Guaranty, its wholly-owned subsidiaries, Guaranty Capital Trust I and the Bank, and the Bank’s wholly-owned subsidiaries, GMSC, Inc. and Guaranty Investment Corp. All material intercompany accounts and transactions have been eliminated in the consolidation.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made in the prior year consolidated financial statements and notes to conform to the December 31, 2002 presentation.

Investment Securities

Investments in securities are classified as either held-to-maturity, available for sale, or trading, according to management’s intent and ability.

Investments in debt securities classified as held-to-maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts using the level yield method. Management has a positive intent and ability to hold these securities to maturity and, accordingly, adjustments are not made for temporary declines in their market value below amortized cost. Investment in Federal Home Loan Bank stock is stated at cost.

Investments in debt and equity securities classified as available-for-sale are stated at market value with unrealized holding gains and losses excluded from earnings and reported as a separate component of stockholders’ equity, net of tax effect, until realized.

If any, investments in debt and equity securities classified as trading would be stated at market value. Unrealized holding gains and losses for trading securities would be included in the statement of operations. Guaranty held no securities that were classified as trading as of December 31, 2002 or 2001.

Gains and losses on the sale of securities are determined using the specific identification method.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

Guaranty had approximately $332,000, $14,279,000 and $2,193,000 of loans held for sale at December 31, 2002, 2001 and 2000, respectively. The estimated market value of these loans exceeded their carrying cost.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loans receivable consists primarily of long-term real estate loans secured by first deeds of trust on single-family residences, other residential property, commercial property, construction and land located primarily in the state of Virginia. Interest income on mortgage loans is recorded when earned and is recognized based on the level yield method.

Guaranty defers loan origination and commitment fees, net of certain direct loan origination costs, and the net deferred fees are amortized into interest income over the lives of the related loans as yield adjustments. Any unamortized net fees on loans fully repaid or sold are recognized as income in the year of repayment or sale.

Sale of Loans and Participation in Loans

Guaranty generates funds by selling loans to the Federal Home Loan Mortgage Corporation and other investors. In mid-2001, Guaranty changed its mortgage banking business model to sell all residential mortgage loans originated on a servicing released basis. As part of this revised business model, Guaranty sold its residential mortgage loan servicing for others portfolio for $918,000 in 2001. Under prior servicing agreements, Guaranty continued to service the loans and the participant is paid its share of principal and interest collections.

Historically, Guaranty allocated the cost of acquiring or originating mortgage loans between the mortgage servicing rights and the loans, based on their relative fair values, if the bank sold or securitized the loans and retained the mortgage servicing rights. Guaranty assessed its capitalized mortgage servicing rights for impairment based on the fair value of those rights.

The cost of mortgage servicing rights was amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights was assessed based on the fair value of those rights. Fair values were estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights were stratified based on the predominant risk characteristics of the underlying loans. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

Allowance for Possible Loan Losses

The allowance for loan losses is maintained at a level considered by management to be adequate to absorb future loan losses currently inherent in the loan portfolio. Management’s assessment of the adequacy of the allowance is based upon type and volume of the loan portfolio, past loan loss experience, existing and anticipated economic conditions, and other factors which deserve current recognition in estimating future loan losses. Additions to the allowance are charged to operations. Loans are charged-off partially or wholly at the time management determines collectibility is not probable. Management’s assessment of the adequacy of the allowance is subject to evaluation and adjustment by Guaranty’s regulators.

Loans are generally placed on nonaccrual status when the collection of principal or interest is 90 days or more past due, or earlier if collection is uncertain based upon an evaluation of the value of the underlying collateral and the financial strength of the borrower. Loans may be reinstated to accrual status when all payments are brought current and, in the opinion of management, collection of the remaining balance can be reasonably expected. Loans greater than 90 days past due may remain on accrual status if management determines it has adequate collateral to cover the principal and interest.

A loan is considered to be impaired when it is probable that Guaranty will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. A performing loan may be considered impaired. The allowance for loan losses related to loans identified as impaired is primarily based on the excess of the loan’s current outstanding principal balance over the estimated fair market value of the related collateral. For a loan that is not collateral-dependent, the allowance is recorded at the amount by which the outstanding principal balance exceeds the current best estimate of the future cash flows on the loan discounted at the loan’s original effective interest rate.

For impaired loans that are on nonaccrual status, cash payments received are generally applied to reduce the outstanding principal balance. However, all or a portion of a cash payment received on a nonaccrual loan may be recognized as interest income to the extent allowed by the loan contract, assuming management expects to fully collect the remaining principal balance on the loan.

At December 31, 2002 and 2001 Guaranty had no loans that were considered impaired.

Real Estate Owned

Real estate acquired through foreclosure is initially recorded at the lower of fair value, less selling costs, or the balance of the loan on the property at date of foreclosure. Costs relating to the development and improvement of property are capitalized, whereas those relating to holding the property are charged to expense.

Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated fair value, less selling costs.

Securities Sold Under Agreements to Repurchase

Guaranty enters into sales of securities under agreements to repurchase (reverse repurchase agreements). Fixed-coupon reverse repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated balance sheets. The dollar amount of securities underlying the agreements remain in the asset accounts.

Office Properties and Equipment

Office properties and equipment are stated at cost less accumulated depreciation and amortization. Provisions for depreciation and amortization are computed using the straight-line method over the estimated useful lives of the individual assets or the terms of the related leases, if shorter, for leasehold improvements. Expenditures for betterments and major renewals are capitalized and ordinary maintenance and repairs are charged to expense as incurred.

Income Taxes

Deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

For tax years beginning prior to January 1, 1996, savings banks that met certain definitional tests and other conditions prescribed by the Internal Revenue Code were allowed, within limitations, to deduct from taxable income an allowance for bad debts using the “percentage of taxable income” method. The cumulative bad debt reserve, upon which no taxes have been paid, was approximately $236,000 at December 31, 1998.

Section 1616 of the Small Business Job Protection Act (the “Act”) of 1996 repealed the percentage of taxable income method of computing bad debt reserve, and requires the recapture into taxable income of “excess reserves”, on a ratable basis over the next six years. Excess reserves are defined, in general, as the excess of the balance of the tax bad debt reserve (using the percentage of taxable income method) as of the close of the last tax year beginning before January 1, 1996 over the balance of the reserve as of the close of the last tax year beginning before January 1, 1988. The recapture of the reserves is deferred if Guaranty meets the “residential loan requirement” exception, during either or both of the first two years beginning after December 31, 1995. The residential loan requirement is met, in general, if the principal amount of residential loans made by Guaranty during the year is not less than Guaranty’s “base amount”. The base amount is defined as the average of the principal amounts of residential loans made during the six most recent tax years beginning before January 1, 1996.

As a result of the Act, Guaranty must recapture into taxable income approximately $354,000 ratably over six years, which began December 31, 1998, since Guaranty met the residential loan requirement exemption for the period ended December 31, 1997.

Basic and Diluted Earnings Per Share

Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity. The basic and diluted weighted average number of shares of common stock outstanding were 1,963,415, 1,961,727 and 1,961,727 for the years ended December 31, 2002, 2001 and 2000, respectively.

Statements of Cash Flows

Cash and cash equivalents include Federal funds sold with original maturities of three months or less. Interest paid was approximately $4,236,000, $10,012,000 and $12,713,000 for the years ended December 31, 2002, 2001 and 2000, respectively. Cash paid for income taxes was approximately $811,000, $380,000 and $697,000 for the years ended December 31, 2002, 2001 and 2000, respectively. Real estate acquired in the settlement of loans was approximately $191,000, $305,000 and $941,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 141 (“SFAS 141”), “Business Combinations”, which was effective July 1, 2001. SFAS 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests methods. The adoption of SFAS 141 has not had an effect on Guaranty’s financial statements.

Also in July 2001, the FASB issued Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets”, which was effective January 1, 2002. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS 142 also requires a transitional goodwill impairment test six months from the date of adoption and further requires an evaluation of the carrying value of goodwill for impairment annually thereafter. The adoption of SFAS 142 has not had an effect on Guaranty’s financial statements.

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes FASB Statement No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of”, and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”. This statement also amends ARB No. 51, “Consolidated Financial Statements”, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. This statement requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. This statement also broadens the presentation of discontinued operations to include more disposal transactions. SFAS 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. Guaranty believes the adoption of SFAS 144 will not have a material effect on Guaranty’s financial statements.

On July 6, 2001, the SEC issued Staff Accounting Bulletin No. 102 (“SAB 102”), “Selected Loan Loss Allowance Methodology and Documentation Issues”. The bulletin expresses the SEC’s views on the development, documentation and application of a systematic methodology for determining allowances for loan and lease losses in accordance with generally accepted accounting principles. This includes for each period reported the “books and records of the registrants engaged in lending activities include documentation of: (a) systematic methodology to be employed each period in determining the amount of loan losses to be reported, and (b) rationale supporting each period’s determination that the amounts reported were adequate.” Management believes that its documentation and methodologies are compliant with SAB 102.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, (“SFAS 146”). This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition of Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. This statement also establishes that fair value is the objective for initial measurement of the liability. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. Guaranty does not expect the adoption of SFAS 146 to have an effect on the financial statements.

In October 2002, the FASB issued SFAS 147, “Acquisitions of Certain Financial Institutions – an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9. This statement removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with FASB Statements No. 141, “Business Combinations”, and No. 142, “Goodwill and Other Intangible Assets”. Thus, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets required as an unidentifiable intangible asset no longer applies to acquisitions within the scope of this Statement. In addition, this Statement amends FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor – and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement 144 requires for other long-lived assets that are held and used. The adoption of SFAS 147 did not have an effect on the Guaranty’s financial statements.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FASB Statement No. 123”. This Statement amends FASB Statement No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Management does not expect the adoption of SFAS 148 to have an effect on the Guaranty’s financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Investment Securities

A summary of the carrying value and estimated market value of investment securities is as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
December 31, 2002
Held to Maturity
Mortgage-backed securities	$432,656	$38,152	—	$470,808
U.S. Treasury Bonds	403,458	—	—	403,458

Total Held to Maturity	836,114	38,152	—	874,266

Available for Sale
Corporate bonds	3,246,760	—	(34,860)	3,211,900
Other	422,250	—	—	422,250
Total Available for Sale	3,669,010	—	(34,860)	3,634,150
Total Investment Securities	$4,505,124	$38,152	$(34,860)	$4,508,416

December 31, 2001
Held to Maturity
Mortgage-backed securities	$719,989	$48,288	$—	$768,277
U.S. Treasury Bonds	250,000	—	—	250,000

Total Held to Maturity	969,989	48,288	—	1,018,277

Available for Sale
U.S. Government Agency Bonds	8,000,000	—	(30,125)	7,969,875
Corporate bonds	13,620,016	—	(1,023,416)	12,596,600
Other	422,250	—	—	422,250

Total Available for Sale	22,042,266	—	(1,053,541)	20,988,725

Total Investment Securities	$23,012,255	$48,288	$(1,053,541)	$22,007,002

The amortized cost and estimated market value of available for sale and held to maturity securities at December 31, 2002 by maturity is as follows:

	Amortized Cost	Estimated Market Value
Held to Maturity
Mortgage-backed securities	$432,656	$470,808
U.S. Treasury Bonds	403,458	403,458

Total Held to Maturity	836,114	874,266

Available for Sale
Corporate bonds and other due after five years	3,246,760	3,211,900
Other	422,250	422,250

Total Available for Sale	3,669,010	3,634,150

Total Investment Securities	$4,505,124	$4,508,416

1. Investment Securities (continued)

Gross gains and losses from the sale of securities during the years ended December 31, 2002, 2001 and 2000 were as follows:

	2002		2001		2000
	Gains	Losses	Gains	Losses	Gains	Losses
Held to Maturity	$—	$—	$—	$—	$—	$—
Available for Sale	20,125	—	3,046	—	—	76,206

Totals	$20,125	$—	$3,046	$—	$—	$76,206

Mortgage backed securities of approximately $433,000 and $720,000 December 31, 2002 and 2001, respectively, were pledged for bonds payable (Note 6).

2. Loans Receivable

Loans receivable are summarized as follows:

December 31,	2002	2001
Mortgage loans
Residential	$20,118,677	$39,854,284
Commercial	7,893,953	16,276,612
Construction and land loans	38,479,836	36,307,260

Total real estate	66,492,466	92,438,156
Commercial business loans	76,651,355	66,603,247
Consumer loans	22,238,245	20,982,986

Total loans receivable	165,382,066	180,024,389

Less
Deferred loan fees (costs), net	(109,911)	(66,525)
Allowance for loan losses	2,242,092	2,512,000

	2,132,181	2,445,475

	$163,249,885	$177,578,914

The allowance for loan losses is summarized as follows:	Amount
Balance at December 31, 1999	$1,203,238
Provision charge to expense	1,505,000
Net charge-offs	(311,726)

Balance at December 31, 2000	2,396,512
Provision charged to expense	333,467
Net charge-offs	(217,979)

Balance at December 31, 2001	2,512,000
Provision charged to expense	99,998
Net charge-offs	(369,906)

Balance at December 31, 2002	$2,242,092

2. Loans Receivable (continued)

Guaranty serviced loans for others aggregating approximately $12.4 million and $13.2 million at December 31, 2002 and 2001, respectively. The servicing rights to approximately $189,000,000 in loans were sold and transferred during 2001. Mortgage servicing rights of $0 and $331,307 were capitalized during the years ended December 31, 2002 and 2001, respectively.

Gross gains and gross losses on the sale of loans and servicing totaling approximately $999,000 and $0, $1,249,000 and $0, and $643,000 and $305,000 were realized during the years ended December 31, 2002, 2001 and 2000, respectively.

3. Office Properties and Equipment

Office properties and equipment are summarized as follows:

December 31,	2002	2001
Land	$2,817,101	$3,123,848
Building and leasehold improvements	4,062,185	4,419,899
Furniture and fixtures	1,335,238	1,293,824
Equipment	2,546,040	2,309,371
Automobiles	—	32,949

	10,760,564	11,179,891
Less accumulated depreciation and amortization	3,317,629	3,070,102

Net office properties and equipment	$7,442,935	$8,109,789

4. Deposits

Deposits are summarized as follows:

December 31,	2002	2001
Statement savings accounts	$12,811,611	$12,991,825
Demand deposit accounts	53,498,243	47,569,392
Money market accounts	34,444,896	22,394,469

	100,754,750	82,955,686

Time deposits	70,504,355	117,676,017

	$171,259,105	$200,631,703

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $11,390,000 and $20,589,000 at December 31, 2002 and 2001, respectively.

At December 31, 2002, scheduled maturities of certificates are as follows (rounded to the nearest thousand):

Year Ending December 31,
2003	$61,027,000
2004	6,362,000
2005	1,190,000
2006	1,917,000
2007 and thereafter	8,000

$70,504,000

5. Fair Value of Financial Instruments

The estimated fair values of Guaranty’s financial instruments are as follows:

December 31,	2002		2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and short-term investments	$15,391,874	$15,392,000	$12,437,293	$12,437,000
Securities	4,470,264	4,508,000	21,958,714	22,008,000
Loans, net of allowance for loan losses	163,249,885	164,798,000	177,578,914	174,715,000
Financial liabilities
Deposits	171,259,105	171,729,000	200,631,703	201,277,000
Advances from Federal Home Loan Bank	—	—	1,000,000	1,000,000
Bonds payable	359,847	N/A	595,374	N/A

	Notional Amount	Fair Value	Notional Amount	Fair Value
Unrecognized financial instruments
Commitments to extend credit	$52,356,000	$52,356,000	$52,009,000	$52,009,000

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Cash and short-term investments

For those short-term investments, the carrying amount is a reasonable estimate of fair value.

Securities

Fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loan receivables

The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar remaining maturities. This calculation ignores loan fees and certain factors affecting the interest rates charged on various loans such as the borrower’s creditworthiness and compensating balances and dissimilar types of real estate held as collateral.

Deposit liabilities

The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the balance sheet date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Advances from Federal Home Loan Bank

For advances that mature within one year of the balance sheet date, carrying value is considered a reasonable estimate of fair value.

5. Fair Value of Financial Instruments (continued)

The fair values of all other advances are estimated using discounted cash flow analysis based on Guaranty’s current incremental borrowing rate for similar types of advances.

Securities sold under agreement to repurchase

Fixed-coupon reverse repurchase agreements are treated as short-term financings. The carrying value is considered a reasonable estimate of fair value.

Bonds payable

Due to the nature and terms (Note 6) of the bonds payable held by GMSC, Inc. at December 31, 2002 and 2001, it was not deemed practicable to estimate the fair value.

Commitments to extend credit

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the borrowers. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. Because of the competitive nature of the marketplace loan fees vary greatly with no fees charged in many cases.

Forward Commitments to purchase mortgage-backed securities

Fair values are based on quoted market prices or dealer quotes.

6. Bonds Payable

In October 1987, GMSC, Inc. issued serial bonds (the “Bonds”) collateralized by mortgage-backed securities which are treated as a real estate mortgage investment conduit (“REMIC”) under the Internal Revenue Code of 1986 for federal tax purposes. The Bonds are secured by an indenture between GMSC, Inc. and the Bank of New York, acting as trustee for the bondholders. The Bonds are summarized as follows:

December 31,	2002	2001
Serial Bonds
Class A-3, maturing January 20, 2019, at 8.0%	$455,428	$739,648
Unapplied payments	(30,000)	(35,098)

	425,428	704,550
Less unamortized discount	(65,581)	(109,176)

	$359,847	$595,374

The Bonds are repaid in conjunction with the net cash flow from the mortgage-backed securities together with the reinvestment income thereon. As a result, the actual life of the Bonds is less than their stated maturities. Interest is paid as incurred on the Class A-3 Bonds. The indenture also provides for the establishment of two trust accounts to insure the timely payment of interest, debt maturities, trustee and accounting fees and other expenses. The account established for payment of trustee and accounting fees is included in cash on the balance sheet. The account established for payment of interest and debt maturities is netted with cash and bonds payable on the balance sheet.

7. Advances From Federal Home Loan Bank

Information related to borrowing activity from the Federal Home Loan Bank is as follows:

Year Ended December 31,	2002	2001
Maximum amount outstanding during the year	$15,000,000	$18,000,000
Average amount outstanding during the year	$6,136,000	$4,608,000
Average interest rate during the year	1.96%	5.14%

8. Income Taxes

The provision for income taxes as presented in the consolidated statements of operations are as follows:

Year Ended December 31,	2002	2001	2000
Current income tax	$927,972	$285,743	$744,103
Deferred income tax expense (benefit)	(113,714)	(18,643)	(431,000)

	$814,258	$267,100	$313,103

Reconciliations of the provision for income taxes computed at the federal statutory income tax rate to the effective rate follows:

Year Ended December 31,	2002	2001	2000
Tax expense at statutory rate	$876,418	$267,062	$312,874
Adjustments
Other	62,160	38	229

	$814,258	$267,100	$313,103

The components of the net deferred income taxes, which is included in other assets in the balance sheet, are as follows:

December 31,	2002	2001
Deferred tax asset
Bad debt reserves	$742,000	$814,000
REO reserves	82,000	68,000
Deferred loan fees	7,000	8,000
Available for sale securities	12,000	358,000
Other	23,000	—

Total deferred tax asset	866,000	1,248,000

Deferred tax liability
GMSC REMIC	63,000	81,000
Fixed assets	405,000	305,000
Other	—	118,000

Total deferred tax liability	468,000	504,000

Net deferred tax asset	$398,000	$744,000

9. Related Party Transactions

In the normal course of business, Guaranty makes loans to directors, officers and other related parties. These loans are made on substantially the same terms as those prevailing at the time for comparable transactions with the other borrowers.

The following is a summary of loan transactions with directors, officers and other related parties:

December 31,	2002	2001
Balance at the beginning of year	$2,044,000	$1,165,000
Additional loans	171,000	1,978,000
Loan reductions	(146,000)	(1,099,000)

Balance at end of year	$2,069,000	$2,044,000

10. Commitments and Contingencies

Guaranty leases office space under operating leases expiring at various dates through 2012 and has contracts for data processing services whose initial term expires in February 2004 and requires minimum payments of $60,100 per month. Future minimum rental and data processing payments required that have initial or remaining noncancelable terms in excess of one year as of December 31, 2002, are as follows:

	Amount
Year Ending December 31,	Leases	Data Processing
2003	$166,200	$721,200
2004	162,100	70,100
2005	141,800	—
2006	144,200	—
2007 and thereafter	1,698,000	—

	$2,312,300	$791,300

Total rental expense amounted to approximately $140,000, $179,000 and $108,000 for the years ended December 31, 2002, 2001 and 2000, respectively. Total data processing expense amounted to approximately $1,049,000, $1,037,000 and $926,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

Guaranty is defendant in various lawsuits incidental to its business. Management is of the opinion that its financial position will not be materially affected by the ultimate resolution of any pending or threatened litigation.

11. Convertible Preferred Stock

On April 29, 1998, Guaranty formed Guaranty Capital Trust I (the “Trust”), a wholly owned subsidiary. The Trust issued 276,000 shares of 7.0% convertible preferred securities maturing May 5, 2028 for $6,900,000, with an option to call on or after April 29, 2003. Conversion of the preferred securities into Guaranty’s stock may occur at any time prior to maturity. The Trust also issued 8,537 shares of convertible common stock for $213,425. Guaranty purchased all shares of the common stock. The proceeds from the sale of the preferred securities were utilized to purchase from Guaranty junior subordinated debt securities (guaranteed by the Bank), of $7,113,425 bearing interest at 7.0% and maturing May 5, 2028. All intercompany interest and equity was eliminated in consolidation.

In January 2000, Guaranty repurchased 2,500 shares of the cumulative preferred securities at a price of $17.50 per share which resulted in a net gain, recognized in the statement of stockholders’ equity, on the repurchase of $10,111. In December 1999, Guaranty repurchased 33,000 shares of the cumulative preferred securities at an average price of $17.97 per share which resulted in a net gain, recognized in the statement of stockholders’ equity, on the repurchase of $101,000.

12. Stockholders’ Equity

The following table represents the Bank’s regulatory capital levels.

December 31, 2002	Amount Required	Percent Required	Actual Amount	Actual Percent	Excess Amount
Tier 1 risk based	$6,628,000	4.00%	$24,374,000	14.73%	$17,746,000
Total risk based capital	13,255,000	8.00	26,447,000	15.98	13,192,000

December 31, 2001	Amount Required	Percent Required	Actual Amount	Actual Percent	Excess Amount
Tier 1 risk based	$7,279,000	4.00%	$22,542,000	12.39%	$15,263,000
Total risk based capital	14,560,000	8.00	24,818,000	13.64	10,258,000

The ratios which have been established for well-capitalized banks are 6% and 10% for Tier 1 risk based capital and total risk based capital, respectively. Guaranty may not declare or pay a cash dividend, or repurchase any of its capital stock if the effect thereof would cause the net worth of Guaranty to be reduced below the net worth requirement imposed by federal regulations.

Proceeds from the Trust Preferred Securities were contributed to capital of the Bank and are included, to the extent allowed, in the calculation of regulatory capital.

On October 26, 2000, Guaranty and the Bank entered into a Written Agreement with the Federal Reserve Bank of Richmond and the Bureau of Financial Institutions of the Commonwealth of Virginia with respect to various operating policies and procedures. The agreement restricted Guaranty from paying dividends or incurring any debt at the holding company level without prior regulatory approval. In addition, the Bank, was also prohibited from paying intercompany dividends to Guaranty without prior regulatory approval. Guaranty and the Bank gained formal relief from the Written Agreement in October 2002.

13. Stock Option Plan

Guaranty has a non-compensatory stock option plan (the “Plan”) designed to provide long-term incentives to key employees. All options are exercisable upon date of vesting.

The following table summarizes options outstanding:

	2002		2001		2000
	Shares	Weighted - average exercise price	Shares	Weighted - average exercise price	Shares	Weighted - average exercise price
Options outstanding at beginning of period	57,912	$12.07	101,900	$14.16	130,000	$13.69
Granted	47,500	8.59	16,512	8.74	—	—
Forfeited	(21,500)	12.45	(60,500)	12.10	(28,100)	12.00
Exercised	(7,900)	10.59	—	—	—	—

Options outstanding at end of period	76,012	10.01	57,912	12.07	101,900	$14.16

Options exercisable at end of period	76,012		48,900		73,200

The weighted average fair value of options granted during the year ended December 31, 2002 and 2001 was $2.74 and $4.28, respectively.

Guaranty applies Accounting Principals Board Opinion No. 25 in accounting for stock options granted to employees. Had compensation expense been determined based upon the fair value of the awards at the grant date and consistent with the method under Statement of Financial Accounting Standards 123, Guaranty’s net earnings and net earnings per share would have been decreased to the pro forma amounts indicated in the following table:

Year Ended December 31,	2002	2001	2000
Net income
As reported	$1,763,442	$518,375	$607,116
Pro forma	1,677,417	498,434	607,116
Net income per share (basic and diluted)
As reported	$0.89	$0.26	$0.31
Pro forma	0.85	0.25	0.31

The fair value of each option granted is estimated on the date of grant using the Black-Sholes option pricing model with the following assumptions used for grants for the year ended December 31, 2002: a risk free interest rate of 4.97%, dividend yield of 2%, expected weighted average term of 7.0 years, and a volatility of 30%.

14. Employee Benefit Plans

Effective February 16, 1989, Guaranty adopted a 401(k) profit-sharing plan in which all employees are eligible to participate after one year of service and are at least twenty-one years of age. Participants may elect to contribute a percentage of their compensation to the plan. Guaranty may make contributions to the plan at its discretion. Guaranty’s contributions are allocated to employee accounts using a systematic formula based on participant compensation. Guaranty contributed approximately $67,000, $60,000 and $65,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

15. Financial Instruments With Off-Balance-Sheet Risk

Guaranty is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, options written and purchased, forward commitments to purchase mortgage-backed securities and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of these instruments reflect the extent of involvement Guaranty has in particular classes of financial instruments.

Guaranty’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual notional amount of those instruments. Guaranty uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For options purchased, the contract or notional amounts do not represent exposure to credit loss.

Unless noted otherwise, Guaranty does not require collateral or other security to support financial instruments with credit risk.

December 31,	2002	2001
Financial instruments whose contract amounts represent credit risk
Commitments to extend credit	$52,356,000	$52,009,000
Standby letters of credit written	5,054,000	3,282,000

15. Financial Instruments With Off-Balance-Sheet Risk (continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being completely drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Guaranty evaluates each customer’s creditworthiness on a case-by-case basis.

Standby letters of credit written are conditional commitments issued by Guaranty to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Substantially all of Guaranty’s loan activity was with customers located in Charlottesville and Richmond, Virginia and surrounding counties.

16. Selected quarterly financial data (Unaudited)

Condensed quarterly financial data is shown as follows:

Year Ended December 31, 2002
(Dollars in thousands except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total interest income	$3,472	$3,313	$3,151	$2,919
Total interest expense	1,388	1,121	901	745

Net interest income	2,084	2,192	2,250	2,174
Provision for loan losses	25	25	25	25

Net interest income after provision for loan losses	2,059	2,167	2,225	2,149
Other income	634	541	606	666
Other expenses	2,090	2,087	2,156	2,136

Income before income tax expense	603	621	675	679
Income tax expense	197	193	212	212

Net income	$406	$428	$463	$467

Basic and diluted earnings per share	$0.21	$0.22	$0.23	$0.23

16. Selected quarterly financial data (Unaudited) (continued)

Year Ended December 31, 2001
(Dollars in thousands except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total interest income	$5,105	$4,569	$4,204	$3,763
Total interest expense	2,929	2,753	2,328	1,746

Net interest income	2,176	1,816	1,876	2,017
Provision for loan losses	150	75	75	33

Net interest income after provision for loan losses	2,026	1,741	1,801	1,984
Other income	538	560	583	709
Other expenses	2,310	2,290	2,325	2,231

Income before income tax expense	254	11	59	462
Income tax expense	$86	4	20	157

Net income	$168	7	$39	$305

Basic and diluted earnings per share	$0.08	$0.00	$0.02	$0.16

17. Condensed Financial Information of the Parent Company Only

Condensed Statements of Financial Condition

December 31,	2002	2001
Assets
Investment in subsidiaries, at equity	$24,324,165	$22,552,191
Cash	83,784	152
Prepaid expenses and other assets	448,437	448,437

	$24,856,386	$23,000,780

Liabilities and Stockholders’ Equity
Other liabilities	$—	$—

Total liabilities	—	—

Subordinated debt	6,225,925	6,225,925

Stockholders’ Equity
Common stock	2,463,346	2,452,159
Additional paid-in capital	9,034,207	8,953,230
Retained earnings	7,132,908	5,369,466

Total stockholders’ equity	18,630,461	16,774,855

	$24,856,386	$23,000,780

17. Condensed Financial Information of the Parent Company Only (continued)

Condensed Statements of Operations

Year Ended December 31,	2002	2001
Income
Dividends received from bank	$420,875	$420,875

Total income	420,875	420,875

Interest expense	(420,875)	(420,875)
Non-interest expenses	(8,531)	(1,724)

Income before undistributed net income of the Bank	(8,531)	(1,724)
Undistributed net income	1,771,973	520,099

Net income	$1,763,442	$518,375

Condensed Statements of Cash Flows

Year Ended December 31,	2002	2001
Operating activities
Net income	$1,763,442	$518,375
Adjustments
Undistributed earnings of the Bank	(1,771,973)	(520,099)
Decrease in prepaid and other assets	—	15,531
decrease in other liabilities	—	(15,531)

Net cash absorbed by operating activities	(8,531)	(1,724)

Investing activities
Dividends received from Bank	420,875	420,875
Investment in the bank	(420,875)	(420,875)

Net cash provided (absorbed) by investing activities	—	—

Financing activities
Issuance of common stock	92,163	—

Net cash provided by financing activities	92,163	—

Increase (decrease) in cash	83,632	(1,724)
Cash, beginning of year	152	1,876

Cash, end of year	$83,784	$152

SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GUARANTY FINANCIAL CORPORATION

Date: March 17, 2003	By:	/s/ William E. Doyle, Jr.

William E. Doyle, Jr. President and Chief Executive Officer

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William E. Doyle, Jr. William E. Doyle, Jr.	President and Chief Executive Officer and Director (Principal Executive Officer)	March 17, 2003

/s/ Tara Y. Harrison Tara Y. Harrison	Chief Financial Officer (Principal Financial and Accounting Officer)	March 17, 2003

/s/ Douglas E. Caton Douglas E. Caton	Chairman of the Board	March 17, 2003

/s/ Harry N. Lewis Harry N. Lewis	Vice Chairman of the Board	March 17, 2003

Henry J. Browne	Director	March 17, 2003

/s/ Jason I. Eckford, Jr. Jason I. Eckford, Jr.	Director	March 17, 2003

/s/ John R. Metz John R. Metz	Director	March 17, 2003

Signature	Title	Date

/s/ James R. Sipe, Jr. James R. Sipe, Jr.	Director	March 17, 2003

/s/ Oscar W. Smith, Jr. Oscar W. Smith, Jr.	Director	March 17, 2003

EXHIBIT INDEX

Number	Document

3.1	Amended and Restated Articles of Incorporation of Guaranty Financial Corporation (restated in electronic format), attached as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 1997, incorporated herein by reference.

3.2	Bylaws of Guaranty Financial Corporation, attached as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 1997, incorporated herein by reference.

10.1	Guaranty Financial Corporation 1991 Incentive Plan (as amended), attached as Exhibit A to the definitive Proxy Statement of Guaranty Financial Corporation for the 1998 Annual Meeting of Shareholders, incorporated herein by reference.

10.2	Employment Agreement, dated as of May 10, 2001, by and between Guaranty and William E. Doyle, Jr., attached as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-QSB for the period ended June 30, 2001, incorporated herein by reference.

21	Subsidiaries of Guaranty Financial Corporation.

99.1	Statement of Chief Executive Officer Pursuant to 18 U.S.C. Section 1350

99.2	Statement of Chief Financial Officer Pursuant to 18 U.S.C. Section 1350

Exhibit 21

SUBSIDIARIES OF GUARANTY FINANCIAL CORPORATION

Name of Subsidiary	State of Incorporation
Guaranty Bank	Virginia
GMSC, Inc.	Virginia
Guaranty Investments Corporation	Virginia
Guaranty Capital Trust I	Delaware

Exhibit 99.1

CERTIFICATION

I, William E. Doyle, Jr., certify that:

1.	I have reviewed this annual report on Form 10-KSB of Guaranty Financial Corporation;

2.	Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.	Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4.	The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

(a)	designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

(b)	evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the “Evaluation Date”); and

(c)	presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

(a)	all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

(b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6.	The registrant’s other certifying officers and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: March 17, 2003	/s/ William E. Doyle, Jr.
William E. Doyle, Jr. President and Chief Executive Officer

Exhibit 99.2

CERTIFICATION

I, Tara Y. Harrison, certify that:

1.	I have reviewed this annual report on Form 10-KSB of Guaranty Financial Corporation;

2.	Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.	Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4.	The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

(a)	designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

(b)	evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the “Evaluation Date”); and

(c)	presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

(a)	all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

(b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6.	The registrant’s other certifying officers and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: March 17, 2003	/s/ Tara Y. Harrison
Tara Y. Harrison Vice President and Chief Financial Officer

APPENDIX IV

GUARANTY FINANCIAL CORPORATION’S

FORM 10-QSB

FOR THE QUARTER ENDED SEPTEMBER 30, 2003

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-QSB

Quarterly Report Under Section 13 or 15(d) of the Securities Exchange Act of 1934

For Quarter Ended September 30, 2003

Commission File No. 0-25905

GUARANTY FINANCIAL CORPORATION

Virginia	54-1786496
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1658 State Farm Blvd., Charlottesville, VA 22911

(Address of Principal Executive Offices)

(434) 970-1100

(Issuer’s Telephone Number, Including Area Code)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒  No ☐

As of October 31, 2003, 1,991,477 shares of Common Stock, par value $1.25 per share, were outstanding.

GUARANTY FINANCIAL CORPORATION

QUARTERLY REPORT ON FORM 10-QSB

Part I. Financial Information

Item 1	Financial Statements

GUARANTY FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	September 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
Cash and cash equivalents	$30,419	$15,392
Investment securities
Held-to-maturity	2,795	836
Available for sale	1,471	3,212
Investment in FHLB	532	947
Loans receivable, net	149,933	163,250
Accrued interest receivable	677	910
Real estate owned	—	397
Office properties and equipment, net	6,338	7,443
Other assets	4,910	4,758

Total assets	$197,075	$197,145

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits:
Interest bearing demand	$33,168	$28,773
Non-interest bearing demand	29,528	24,725
Money market accounts	43,995	34,445
Savings accounts	13,407	12,812
Certificates of deposit	55,465	70,504

	175,563	171,259
Bonds payable	—	360
Advances from Federal Home Loan Bank	—	—
Accrued interest payable	11	58
Payments by borrowers for taxes and insurance	127	127
Other liabilities	1,566	722

Total liabilities	177,267	172,526

Convertible preferred securities	—	6,012

STOCKHOLDERS’ EQUITY
Preferred stock, par value $1 per share, 500,000 shares authorized, none issued	—	—
Common stock, par value $1.25 per share, 4,000,000 shares authorized, 1,991,377 issued and outstanding (1,970,677 in 2002)	2,489	2,463
Additional paid-in capital	9,206	9,034
Accumulated comprehensive loss	(17)	(23)
Retained earnings	8,130	7,133

Total stockholders’ equity	19,808	18,607

Total liabilities and stockholders’ equity	$197,075	$197,145

See accompanying notes to consolidated financial statements.

GUARANTY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Interest income
Loans	$2,430	$2,891	$7,527	$8,866
Investment securities	68	260	219	1,070

Total interest income	2,498	3,151	7,746	9,936

Interest expense
Deposits	362	727	1,222	2,858
Borrowings	54	174	456	552

Total interest expense	416	901	1,678	3,410

Net interest income	2,082	2,250	6,068	6,526
Provision (credit) for loan losses	(198)	25	811	75

Net interest income after provision for loan losses	2,280	2,225	5,257	6,451
Non-interest income
Mortgage banking income	504	259	1,264	726
Deposit account fees	180	181	513	553
Net gain on sale of branches	1	—	939	—
Increase in cash surrender value of life insurance	54	53	163	129
Investment sales commissions	3	40	3	104
Other	168	105	418	309

Total non-interest income	910	638	3,300	1,821

Non-interest expense
Personnel	1,267	1,158	3,560	3,444
Occupancy	271	282	839	853
Information services	282	275	848	853
Marketing	40	59	102	102
Deposit insurance premiums	6	8	20	56
Other	412	406	1,084	1,065

Total non-interest expense	2,278	2,188	6,453	6,373

Income before income taxes	912	675	2,104	1,899

Provision for income taxes	293	212	661	602

Net income	$619	$463	$1,443	$1,297

Basic earnings per common share	$0.31	$0.24	$0.73	$0.66

Diluted earnings per common share	$0.31	$0.23	$0.72	$0.65

See accompanying notes to consolidated financial statements.

GUARANTY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Net income	$619	$463	$1,443	$1,297

Other comprehensive income:
Unrealized gain (loss) on securities available for sale	(25)	389	9	1,006

Other comprehensive income (loss), before tax	(25)	389	9	1,006
Income tax expense related to items of other comprehensive income	8	(132)	(3)	(343)

Other comprehensive income (loss), net of tax	(17)	257	6	663

Comprehensive income	$602	$720	$1,449	$1,960

See accompanying notes to consolidated financial statements.

GUARANTY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Nine Months Ended September 30,
	2003	2002
	(unaudited)
Operating Activities
Net Income	$1,443	$1,297
Adjustments to reconcile net income to net cash provided (absorbed) by operating activities:
Provision for loan losses	811	75
Provision for loss on sale of other real estate owned	—	40
Depreciation and amortization	390	437
Deferred loan fees	(84)	(45)
Net amortization of premiums and accretion of discounts	96	361
Gain on sale of loans	(1,264)	(726)
Gain on sale of securities available for sale	(12)	(20)
Originations of loans held for sale	(54,845)	(32,566)
Proceeds from sale of loans	56,553	43,416
Gain on sale of other real estate owned	(2)	(18)
Increase in value of bank owned life insurance	(163)	(106)
Gain on sale of Harrisonburg branch	(986)	—
Changes in:
Accrued interest receivable	233	218
Other assets	120	(30)
Accrued interest payable	(46)	(86)
Prepayments by borrowers for taxes and insurance	—	144
Other liabilities	844	(10)

Net cash provided by operating activities	3,088	12,381

Investing activities
Net decrease in loans	6,634	1,821
Mortgage-backed securities principal repayments	137	250
Purchase of securities held to maturity	(2,500)	(406)
Proceeds from maturity of securities held to maturity	400	250
Purchase of securities available for sale	(1,635)	—
Proceeds from sale of securities available for sale	3,261	14,162
Proceeds from redemption of FHLB stock	415	—
Proceeds from sale of real estate owned	400	500
Purchase of bank-owned life insurance	—	(3,000)
Net decrease in cash from sale of branch
Proceeds from sale of loans	5,446	—
Sale of deposits	(9,984)	—
Proceeds from sale of office properties, equipment and land	1,653	—
Proceeds from sale of office properties and equipment	30	22
Purchase of office properties and equipment	(687)	(423)

Net cash provided (absorbed) by investing activities	3,570	13,176

Financing activities
Net increase (decrease) in deposits	15,056	(28,218)
Proceeds from FHLB advances	16,000	48,000
Repayment of FHLB advances	(16,000)	(43,000)
Redemption of Trust Preferred Securities	(6,013)	—
Proceeds from issuance of common stock	197	8
Cash dividend paid on common stock	(446)	—
Principal payments on bonds payable, including unapplied payments	(425)	(299)

Net cash provided (absorbed) by financing activities	8,369	(23,509)

Increase in cash and cash equivalents	15,027	2,048
Cash and cash equivalents, beginning of period	15,392	12,437

Cash and cash equivalents, end of period	$30,419	$14,485

See accompanying notes to consolidated financial statements.

GUARANTY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2003 and 2002

(unaudited)

Note 1 Principles of Presentation

The accompanying consolidated financial statements of Guaranty Financial Corporation (“Guaranty” or the “Company”) have not been audited by independent accountants, except for the balance sheet at December 31, 2002. These financial statements have been prepared in accordance with the regulations of the Securities and Exchange Commission in regard to quarterly (interim) reporting. In management’s opinion, the financial information presented reflects all adjustments, comprised only of normal recurring accruals that are necessary for a fair presentation of the results for the interim periods. Significant accounting policies and accounting principles have been consistently applied in both the interim and annual consolidated financial statements. Certain notes and the related information have been condensed or omitted from the interim financial statements presented in this Quarterly Report on Form 10–QSB. Therefore, these financial statements should be read in conjunction with Guaranty’s Annual Report on Form 10-KSB for the year ended December 31, 2002. The results for the three and nine months ended September 30, 2003, are not necessarily indicative of future financial results.

The accompanying consolidated financial statements include Guaranty’s accounts and its wholly-owned subsidiaries, Guaranty Capital Trust I and Guaranty Bank, and Guaranty Bank’s wholly-owned subsidiaries, GMSC, Inc., which was organized as a financing subsidiary, and Guaranty Investments Corporation, which was organized to sell non-deposit investment products. All material intercompany accounts and transactions have been eliminated in consolidation.

Amounts in the year 2002 financial statements have been reclassified to conform to the year 2003 presentation. These reclassifications had no effect on previously reported net income.

Note 2 Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 3 Earnings Per Share

Basic earnings per share is based on net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share shows the dilutive effect of additional common shares issuable under stock option plans. The basic and diluted earnings per share for the three and nine months ended September 30, 2003 and 2002, have been determined by dividing net income by the weighted average number of shares of common stock outstanding during these periods. The following table indicates the weighted average shares outstanding for each period.

	Three Months Ended		Nine Months Ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Basic shares	1,989,092	1,962,777	1,983,965	1,962,777
Dilutive effect of stock options	20,464	22,724	18,547	21,477

Dilutive shares	2,009,556	1,985,501	2,002,512	1,984,254

Note 4 Loans

The loan portfolio is comprised of the following:

	September 30, 2003	December 31, 2002
	(In thousands)
Mortgage loans:
Residential	$32,872	$20,119
Commercial	6,527	7,894
Construction and land loans	33,839	38,480

Total real estate loans	73,238	66,493
Commercial business loans	60,677	76,651
Consumer loans	17,875	22,238

Total loans receivable	151,790	165,382
Adjustments:
Allowance for losses	(1,985)	(2,242)
Deferred costs	128	110

Total loans receivable, net	$149,933	$163,250

Note 5 Allowance for Loan Loss

The following is a summary of transactions in the allowance for loan loss:

	September 30, 2003	December 31, 2002
	(In thousands)
Balance at January 1	$2,242	$2,512
Provision charged to expense	811	100
Recoveries added to the reserve	235	3
Loans charged-off	(1,303)	(373)

Balance at the end of the period	$1,985	$2,242

Note 6 Investments

The investment portfolio was comprised of the following:

	September 30, 2003	December 31, 2002
	(In thousands)
Held to maturity:
Mortgage-backed securities	$295	$433
U.S. Government obligations	2,500	403
Available for sale:
Corporate Bonds	1,471	3,212
Other:
Federal Home Loan Bank stock	532	947
Federal Reserve Bank & other stocks	557	422

	$5,355	$5,417

Note 7 Trust Preferred Securities

On May 19, 2003, the Company redeemed 100% of Guaranty Capital Trust’s 7% preferred securities, resulting in a reduction in liabilities of $6.0 million and annualized savings of $420,000 in interest expense in future periods. Subsequent to the redemption of the preferred securities, the Bank and the holding company remain well capitalized.

Note 8 Stock Option Plan

Guaranty has a non-compensatory stock option plan (the “Plan”) designed to provide long-term incentives to key employees. All options are exercisable upon date of vesting.

The following table summarizes options outstanding:

	Nine Months Ended September 30, 2003		Year Ended December 31, 2002
	Shares	Weighted - average exercise price	Shares	Weighted - average exercise price
Options outstanding at beginning of period	76,012	$10.02	57,912	$12.07
Granted	17,500	13.47	47,500	8.59
Forfeited	(5,662)	8.30	(21,500)	12.45
Exercised	(20,700)	9.53	(7,900)	10.59

Options outstanding at end of period	67,150	10.66	76,012	10.02

Options exercisable at end of period	67,150		76,012

The weighted average fair value of options granted during the nine months ended September 30, 2003 was $3.48.

Guaranty applies Accounting Principals Board Opinion No. 25 in accounting for stock options granted to employees. Had compensation expense been determined based upon the fair value of the awards at the grant date and consistent with the method under Statement of Financial Accounting Standards No. 123, Guaranty’s net earnings and net earnings per share would have been decreased to the pro forma amounts indicated in the following table:

	Three Months Ended September 30, 2003	Nine Months Ended September 30, 2003
Net income
As reported	$618,909	$1,443,346
Pro forma	618,909	1,403,139
Net income per share (basic)
As reported	$0.31	$0.73
Pro forma	0.31	0.71
Net income per share (diluted)
As reported	$0.31	$0.72
Pro forma	0.31	0.70

The fair value of each option granted is estimated on the date of grant using the Black-Sholes option pricing model with the following assumptions used for grants: a risk free interest rate range of 2.69% - 2.95%, depending on the date of grant, for grants issued during the nine months ended September 30, 2003; dividend yield of 2%; expected weighted average term of 5 years; and a volatility of 30%.

ITEM 2	MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Guaranty is a single bank holding company organized under Virginia law that provides financial services through its primary operating subsidiary, Guaranty Bank (the “Bank”). The Bank is a full service commercial bank offering a wide range of banking and related financial services, including time and demand deposits, as well as commercial, industrial, residential construction, residential and commercial mortgage and consumer loans. Guaranty Investments Corporation, a subsidiary of the Bank, provides a full range of investment services and, through a contractual arrangement with BI Investments Group, LLC, sells mutual funds, stocks, bonds and annuities.

Management’s discussion and analysis is presented to aid the reader in understanding and evaluating the financial condition and results of operations of Guaranty. The analysis focuses on the consolidated financial statements, the footnotes thereto, and the other financial data herein. Highlighted in the discussion are material changes from prior reporting periods and any identifiable trends affecting Guaranty. Amounts are rounded for presentation purposes, while the percentages presented are computed based on unrounded amounts.

Analysis of Financial Condition

Total assets decreased slightly to $197.1 million at September 30, 2003, only $70,000 less than the balance at December 31, 2002. Cash and cash equivalents increased $15.0 million or 97.6%, to $30.4 million at September 30, 2003, from $15.4 million at December 31, 2002. Net loans were $149.9 million at September 30, 2003, a decrease of $13.3 million, or 8.2%, from net loans of $163.3 million at December 31, 2002. Total deposits at September 30, 2003, were $175.6 million compared to $171.3 million at December 31, 2002, an increase of $4.3 million. Guaranty held no Federal Home Loan Bank (the “FHLB”) borrowings at September 30, 2003 or December 31, 2002. Total stockholders’ equity at September 30, 2003, increased by over $1.2 million to $19.8 million from $18.6 million at December 31, 2002.

The factors causing the fluctuations in the major balance sheet categories are further discussed in the following sections.

Loans

Net loans receivable decreased 8.2% to $149.9 million at September 30, 2003, from $163.3 million at December 31, 2002. Real estate loans, excluding construction and land loans, increased $11.4 million, as the result of increased activity in the mortgage refinance market. A $4.8 million decrease in consumer loans, resulting from the sale of loans associated with the Harrisonburg branch, was offset by originations and increased outstanding balances on consumer loans, netting a $4.4 million reduction in consumer loans. Commercial business loans decreased $16.0 million, as the result of the continued repositioning of the loan portfolio, along with one significant charge-off during the second quarter. During the most recent quarter, Guaranty originated and sold $21.4 million in residential mortgage loans in the secondary market, bringing the total sold for the year to $56.6 million. Residential mortgage loans held for sale were $287,000 at September 30, 2003, compared to $332,000 at December 31, 2002.

Investments

Total investments declined $62,000, to $5.4 million at September 30, 2003, only a 1.1% decrease from the investments balance at December 31, 2002. In the first half of the year, management significantly reduced the balance in corporate securities in order to improve liquidity without incurring investment losses. The Company is in the process of rebuilding the portfolio with an improved focus on liquidity, earnings and interest rate risk.

Real Estate Owned

Real estate owned decreased to zero at September 30, 2003, from $397,000 at December 31, 2002. During the first half of 2003, Guaranty liquidated all of its other real estate holdings, without incurring losses on the sales of the properties.

Office Properties and Equipment

Guaranty’s investment in office properties and equipment decreased to $6.3 million at September 30, 2003, from $7.4 million at December 31, 2002. This decrease was primarily due to the sale of the Harrisonburg branch in January 2003.

Other Assets

Other assets increased to $4.9 million at September 30, 2003 from $4.8 million at December 31, 2002. The primary reason for the increase in other assets was the increase in prepaid taxes, relating to first quarter net income.

Deposits

Balances in deposit accounts were $175.6 million at September 30, 2003, an increase of $4.3 million, or 2.5%, from total deposits of $171.3 million at December 31, 2002. The sale of the deposits associated with the Harrisonburg branch resulted in a decline of $10 million in deposits. Offsetting the decrease associated with the sale, Guaranty has been successful in attracting low cost deposits and money market accounts and in retaining existing relationships. Certificates of deposit comprise 31.6% of total deposits at September 30, 2003, compared to 41.2% at December 31, 2002.

FHLB Borrowings

Guaranty had no borrowings outstanding from the FHLB at September 30, 2003 or December 31, 2002. At September 30, 2003, Guaranty’s available but unused borrowings with the FHLB were approximately $26 million.

Stockholders’ Equity

Stockholders’ equity at September 30, 2003, increased by 6.5% to $19.8 million from $18.6 million at December 31, 2002. The primary factors for the increase were the nine months net income of $1.4 million and the issuance of shares in connection with open market purchases and employees exercising their stock options, which increased capital by $197,000, offset by cash dividend payments to shareholders of $446,000.

Results of Operations

Net Income

Guaranty reported net income of $619,000 ($.31 per diluted share) for the three months ended September 30, 2003, compared with a net income of $463,000 ($.23 per diluted share) for the three months ended September 30, 2002. Guaranty reported net income of $1.4 million ($.72 per diluted share) for the nine months ended September 30, 2003, compared with a net income of $1.3 million ($.65 per diluted share) for the nine months ended September 30, 2002.

Net Interest Income

Net interest income decreased to $2.1 million for the three months ended September 30, 2003, from the $2.2 million reported during the same period the prior year. The primary cause for the decline in net interest income was due to the decline in average earning assets and lower interest rates earned on loan balances for the most recent quarter. Average earning assets for the three months ended September 30, 2003, were $172.0 million compared to $185.2 million for the same period in 2002. Average loans outstanding decreased to $157.0 million from $165.2 million and average investments outstanding declined to $3.6 million from $15.0 million when comparing the three month period ended September 30, 2003 to the three month period ended September 30, 2002. For these same periods, average certificates of deposit balances decreased by $24.1 million to $56.8 million. The cost of interest bearing deposits declined by 104 basis points primarily due to change in the composition of deposits as well as the lower interest rates being paid on certificates of deposit. The following table summarizes the factors determining net interest income (dollars in thousands).

	Three Months Ended September 30, 2003	Three Months Ended September 30, 2002	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2002
Average Interest Earning Assets	$172,003	$185,196	$172,388	$193,438
Average Yield	5.76%	6.75%	6.01%	6.87%
Average Interest Bearing Liabilities	$142,359	$162,136	$145,092	$171,702
Average Cost	1.16%	2.20%	1.55%	2.66%
Interest Spread	4.60%	4.55%	4.46%	4.21%
Interest Margin	4.80%	4.82%	4.71%	4.51%

Provision for Loan Losses

Guaranty recorded a credit of $198,000 to its loan loss provision for the three months ended September 30, 2003 and an expense of $25,000 for the three months ended September 30, 2002. During the second quarter of 2003, a $1.025 million charge-off was realized as the consequence of substantial fraudulent activity by one commercial borrower. The loss was due to fraudulent activities related to cash and financial management by the borrower which caused the borrower to be insolvent. The loan held by Guaranty was secured by equipment, inventory, receivables and marketable securities. During the third quarter of 2003, Guaranty received a partial recovery relating to this loan. Management recorded the recovery through the allowance for loan losses. The Company’s allowance for loan losses currently equals 1.30% of the loan portfolio. The allowance for loan losses is maintained at a level considered by management to be adequate to absorb future loan losses currently inherent in the loan portfolio. Management believes that the allowance for loan losses is adequate to cover loan losses inherent in the loan portfolio at September 30, 2003, and that loans classified as special mention, substandard, doubtful and loss have been adequately reserved. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan losses may be necessary, and net income could be significantly affected, if circumstances differ substantially from assumptions used in making the initial determinations.

Guaranty charged-off $264,000 in loans during the third quarter of 2003. At September 30, 2003, the Company had $410,000 of loans that were 90 days or more past due and still accruing interest, compared to $119,000 at September 30, 2002. The Bank held no loans that were considered to be non-accrual as of September 30, 2003, compared to $1.9 million as of September 30, 2002.

Non-interest Income

Non-interest income was $910,000 for the three months ended September 30, 2003, compared to $638,000 for the same period a year ago. This change was primarily due to increased mortgage banking income, which amounted to $504,000 for the quarter ended September 30, 2003, compared to $259,000 for the same period a year ago.

Fees on deposit accounts remained approximately the same at $180,000 for the most recent quarter compared to $181,000 for the same period a year ago. Guaranty realized $3,000 of investment sales commissions for the quarter ended September 30, 2003, compared to $40,000 for the quarter ended September 30, 2002, due to reduced sales volume, as the investment sales function was undergoing a management realignment during the first nine months of 2003.

Non-interest Expense

Non-interest expense was $2.3 million for the quarter ended September 30, 2003, a $90,000 increase over the amount reported for the same period last year. Personnel expense increased $109,000 as the result of increased commissions relating to mortgage banking activity. This increase was offset by lower occupancy and marketing expenses.

Income Tax Expense

Guaranty recorded income tax expense of $293,000 for the three months ended September 30, 2003, compared to $212,000 for the same period in 2002. The net increase in income tax expense between periods was a result of fluctuations in the level of taxable income. Guaranty’s effective tax rate is lower than the standard corporate tax rate of 34% due to non-taxable income from bank owned insurance.

Liquidity and Capital Resources

Liquidity is the ability to meet present and future financial obligations either through the sale of existing assets or through the acquisition of additional funds through asset and liability management. Guaranty’s primary sources of funds are deposits, borrowings and amortization, prepayments and maturities of outstanding loans. While scheduled payments from the amortization of loans are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. Excess funds are invested in overnight deposits to fund cash requirements experienced in the normal course of business. Guaranty has been able to generate sufficient cash through its deposits as well as through its borrowings.

Guaranty uses its sources of funds primarily to meet its on-going operating expenses, to pay deposit withdrawals and to fund loan commitments. During the most recent quarter, net loans decreased by approximately $8.5 million and certificates of deposit declined by approximately $2.3 million. These decreases were a result of strategic decisions. Guaranty has been very targeted in its lending approach and has desired to reduce its funding reliance on certificates of deposit. At September 30, 2003, total approved loan commitments outstanding were approximately $7.2 million. At the same date, commitments under unused lines of credit were approximately $49.5 million. Certificates of deposit scheduled to mature in one year or less at September 30, 2003, were $47.5 million. Management believes that a significant portion of maturing deposits will remain with Guaranty. If these certificates of deposit do not remain with Guaranty, it may have to reduce assets or seek other sources of funding that may be at higher rates.

At September 30, 2003, regulatory capital was in excess of amounts required by Federal Reserve regulations to be considered well capitalized as shown in the following table for Guaranty Bank:

	Actual Percentage	Percent Required	Excess Percentage
Leverage Ratio	10.27%	4.00%	6.27%
Tier 1 Risk Based Capital	12.56%	4.00%	8.56%
Total Risk Based Capital	13.81%	8.00%	5.81%

Contractual Obligations

The following summarizes Guaranty’s contractual cash obligations and commercial commitments, including maturing certificates of deposit, as of September 30, 2003 and the effect such obligations may have on liquidity and cash flows in future periods.

	Contractual Obligations
	Less Than One Year	1-3 Years	4-5 Years	Over 5 Years	Total
(Dollars in thousands)
Certificate of deposit maturities (1)	$47,542	$6,545	$1,369	$9	$55,465
Undisbursed credit lines	49,464	–	–	–	49,464
Commitments to extend credit	7,185	–	–	–	7,185
Standby letters of credit	4,148	–	–	–	4,148

Total obligations	$108,339	$6,545	$1,369	$9	$116,262

(1)	Guaranty expects to retain maturing deposits or replace maturing amounts with comparable deposits based on current market interest rates.

Regulatory Issues

The Written Agreement with the Federal Reserve Bank and the Bureau of Financial Institutions of the Commonwealth of Virginia related to various operating policies and procedures dated October 26, 2000, was terminated effective October 18, 2002.

Critical Accounting Policies, Estimates and Judgments

Guaranty’s financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, as well as the disclosure of contingent liabilities. Management continually evaluates its estimates and judgments, including those related to the allowance for loan losses and income taxes. Management bases its estimates and judgments on historical experience and other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Management believes that, of its significant accounting policies, the most critical accounting policies we apply are those related to the valuation of the loan portfolio.

A variety of factors impact carrying value of the loan portfolio, including the calculation of the allowance for loan losses, valuation of amortization of loan fees, and deferred origination costs. The allowance for loan losses is the most difficult and subjective judgment. The allowance is established and maintained at a level that management believes is adequate to cover losses resulting from the inability of borrowers to make required payments on loans. Estimates for loan losses determined by analyzing risks associated with specific loans and the loan portfolio, current trends in delinquencies and charge-offs, the views of regulators, changes in the size and composition of loan portfolio and peer comparisons. The analysis also requires consideration of the economic climate and directions, changes in the interest rate environment, which may impact a borrower’s ability to pay, legislation impacting the banking industry and economic conditions specific to our service area. Because the calculation of the allowance for loan losses relies on estimates and judgments relating to inherently uncertain events, results may differ from our estimates.

Forward Looking Statements

Certain statements in this quarterly report on Form 10-QSB may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by the use of words such as “believe”, “expect”, “anticipate”, “should”, “planned”, “estimated”, and “potential”. These statements are based on Guaranty’s current expectations. A variety of factors could cause Guaranty’s actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Guaranty’s business include interest rate movements, competition from both financial and non-financial institutions, the timing and occurrence (or nonoccurrence) of transactions and events that may be subject to circumstances beyond Guaranty’s control, and general economic conditions.

ITEM 3.	Controls and Procedures

Disclosure Controls and Procedures

The Company maintains disclosure controls and procedures that are designed to provide assurance that information required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods required by the Securities and Exchange Commission. As of the end of the period covered by this report, an evaluation of the effectiveness of the design and operation of the Company’s disclosure controls and procedures was carried out under the supervision and with the participation of management, including the Company’s Chief Executive Officer and Chief Financial Officer. Based on and as of the date of such evaluation, the aforementioned officers concluded that the Company’s disclosure controls and procedures were effective.

The Company’s management is also responsible for establishing and maintaining adequate internal control over financial reporting. There were no changes in the Company’s internal control over financial reporting identified in connection with the evaluation of it that occurred during the Company’s last fiscal quarter that materially affected, or are reasonably likely to materially affect, internal control over financial reporting.

Part II. Other Information

Item 1	Legal Proceedings

Not Applicable

Item 2	Changes in Securities

Not Applicable

Item 3	Defaults Upon Senior Securities

Not Applicable

Item 4	Submission of Matters to a Vote of Security Holders

Not Applicable

Item 5	Other Information

Not Applicable

Item 6	Exhibits and Reports on Form 8-K

(a)	Exhibits

31.1	Rule 13a-14(a) Certification of Chief Executive Officer.

31.2	Rule 13a-14(a) Certification of Chief Financial Officer.

32	Certification of Chief Executive Officer and Chief Financial Officer Pursuant to 18 U.S.C. Section 1350.

(b)	Reports on Form 8-K –

The Company furnished a Current Report on Form 8-K with the Securities and Exchange Commission on July 28, 2003. The Form 8-K reported Items 7 and 12 and attached as an exhibit and incorporated by reference a press release that reported the Company’s financial results for the quarter ended June 30, 2003.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, as amended, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GUARANTY FINANCIAL CORPORATION

Date: November 14, 2003	By:	/s/ William E. Doyle, Jr.

William E. Doyle, Jr. President and Chief Executive Officer

Date: November 14, 2003	By:	/s/ Tara Y. Harrison

Tara Y. Harrison Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

31.1	Rule 13a-14(a) Certification of President and Chief Executive Officer.

31.2	Rule 13A-14(a) Certification of Chief Financial Officer.

32	Certification of Chief Executive Officer and Chief Financial Officer Pursuant to 18 U.S.C. Section 1350.

Exhibit 31.1

CERTIFICATION

I, William E. Doyle, Jr., President and Chief Executive Officer of Guaranty Financial Corporation, certify that:

1. I have reviewed this quarterly report on Form 10-QSB of Guaranty Financial Corporation;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this quarterly report;

4. The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

(b) Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c) Disclosed in this quarterly report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5. The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: November 14, 2003	/s/ William E. Doyle, Jr.,

William E. Doyle, Jr., President and Chief Executive Officer

Exhibit 31.2

CERTIFICATION

I, Tara Y. Harrison, Chief Financial Officer of Guaranty Financial Corporation, certify that:

1. I have reviewed this quarterly report on Form 10-QSB of Guaranty Financial Corporation;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this quarterly report;

4. The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

(b) Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c) Disclosed in this quarterly report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5. The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: November 14, 2003	/s/ Tara Y. Harrison

Tara Y. Harrison Chief Financial Officer

Exhibit 32

STATEMENT OF CHIEF EXECUTIVE OFFICER AND

CHIEF FINANCIAL OFFICER PURSUANT TO 18 U.S.C. § 1350

In connection with the Quarterly Report on Form 10-QSB for the period ended September 30, 2003 (the “Form 10-QSB”) of Guaranty Financial Corporation (the “Company”), we, William E. Doyle, Jr., President and Chief Executive Officer of the Company, and Tara Y. Harrison, Chief Financial Officer of the Company, hereby certify pursuant to 18 U.S.C. § 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to our knowledge:

(a) the Form 10-QSB fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended; and

(b) the information contained in the Form 10-QSB fairly presents, in all material respects, the financial condition and results of operations of the Company as of and for the periods presented in the Form 10-QSB.

Date: November 14, 2003	/s/ William E. Doyle, Jr.

William E. Doyle, Jr. President and Chief Executive Officer

Date: November 14, 2003	/s/ Tara Y. Harrison

Tara Y. Harrison Chief Financial Officer

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The laws of the Commonwealth of Virginia pursuant to which Union Bankshares Corporation (the “Company”) is incorporated permit it to indemnify its officers and directors against certain liabilities with the approval of its shareholders. The articles of incorporation of the Company, which have been approved by its shareholders, provide for the indemnification of each director and officer (including former directors and officers and each person who may have served at the request of the Company as a director or officer of any other legal entity and, in all such cases, his or her heirs, executors and administrators) against liabilities (including expenses) reasonably incurred by him or her in connection with any actual or threatened action, suit or proceeding to which he or she may be made party by reason of his or her being or having been a director or officer of the Company, except in relation to any action, suit or proceeding in which he or she has been adjudged liable because of willful misconduct or a knowing violation of the criminal law.

The Company has purchased officers’ and directors’ liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of the Company against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by the Company and (2) the Company to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

Item 21.	Exhibits and Financial Statement Schedules.

The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a) List of Exhibits:

Exhibit No.	Description of Exhibit

2.0	Agreement and Plan of Reorganization, dated December 18, 2003, by and between Union Bankshares Corporation (“Union”) and Guaranty Financial Corporation (“Guaranty”), and a related Plan of Merger, filed as Appendix I to the Proxy Statement/Prospectus included in this Registration Statement.

3.1	Articles of Incorporation of Union. Incorporated herein by reference to Union’s Registration Statement on Form S-4 (Registration No. 33-60458).

3.2	Bylaws of Union. Incorporated herein by reference to Union’s Registration Statement on Form S-4 (Registration No. 33-60458).

5.0	Opinion of LeClair Ryan, A Professional Corporation (“LeClair Ryan”), regarding the legality of the securities being registered.*

8.0	Opinion of LeClair Ryan regarding certain tax matters.*

21.0	Subsidiaries of Union: Union Bank & Trust Company; Northern Neck State Bank; Rappahannock National Bank; Bank of Williamsburg; Union Investment Services, Inc.; Mortgage Capital Investors, Inc.; and Johnson Mortgage Company, L.L.C.

23.1	Consent of Yount, Hyde & Barbour, P.C., as accountants for Union.

23.2	Consent of BDO Seidman, LLP, as accountants for Guaranty.

23.3	Consent of LeClair Ryan (included as part of Exhibit 5.0).

Exhibit No.	Description of Exhibit

99.1	Form of proxy of Guaranty.

99.2	Consent of Davenport & Company LLC.

*	To be filed by amendment.

(b) Financial Statement Schedules.

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 22.	Undertakings.

(a) The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(4) That every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Bowling Green, Commonwealth of Virginia on February 2, 2004.

UNION BANKSHARES CORPORATION

By:	/s/ G. William Beale

G. William Beale
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints G. William Beale and D. Anthony Peay, and each of them singly, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments or post-effective amendments to this registration statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorneys to any and all amendments.

Signature	Capacity	Date

/s/ G. William Beale G. William Beale	President, Chief Executive Officer and Director (principal executive officer)	February 2, 2004

/s/ Frank B. Bradley, III Frank B. Bradley, III	Director	February 2, 2004

/s/ Ronald L. Hicks Ronald L. Hicks	Chairman of the Board of Directors	February 2, 2004

/s/ W. Tayloe Murphy, Jr W. Tayloe Murphy, Jr	Vice Chairman of the Board of Directors	February 2, 2004

/s/ Walton Mahon Walton Mahon	Director	February 2, 2004

/s/ R. Hunter Morin R. Hunter Morin	Director	February 2, 2004

/s/ D. Anthony Peay D. Anthony Peay	Executive Vice President and Chief Financial Officer (principal financial officer)	February 2, 2004

Signature	Capacity	Date

/s/ M. Raymond Piland, III M. Raymond Piland, III	Director	February 2, 2004

/s/ Robert C. Sledd Robert C. Sledd	Director	February 2, 2004

/s/ Ronald L. Tillett Ronald L. Tillett	Director	February 2, 2004

/s/ A.D. Whittaker A.D. Whittaker	Director	February 2, 2004

/s/ William M. Wright William M. Wright	Director	February 2, 2004